Exhibit 99.5

Annual Report 2015

Consolidated financial statements
Consolidated income statement

For the year ended 31 December Million US dollar, except earnings per shares in US dollar	Notes	2015	2014[1]	2013

Revenue		43 604	47 063	43 195
Cost of sales		(17 137)	(18 756)	(17 594)
Gross profit		26 467	28 307	25 601

Distribution expenses		(4 259)	(4 558)	(4 061)
Sales and marketing expenses		(6 913)	(7 036)	(5 958)
Administrative expenses		(2 560)	(2 791)	(2 539)
Other operating income/(expenses)	7	1 032	1 386	1 160

Restructuring	8	(171)	(158)	(118)
Business and asset disposal	8	524	157	30
Acquisition costs business combinations	8	(55)	(77)	(82)
Impairment of assets	8	(82)	(119)	-
Judicial settlement	8	(80)	-	-
Fair value adjustments	8	-	-	6 410
Profit from operations		13 904	15 111	20 443

Finance cost	11	(3 142)	(2 797)	(3 047)
Finance income	11	1 689	1 478	844
Net finance income/(cost)		(1 453)	(1 319)	(2 203)

Share of result of associates		10	9	294
Profit before tax		12 461	13 801	18 534

Income tax expense	12	(2 594)	(2 499)	(2 016)
Profit		9 867	11 302	16 518

Attributable to:
Equity holders of AB InBev		8 273	9 216	14 394
Non-controlling interest		1 594	2 086	2 124

Basic earnings per share	21	5.05	5.64	8.90
Diluted earnings per share	21	4.96	5.54	8.72

The accompanying notes are an integral part of these consolidated financial statements.

[1] Reclassified to conform to the 2015 presentation.

Consolidated statement of comprehensive income

For the year ended 31 December Million US dollar	2015	2014	2013

Profit	9 867	11 302	16 518

Other comprehensive income: Items that will not be reclassified to profit or loss:
Re-measurements of post-employment benefits	45	(491)	503
	45	(491)	503
Other comprehensive income: Items that may be reclassified subsequently to profit or loss:

Exchange differences on translation of foreign operations	(6 898)	(4 793)	(3 500)
Foreign exchange contracts recognized in equity in relation to the SABMiller proposed combination	(1 738)	-	-
Effective portion of changes in fair value of net investment hedges	(201)	33	(66)
Cash flow hedges recognized in equity	281	314	579
Removed from equity and included in profit or loss	(240)	(190)	(36)
	(8 796)	(4 636)	(3 090)
Other comprehensive income, net of tax	(8 751)	(5 127)	(2 587)

Total comprehensive income	1 116	6 175	13 931

Attributable to:
Equity holders of AB InBev	389	4 465	12 285
Non-controlling interest	727	1 710	1 646

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated statement of financial position

As at Million US dollar	Notes	31 December 2015	31 December 2014[1]

ASSETS
Non-current assets
Property, plant and equipment	13	18 952	20 263
Goodwill	14	65 061	70 758
Intangible assets	15	29 677	29 923
Investments in associates and joint ventures		212	198
Investment securities	16	48	30
Deferred tax assets	17	1 181	1 058
Employee benefits	23	2	10
Derivatives	27H	295	507
Trade and other receivables	19	913	1 262
		116 341	124 009
Current assets
Investment securities	16	55	301
Inventories	18	2 862	2 974
Income tax receivable		687	359
Derivatives	27H	3 268	1 737
Trade and other receivables	19	4 451	4 712
Cash and cash equivalents	20	6 923	8 357
Assets held for sale		48	101
		18 294	18 541
Total assets		134 635	142 550

EQUITY AND LIABILITIES
Equity
Issued capital	21	1 736	1 736
Share premium		17 620	17 620
Reserves		(13 168)	(4 558)
Retained earnings		35 949	35 174
Equity attributable to equity holders of AB InBev		42 137	49 972

Non-controlling interest		3 582	4 285
		45 719	54 257
Non-current liabilities
Interest-bearing loans and borrowings	22	43 541	43 630
Employee benefits	23	2 725	3 050
Deferred tax liabilities	17	11 961	12 701
Derivatives	27H	315	64
Trade and other payables	26	1 241	1 006
Provisions	25	677	634
		60 460	61 085
Current liabilities
Bank overdrafts	20	13	41
Interest-bearing loans and borrowings	22	5 912	7 451
Income tax payable		669	629
Derivatives	27H	3 980	1 013
Trade and other payables	26	17 662	17 909
Provisions	25	220	165
		28 456	27 208

Total equity and liabilities		134 635	142 550

The accompanying notes are an integral part of these consolidated financial statements.

[1] Reclassified to conform to the 2015 presentation.

Consolidated statement of changes in equity

		Attributable to equity holders of AB InBev
Million US dollar	Issued capital	Share premium	Treasury shares	Share- based payment reserves	Translation reserves	Hedging reserves	Post-employment benefits	Deferred share instrument	Retained earnings	Total	Non-controlling interest	Total equity

As per 1 January 2013	1 734	17 574	(1 000)	693	2 147	(79)	(1 434)	-	21 519	41 154	4 299	45 453
Profit	-	-	-	-	-	-	-	-	14 394	14 394	2 124	16 518
Other comprehensive income
Exchange differences on translation of foreign operations (gains/(losses))	-	-	-	-	(3 042)	-	-	-	-	(3 042)	(524)	(3 566)
Cash flow hedges	-	-	-	-	-	534	-	-	-	534	9	543
Re-measurements of post-employment benefits	-	-	-	-	-	-	466	-	-	466	37	503
Share of other comprehensive results of associates	-	-	-	-	(67)	-	-	-	-	(67)	-	(67)
Total comprehensive income	-	-	-	-	(3 109)	534	466	-	14 394	12 285	1 646	13 931
Shares issued	1	34	-	-	-	-	-	1 500	-	1 535	-	1 535
Dividends	-	-	-	-	-	-	-	(18)	(4 788)	(4 806)	(1 019)	(5 825)
Treasury shares	-	-	126	-	-	-	-	-	-	126	-	126
Share-based payments	-	-	-	192	-	-	-	-	-	192	23	215
Scope and other changes	-	-	-	-	-	-	-	-	(121)	(121)	(6)	(127)
As per 31 December 2013	1 735	17 608	(874)	885	(962)	455	(968)	1 482	31 004	50 365	4 943	55 308

		Attributable to equity holders of AB InBev
Million US dollar	Issued capital	Share premium	Treasury shares	Share- based payment reserves	Translation reserves	Hedging reserves	Post-employment benefits	Deferred share instrument	Retained earnings	Total	Non-controlling interest	Total equity

As per 1 January 2014	1 735	17 608	(874)	885	(962)	455	(968)	1 482	31 004	50 365	4 943	55 308
Profit	-	-	-	-	-	-	-	-	9 216	9 216	2 086	11 302
Other comprehensive income
Exchange differences on translation of foreign operations (gains/(losses))	-	-	-	-	(4 374)	-	-	-	-	(4 374)	(386)	(4 760)
Cash flow hedges	-	-	-	-	-	102	-	-	-	102	22	124
Re-measurements of post-employment benefits	-	-	-	-	-	-	(479)	-	-	(479)	(12)	(491)
Total comprehensive income	-	-	-	-	(4 374)	102	(479)	-	9 216	4 465	1 710	6 175
Shares issued	1	12	-	-	-	-	-	-	-	13	-	13
Dividends	-	-	-	-	-	-	-	(75)	(5 244)	(5 319)	(2 296)	(7 615)
Treasury shares	-	-	55	-	-	-	-	-	-	55	-	55
Share-based payments	-	-	-	195	-	-	-	-	-	195	18	213
Scope and other changes	-	-	-	-	-	-	-	-	198	198	(90)	108
As per 31 December 2014	1 736	17 620	(819)	1 080	(5 336)	557	(1 447)	1 407	35 174	49 972	4 285	54 257

		Attributable to equity holders of AB InBev
Million US dollar	Issued capital	Share premium	Treasury shares	Share- based payment reserves	Translation reserves	Hedging reserves	Post-employment benefits	Deferred share instrument	Retained earnings	Total	Non-controlling interest	Total equity

As per 1 January 2015	1 736	17 620	(819)	1 080	(5 336)	557	(1 447)	1 407	35 174	49 972	4 285	54 257
Profit	-	-	-	-	-	-	-	-	8 273	8 273	1 594	9 867
Other comprehensive income
Exchange differences on translation of foreign operations (gains/(losses))	-	-	-	-	(6 157)	-	-	-	-	(6 157)	(942)	(7 099)
Foreign exchange contracts recognized in equity in relation to the SABMiller proposed combination	-	-	-	-	-	(1 738)	-	-	-	(1 738)	-	(1 738)
Cash flow hedges	-	-	-	-	-	(36)	-	-	-	(36)	77	41
Re-measurements of post-employment benefits	-	-	-	-	-	-	47	-	-	47	(2)	45
Total comprehensive income	-	-	-	-	(6 157)	(1 774)	47	-	8 273	389	727	1 116
Dividends	-	-	-	-	-	-	-	(103)	(7 191)	(7 294)	(1 305)	(8 599)
Treasury shares	-	-	(807)	-	-	-	-	-	-	(807)	-	(807)
Share-based payments	-	-	-	184	-	-	-	-	-	184	20	204
Scope and other changes	-	-	-	-	-	-	-	-	(307)	(307)	(145)	(452)
As per 31 December 2015	1 736	17 620	(1 626)	1 264	(11 493)	(1 217)	(1 400)	1 304	35 949	42 137	3 582	45 719

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated cash flow statement

For the year ended 31 December Million US dollar	Notes	2015	2014[1]	2013[1]

OPERATING ACTIVITIES
Profit		9 867	11 302	16 518
Depreciation, amortization and impairment	10	3 153	3 353	2 985
Impairment losses on receivables, inventories and other assets		64	108	91
Additions/(reversals) in provisions and employee benefits		324	(85)	109
Net finance cost	11	1 453	1 319	2 203
Loss/(gain) on sale of property, plant and equipment and intangible assets		(189)	4	(25)
Loss/(gain) on sale of subsidiaries, associates and assets held for sale		(362)	(219)	(85)
Revaluation of initial investment in Grupo Modelo		-	-	(6 415)
Equity-settled share-based payment expense	24	221	249	240
Income tax expense	12	2 594	2 499	2 016
Other non-cash items included in the profit		(389)	(190)	(105)
Share of result of associates		(10)	(9)	(294)
Cash flow from operating activities before changes in working capital and use of provisions		16 726	18 331	17 238

Decrease/(increase) in trade and other receivables		(138)	(371)	(25)
Decrease/(increase) in inventories		(424)	(354)	(129)
Increase/(decrease) in trade and other payables		2 348	1 540	1 020
Pension contributions and use of provisions		(449)	(458)	(653)
Cash generated from operations		18 063	18 688	17 451

Interest paid		(1 943)	(2 476)	(2 214)
Interest received		334	273	297
Dividends received		22	30	606
Income tax paid		(2 355)	(2 371)	(2 276)
CASH FLOW FROM OPERATING ACTIVITIES		14 121	14 144	13 864

INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment and of intangible assets		412	273	257
Sale of subsidiaries, net of cash disposed of	6	72	426	42
Acquisition of subsidiaries, net of cash acquired	6	(990)	(7 126)	(17 439)
Acquisition of property, plant and equipment and of intangible assets	13/15	(4 749)	(4 395)	(3 869)
Net of tax proceeds from the sale of assets held for sale		397	(65)	4 002
Net proceeds from sale/(acquisition) of investment in short-term debt securities	16	169	(187)	6 707
Net proceeds from sale/(acquisition) of other assets		(195)	15	(13)
Net repayments/(payments) of loans granted		(46)	(1)	131
CASH FLOW FROM INVESTING ACTIVITIES		(4 930)	(11 060)	(10 182)

FINANCING ACTIVITIES
Purchase of non-controlling interest	21	(296)	(92)	(99)
Net proceeds from the issue of share capital	21	5	83	73
Proceeds from borrowings		16 237	18 382	22 464
Payments on borrowings		(15 780)	(15 159)	(18 006)
Cash received for deferred shares instrument		-	-	1 500
Cash net finance (cost)/income other than interests		(481)	239	563
Share buyback		(1 000)	-	-
Dividends paid		(7 966)	(7 400)	(6 253)
CASH FLOW FROM FINANCING ACTIVITIES		(9 281)	(3 947)	242

Net increase/(decrease) in cash and cash equivalents		(90)	(863)	3 924

Cash and cash equivalents less bank overdrafts at beginning of year		8 316	9 833	7 051
Effect of exchange rate fluctuations		(1 316)	(654)	(1 142)

Cash and cash equivalents less bank overdrafts at end of period	20	6 910	8 316	9 833

The accompanying notes are an integral part of these consolidated financial statements
.

[1] Reclassified to conform to the 2015 presentation.

Notes to the consolidated financial statements

Corporate information	1
Statement of compliance	2
Summary of significant accounting policies	3
Use of estimates and judgments	4
Segment reporting	5
Acquisitions and disposals of subsidiaries	6
Other operating income/(expenses)	7
Exceptional items	8
Payroll and related benefits	9
Additional information on operating expenses by nature	10
Finance cost and income	11
Income taxes	12
Property, plant and equipment	13
Goodwill	14
Intangible assets	15
Investment securities	16
Deferred tax assets and liabilities	17
Inventories	18
Trade and other receivables	19
Cash and cash equivalents	20
Changes in equity and earnings per share	21
Interest-bearing loans and borrowings	22
Employee benefits	23
Share-based payments	24
Provisions	25
Trade and other payables	26
Risks arising from financial instruments	27
Operating leases	28
Collateral and contractual commitments for the acquisition of property, plant and equipment, loans to customers and other	29
Contingencies	30
Related parties	31
Supplemental guarantor financial information	32
Events after the balance sheet date	33
AB InBev companies	34

1.	CORPORATE INFORMATION
Anheuser-Busch InBev is a publicly traded company (Euronext: ABI) based in Leuven, Belgium, with a secondary listing on the Mexico (MEXBOL: ABI) and South Africa (JSE: ANB) stock exchanges and with American Depositary Receipts on the New York Stock Exchange (NYSE: BUD). It is the leading global brewer and one of the world’s top five consumer products companies.  Beer, the original social network, has been bringing people together for thousands of years and the company’s portfolio of well over 200 beer brands continues to forge strong connections with consumers.  This includes global brands Budweiser®, Corona® and Stella Artois®; international brands Beck’s®, Leffe® and Hoegaarden®; and local champions Bud Light®, Skol®, Brahma®, Antarctica®, Quilmes®, Victoria®, Modelo Especial®, Michelob Ultra®, Harbin®, Sedrin®, Klinskoye®, Sibirskaya Korona®, Chernigivske®, Cass® and Jupiler®.  Anheuser-Busch InBev’s dedication to quality goes back to a brewing tradition of more than 600 years and the Den Hoorn brewery in Leuven, Belgium, as well as the pioneering spirit of the Anheuser & Co brewery, with origins in St. Louis, USA since 1852.  Geographically diversified with a balanced exposure to developed and developing markets, Anheuser Busch InBev leverages the collective strengths of more than 150 000 employees based in 26 countries worldwide.  In 2015, AB InBev realized 43.6 billion US dollar revenue. The company strives to be the Best Beer Company Bringing People Together For a Better World.
The consolidated financial statements of the company for the year ended 31 December 2015 comprise the company and its subsidiaries (together referred to as “AB InBev” or the “company”) and the company’s interest in associates and joint ventures and operations.
The financial statements were authorized for issue by the Board of Directors on 24 February 2016.

2.	STATEMENT OF COMPLIANCE
The consolidated financial statements are prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (‘IASB”) and in conformity with IFRS as adopted by the European Union up to 31 December 2015 (collectively “IFRS”). AB InBev did not early apply any new IFRS requirements that were not yet effective in 2015 and did not apply any European carve-outs from IFRS.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The accounting policies set out below have been applied consistently to all periods presented in these consolidated financial statements by the company and its subsidiaries.

(A)	BASIS OF PREPARATION AND MEASUREMENT
Depending on the applicable IFRS requirements, the measurement basis used in preparing the financial statements is cost, net realizable value, fair value or recoverable amount. Whenever IFRS provides an option between cost and another measurement basis (e.g. systematic re-measurement), the cost approach is applied.

(B)	FUNCTIONAL AND PRESENTATION CURRENCY
Unless otherwise specified, all financial information included in these financial statements have been stated in US dollar and has been rounded to the nearest million. The functional currency of the parent company is the euro.

(C)	USE OF ESTIMATES AND JUDGMENTS
The preparation of financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities, income and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.
The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and future periods if the revision affects both current and future periods.

(D)	PRINCIPLES OF CONSOLIDATION
Subsidiaries are those entities controlled by AB InBev. AB InBev controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. In assessing control, potential voting rights are taken into account. Control is presumed to exist where AB InBev owns, directly or indirectly, more than one half of the voting rights (which does not always equate to economic ownership), unless it can be demonstrated that such ownership does not constitute control. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases. Total comprehensive income of subsidiaries is attributed to the owners of the company and to the non-controlling interests even if this results in the non-controlling interests having a deficit balance.
Associates are undertakings in which AB InBev has significant influence over the financial and operating policies, but which it does not control. This is generally evidenced by ownership of between 20% and 50% of the voting rights. A joint venture is an arrangement in which AB InBev has joint control, whereby AB InBev has rights to the net assets of the arrangement, rather than rights to its assets and obligations for its liabilities. Associates and joint ventures are accounted for by the equity method of accounting, from the date that significant influence or joint control commences until the date that significant influence or joint control ceases. When AB InBev’s share of losses exceeds the carrying amount of the associate or joint venture, the carrying amount is reduced to nil and recognition of further losses is discontinued except to the extent that AB InBev has incurred legal or constructive obligations on behalf of the associate or joint venture.
Joint operations arise when AB InBev has rights to the assets and obligations to the liabilities of a joint arrangement. AB InBev accounts for its share of the assets, liabilities, revenues and expenses as from the moment joint operation commences until the date that joint operation ceases.
The financial statements of the company’s subsidiaries, joint ventures, joint operations and associates are prepared for the same reporting year as the parent company, using consistent accounting policies. In exceptional cases when the financial statements of a subsidiary, joint venture, joint operation or associate are prepared as of a different date from that of AB InBev (e.g. Modelo prior to the AB InBev and Grupo Modelo combination), adjustments are made for the effects of significant transactions or events that occur between that date and the date of AB InBev's financial statements. In such cases, the difference between the end of the reporting period of these subsidiaries, joint ventures, joint operations or associates from AB InBev's reporting period is no more than three months.
All intercompany transactions, balances and unrealized gains and losses on transactions between group companies have been eliminated. Unrealized gains arising from transactions with joint ventures, joint operations and associates are eliminated to the extent of AB InBev’s interest in the entity. Unrealized losses are eliminated in the same way as unrealized gains, but only to the extent that there is no evidence of impairment.
A listing of the company’s most important subsidiaries, joint ventures, joint operations and associates is set out in Note 34 AB InBev companies.

(E)	SUMMARY OF CHANGES IN ACCOUNTING POLICIES
A number of new standards, amendment to standards and new interpretations became mandatory for the first time for the financial year beginning 1 January 2015, and have not been listed in these consolidated financial statements because of either their non-applicability to or their immateriality to AB InBev’s consolidated financial statements.

(F)	FOREIGN CURRENCIES
FOREIGN CURRENCY TRANSACTIONS
Foreign currency transactions are accounted for at exchange rates prevailing at the date of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated at the balance sheet date rate. Gains and losses resulting from the settlement of foreign currency transactions and from the translation of monetary assets and liabilities denominated in foreign currencies are recognized in the income statement. Non-monetary assets and liabilities denominated in foreign currencies are translated at the foreign exchange rate prevailing at the date of the transaction. Non-monetary assets and liabilities denominated in foreign currencies that are stated at fair value are translated to US dollar at foreign exchange rates ruling at the dates the fair value was determined.
TRANSLATION OF THE RESULTS AND FINANCIAL POSITION OF FOREIGN OPERATIONS
Assets and liabilities of foreign operations are translated to US dollar at foreign exchange rates prevailing at the balance sheet date. Income statements of foreign operations, excluding foreign entities in hyperinflationary economies, are translated to US dollar at exchange rates for the year approximating the foreign exchange rates prevailing at the dates of the transactions. The components of shareholders’ equity are translated at historical rates. Exchange differences arising from the translation of shareholders’ equity to US dollar at period-end exchange rates are taken to other comprehensive income (translation reserves).
In hyperinflationary economies, re-measurement of the local currency denominated non-monetary assets, liabilities, income statement accounts as well as equity accounts is made by applying a general price index. These re-measured accounts are used for conversion into US dollar at the closing exchange rate. AB InBev did not operate in hyperinflationary economies in 2014 and 2015.
EXCHANGE RATES
The most important exchange rates that have been used in preparing the financial statements are:

		Closing rate		Average rate
1 US dollar equals:	2015	2014	2013	2015	2014	2013

Argentinean peso	13.004955	8.552034	6.518027	9.101728	8.119265	5.446585
Brazilian real	3.904803	2.656197	2.342604	3.259601	2.348760	2.157419
Canadian dollar	1.388446	1.158305	1.063810	1.270237	1.099011	1.030040
Chinese yuan	6.485535	6.206895	6.054043	6.256495	6.165793	6.155014
Euro	0.918527	0.823655	0.725111	0.899096	0.747695	0.755485
South Korean won	1 176.09	1 090.93	-	1 129.52	1 045.73	-
Mexican peso	17.206357	14.718112	13.084394	15.730837	13.224411	12.836159
Pound sterling	0.674152	0.641544	0.604525	0.653179	0.605515	0.640409
Russian ruble	72.881615	56.256744	32.729000	59.186097	36.741769	31.859528
Ukrainian hryvnia	24.000600	15.768560	7.993022	21.493019	11.426006	7.993027

(G)	INTANGIBLE ASSETS
RESEARCH AND DEVELOPMENT
Expenditure on research activities, undertaken with the prospect of gaining new scientific or technical knowledge and understanding, is recognized in the income statement as an expense as incurred.
Expenditure on development activities, whereby research findings are applied to a plan or design for the production of new or substantially improved products and processes, is capitalized if the product or process is technically and commercially feasible, future economic benefits are probable and the company has sufficient resources to complete development. The expenditure capitalized includes the cost of materials, direct labor and an appropriate proportion of overheads. Other development expenditure is recognized in the income statement as an expense as incurred. Capitalized development expenditure is stated at cost less accumulated amortization (see below) and impairment losses (refer to accounting policy P).
Amortization related to research and development intangible assets is included within the cost of sales if production related and in sales and marketing if related to commercial activities.
Borrowing costs directly attributable to the acquisition, construction or production of qualifying assets are capitalized as part of the cost of such assets.
SUPPLY AND DISTRIBUTION RIGHTS
A supply right is the right for AB InBev to supply a customer and the commitment by the customer to purchase from AB InBev. A distribution right is the right to sell specified products in a certain territory.
Acquired distribution rights are measured initially at cost or fair value when obtained through a business combination.
Amortization related to supply and distribution rights is included within sales and marketing expenses.
BRANDS
If part of the consideration paid in a business combination relates to trademarks, trade names, formulas, recipes or technological expertise these intangible assets are considered as a group of complementary assets that is referred to as a brand for which one fair value is determined. Expenditure on internally generated brands is expensed as incurred.
SOFTWARE
Purchased software is measured at cost less accumulated amortization. Expenditure on internally developed software is capitalized when the expenditure qualifies as development activities; otherwise, it is recognized in the income statement when incurred.
Amortization related to software is included in cost of sales, distribution expenses, sales and marketing expenses or administrative expenses based on the activity the software supports.
OTHER INTANGIBLE ASSETS
Other intangible assets, acquired by the company, are recognized at cost less accumulated amortization and impairment losses.
Other intangible assets also include multi-year sponsorship rights acquired by the company. These are initially recognized at the present value of the future payments and subsequently measured at cost less accumulated amortization and impairment losses.
SUBSEQUENT EXPENDITURE
Subsequent expenditure on capitalized intangible assets is capitalized only when it increases the future economic benefits embodied in the specific asset to which it relates. All other expenditures are expensed as incurred.
AMORTIZATION
Intangible assets with a finite life are amortized using the straight-line method over their estimated useful lives. Licenses, brewing, supply and distribution rights are amortized over the period in which the rights exist. Brands are considered to have an indefinite life unless plans exist to discontinue the brand. Discontinuance of a brand can be either through sale or termination of marketing support. When AB InBev purchases distribution rights for its own products the life of these rights is considered indefinite, unless the company has a plan to discontinue the related brand or distribution. Software and capitalized development costs related to technology are amortized over 3 to 5 years.
Brands are deemed intangible assets with indefinite useful lives and, therefore, are not amortized but tested for impairment on an annual basis (refer to accounting policy P).
GAINS AND LOSSES ON SALE
Net gains on sale of intangible assets are presented in the income statement as other operating income. Net losses on sale are included as other operating expenses. Net gains and losses are recognized in the income statement when the significant risks and rewards of ownership have been transferred to the buyer, recovery of the consideration is probable, the associated costs can be estimated reliably, and there is no continuing managerial involvement with the intangible assets.

(H)	BUSINESS COMBINATIONS
The company applies the acquisition method of accounting to account for acquisitions of businesses. The cost of an acquisition is measured as the aggregate of the fair values at the date of exchange of the assets given, liabilities incurred and equity instruments issued. Identifiable assets, liabilities and contingent liabilities acquired or assumed are measured separately at their fair value as of the acquisition date. The excess of the cost of the acquisition over the company’s interest in the fair value of the identifiable net assets acquired is recorded as goodwill.

The allocation of fair values to the identifiable assets acquired and liabilities assumed is based on various assumptions requiring management judgment.
Acquisition-related costs are expensed as incurred.
If the business combination is achieved in stages, the acquisition date carrying value of AB InBev’s previously held interest in the acquiree is re-measured to fair value at the acquisition date; any gains or losses arising from such re-measurement are recognized in profit or loss.

(I)	GOODWILL
Goodwill is determined as the excess of the consideration paid over AB InBev’s interest in the net fair value of the identifiable assets, liabilities and contingent liabilities of the acquired subsidiary, jointly controlled entity or associate recognized at the date of acquisition. All business combinations are accounted for by applying the purchase method.
In conformity with IFRS 3 Business Combinations, goodwill is stated at cost and not amortized but tested for impairment on an annual basis and whenever there is an indicator that the cash generating unit to which goodwill has been allocated, may be impaired (refer to accounting policy P).
Goodwill is expressed in the currency of the subsidiary or jointly controlled entity to which it relates and is translated to US dollar using the year-end exchange rate.
In respect of associates and joint ventures, the carrying amount of goodwill is included in the carrying amount of the investment in the associate.
If AB InBev’s interest in the net fair value of the identifiable assets, liabilities and contingent liabilities recognized exceeds the cost of the business combination such excess is recognized immediately in the income statement as required by IFRS 3 Business Combinations.
Expenditure on internally generated goodwill is expensed as incurred.

(J)	PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment is measured at cost less accumulated depreciation and impairment losses (refer to accounting policy P). Cost includes the purchase price and any costs directly attributable to bringing the asset to the location and condition necessary for it to be capable of operating in the manner intended by management (e.g. nonrefundable tax and transport cost). The cost of a self‑constructed asset is determined using the same principles as for an acquired asset. The depreciation methods, residual value, as well as the useful lives are reassessed and adjusted if appropriate, annually.
Borrowing costs directly attributable to the acquisition, construction or production of qualifying assets are capitalized as part of the cost of such assets.
SUBSEQUENT EXPENDITURE
The company recognizes in the carrying amount of an item of property, plant and equipment the cost of replacing part of such an item when that cost is incurred if it is probable that the future economic benefits embodied with the item will flow to the company and the cost of the item can be measured reliably. All other costs are expensed as incurred.
DEPRECIATION
The depreciable amount is the cost of an asset less its residual value. Residual values, if not insignificant, are reassessed annually. Depreciation is calculated from the date the asset is available for use, using the straight-line method over the estimated useful lives of the assets.
The estimated useful lives are defined in terms of the asset’s expected utility to the company and can vary from one geographical area to another. On average the estimated useful lives are as follows:

Industrial buildings – other real estate properties	20 - 33 years

Production plant and equipment:
Production equipment	10 - 15 years
Storage, packaging and handling equipment	5 - 7 years

Returnable packaging:
Kegs	2 - 10 years
Crates	2 - 10 years
Bottles	2 - 5 years

Point of sale furniture and equipment	5 years

Vehicles	5 years

Information processing equipment	3 - 5 years

Where parts of an item of property, plant and equipment have different useful lives, they are accounted for as separate items of property, plant and equipment.
Land is not depreciated as it is deemed to have an indefinite life.

GAINS AND LOSSES ON SALE
Net gains on sale of items of property, plant and equipment are presented in the income statement as other operating income. Net losses on sale are presented as other operating expenses. Net gains and losses are recognized in the income statement when the significant risks and rewards of ownership have been transferred to the buyer, recovery of the consideration is probable, the associated costs can be estimated reliably, and there is no continuing managerial involvement with the property, plant and equipment.

(K)	ACCOUNTING FOR LEASES
Leases of property, plant and equipment where the company assumes substantially all the risks and rewards of ownership are classified as finance leases. Finance leases are recognized as assets and liabilities (interest-bearing loans and borrowings) at amounts equal to the lower of the fair value of the leased property and the present value of the minimum lease payments at inception of the lease. Amortization and impairment testing for depreciable leased assets is the same as for depreciable assets that are owned (refer to accounting policies J and P).
Lease payments are apportioned between the outstanding liability and finance charges so as to achieve a constant periodic rate of interest on the remaining balance of the liability.
Leases of assets under which all the risks and rewards of ownership are substantially retained by the lessor are classified as operating leases. Payments made under operating leases are charged to the income statement on a straight-line basis over the term of the lease.
When an operating lease is terminated before the lease period has expired, any payment required to be made to the lessor by way of penalty is recognized as an expense in the period in which termination takes place.

(L)	INVESTMENTS
All investments are accounted for at trade date.
INVESTMENTS IN EQUITY SECURITIES
Investments in equity securities are undertakings in which AB InBev does not have significant influence or control. This is generally evidenced by ownership of less than 20% of the voting rights. Such investments are designated as available-for-sale financial assets which are at initial recognition measured at fair value unless the fair value cannot be reliably determined in which case they are measured at cost. Subsequent changes in fair value, except those related to impairment losses which are recognized in the income statement, are recognized directly in other comprehensive income.
On disposal of an investment, the cumulative gain or loss previously recognized directly in other comprehensive income is recognized in profit or loss.
INVESTMENTS IN DEBT SECURITIES
Investments in debt securities classified as trading or as being available-for-sale are carried at fair value, with any resulting gain or loss respectively recognized in the income statement or directly in other comprehensive income. Fair value of these investments is determined as the quoted bid price at the balance sheet date. Impairment charges and foreign exchange gains and losses are recognized in the income statement.
Investments in debt securities classified as held to maturity are measured at amortized cost.
In general, investments in debt securities with maturities of more than three months when acquired and remaining maturities of less than one year are classified as short-term investments. Investments with maturities beyond one year may be classified as short-term based on their highly liquid nature and because such marketable securities represent the investment of cash that is available for current operations.

OTHER INVESTMENTS
Other investments held by the company are classified as available-for-sale and are carried at fair value, with any resulting gain or loss recognized directly in other comprehensive income. Impairment charges are recognized in the income statement.

(M)	INVENTORIES
Inventories are valued at the lower of cost and net realizable value. Cost includes expenditure incurred in acquiring the inventories and bringing them to their existing location and condition. The weighted average method is used in assigning the cost of inventories.
The cost of finished products and work in progress comprises raw materials, other production materials, direct labor, other direct cost and an allocation of fixed and variable overhead based on normal operating capacity. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated completion and selling costs.
Inventories are written down on a case-by-case basis if the anticipated net realizable value declines below the carrying amount of the inventories. The calculation of the net realizable value takes into consideration specific characteristics of each inventory category, such as expiration date, remaining shelf life, slow-moving indicators, amongst others.

(N)	TRADE AND OTHER RECEIVABLES
Trade and other receivables are carried at amortized cost less impairment losses. An estimate is made for doubtful receivables based on a review of all outstanding amounts at the balance sheet date.
An allowance for impairment of trade and other receivables is established if the collection of a receivable becomes doubtful. Such receivable becomes doubtful when there is objective evidence that the company will not be able to collect all amounts due according to the original terms of the receivables. Significant financial difficulties of the debtor, probability that the debtor will enter into bankruptcy or financial reorganization, and default or delinquency in payments are considered indicators that the receivable is impaired. The amount of the allowance is the difference between the asset’s carrying amount and the present value of the estimated future cash flows. An impairment loss is recognized in the income statement, as are subsequent recoveries of previous impairments.

(O)	CASH AND CASH EQUIVALENTS
Cash and cash equivalents include all cash balances and short-term highly liquid investments with a maturity of three months or less from the date of acquisition that are readily convertible into cash. They are stated at face value, which approximates their fair value. For the purpose of the cash flow statement, cash and cash equivalents are presented net of bank overdrafts.

(P)	IMPAIRMENT
The carrying amounts of financial assets, property, plant and equipment, goodwill and intangible assets are reviewed at each balance sheet date to determine whether there is any indication of impairment. If any such indication exists, the asset’s recoverable amount is estimated. In addition, goodwill, intangible assets that are not yet available for use and intangibles with an indefinite useful life are tested for impairment annually at the business unit level (that is one level below a reporting segment). An impairment loss is recognized whenever the carrying amount of an asset or the related cash-generating unit exceeds its recoverable amount. Impairment losses are recognized in the income statement.
CALCULATION OF RECOVERABLE AMOUNT
The recoverable amount of the company’s investments in unquoted debt securities is calculated as the present value of expected future cash flows, discounted at the debt securities’ original effective interest rate. For equity investments classified as available for sale and quoted debt securities the recoverable amount is their fair value.
The recoverable amount of other assets is determined as the higher of their fair value less costs to sell and value in use. For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the cash-generating unit to which the asset belongs. The recoverable amount of the cash generating units to which the goodwill and the intangible assets with indefinite useful life belong is based on discounted future cash flows using a discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. These calculations are corroborated by valuation multiples, quoted share prices for publicly traded subsidiaries or other available fair value indicators.
Impairment losses recognized in respect of cash-generating units are allocated first to reduce the carrying amount of any goodwill allocated to the units and then to reduce the carrying amount of the other assets in the unit on a pro rata basis.
REVERSAL OF IMPAIRMENT LOSSES
Non-financial assets other than goodwill and equity investments classified as held for sale that suffered an impairment are reviewed for possible reversal of the impairment at each reporting date. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

(Q)	SHARE CAPITAL
REPURCHASE OF SHARE CAPITAL
When AB InBev buys back its own shares, the amount of the consideration paid, including directly attributable costs, is recognized as a deduction from equity under treasury shares.
DIVIDENDS
Dividends are recognized in the consolidated financial statements on the date that the dividends are declared unless minimum statutory dividends are required by local legislation or the bylaws of the company’s subsidiaries. In such instances, statutory minimum dividends are recognized as a liability.
SHARE ISSUANCE COSTS
Incremental costs directly attributable to the issue of new shares or options are shown in equity as a deduction, net of tax, from the proceeds.

(R)	PROVISIONS
Provisions are recognized when (i) the company has a present legal or constructive obligation as a result of past events, (ii) it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation, and (iii) a reliable estimate of the amount of the obligation can be made. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and, where appropriate, the risks specific to the liability.
RESTRUCTURING
A provision for restructuring is recognized when the company has approved a detailed and formal restructuring plan, and the restructuring has either commenced or has been announced publicly. Costs relating to the ongoing activities of the company are not provided for. The provision includes the benefit commitments in connection with early retirement and redundancy schemes.

ONEROUS CONTRACTS
A provision for onerous contracts is recognized when the expected benefits to be derived by the company from a contract are lower than the unavoidable cost of meeting its obligations under the contract. Such provision is measured at the present value of the lower of the expected cost of terminating the contract and the expected net cost of continuing with the contract.
DISPUTES AND LITIGATIONS
A provision for disputes and litigation is recognized when it is more likely than not that the company will be required to make future payments as a result of past events, such items may include but are not limited to, several claims, suits and actions both initiated by third parties and initiated by AB InBev relating to antitrust laws, violations of distribution and license agreements, environmental matters, employment related disputes, claims from tax authorities, and alcohol industry litigation matters.

(S)	EMPLOYEE BENEFITS
POST-EMPLOYMENT BENEFITS
Post-employment benefits include pensions, post-employment life insurance and post-employment medical benefits. The company operates a number of defined benefit and defined contribution plans throughout the world, the assets of which are generally held in separate trustee-managed funds. The pension plans are generally funded by payments from employees and the company, and, for defined benefit plans taking account of the recommendations of independent actuaries. AB InBev maintains funded and unfunded pension plans.

a)	Defined contribution plans
Contributions to defined contribution plans are recognized as an expense in the income statement when incurred. A defined contribution plan is a pension plan under which AB InBev pays fixed contributions into a fund. AB InBev has no legal or constructive obligations to pay further contributions if the fund does not hold sufficient assets to pay all employees the benefits relating to employee service in the current and prior periods.

b)	Defined benefit plans
A defined benefit plan is a pension plan that is not a defined contribution plan. Typically defined benefit plans define an amount of pension benefit that an employee will receive on retirement, usually dependent on one or more factors such as age, years of service and compensation. For defined benefit plans, the pension expenses are assessed separately for each plan using the projected unit credit method. The projected unit credit method considers each period of service as giving rise to an additional unit of benefit entitlement. Under this method, the cost of providing pensions is charged to the income statement so as to spread the regular cost over the service lives of employees in accordance with the advice of qualified actuaries who carry out a full valuation of the plans at least every three years. The amounts charged to the income statement include current service cost, net interest cost (income), past service costs and the effect of any curtailments or settlements. Past service costs are recognized at the earlier of when the amendment / curtailment occurs or when the company recognizes related restructuring or termination costs. The pension obligations recognized in the balance sheet are measured at the present value of the estimated future cash outflows using interest rates based on high quality corporate bond yields, which have terms to maturity approximating the terms of the related liability, less the fair value of any plan assets. Re-measurements, comprising of actuarial gains and losses, the effect of the asset ceiling (excluding net interest) and the return on plan assets (excluding net interest) are recognized in full in the period in which they occur in the statement of comprehensive income. Re-measurements are not reclassified to profit or loss in subsequent periods.
Where the calculated amount of a defined benefit liability is negative (an asset), AB InBev recognizes such pension asset to the extent that economic benefits are available to AB InBev either from refunds or reductions in future contributions.
OTHER POST-EMPLOYMENT OBLIGATIONS
Some AB InBev companies provide post-employment medical benefits to their retirees. The entitlement to these benefits is usually based on the employee remaining in service up to retirement age. The expected costs of these benefits are accrued over the period of employment, using an accounting methodology similar to that for defined benefit pension plans.
TERMINATION BENEFITS
Termination benefits are recognized as an expense at the earlier when the company is demonstrably committed, without realistic possibility of withdrawal, to a formal detailed plan to terminate employment before the normal retirement date and when the company recognizes costs for a restructuring. Termination benefits for voluntary redundancies are recognized if the company has made an offer encouraging voluntary redundancy, it is probable that the offer will be accepted, and the number of acceptances can be estimated reliably.
BONUSES
Bonuses received by company employees and management are based on pre-defined company and individual target achievement. The estimated amount of the bonus is recognized as an expense in the period the bonus is earned. To the extent that bonuses are settled in shares of the company, they are accounted for as share-based payments.

(T)	SHARE-BASED PAYMENTS
Different share and share option programs allow company senior management and members of the board to acquire shares of the company and some of its affiliates. The fair value of the share options is estimated at grant date, using an option pricing model that is most appropriate for the respective option. Based on the expected number of options that will vest, the fair value of the options granted is expensed over the vesting period. When the options are exercised, equity is increased by the amount of the proceeds received.

(U)	INTEREST-BEARING LOANS AND BORROWINGS
Interest-bearing loans and borrowings are recognized initially at fair value, less attributable transaction costs. Subsequent to initial recognition, interest-bearing loans and borrowings are stated at amortized cost with any difference between the initial amount and the maturity amount being recognized in the income statement (in accretion expense) over the expected life of the instrument on an effective interest rate basis.

(V)	TRADE AND OTHER PAYABLES
Trade and other payables are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method.

(W)	INCOME TAX
Income tax on the profit for the year comprises current and deferred tax. Income tax is recognized in the income statement except to the extent that it relates to items recognized directly in equity, in which case the tax effect is also recognized directly in equity.
Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted, or substantively enacted, at the balance sheet date, and any adjustment to tax payable in respect of previous years.
In accordance with IAS 12 Income Taxes deferred taxes are provided using the so-called balance sheet liability method. This means that, for all taxable and deductible differences between the tax bases of assets and liabilities and their carrying amounts in the balance sheet a deferred tax liability or asset is recognized. Under this method a provision for deferred taxes is also made for differences between the fair values of assets and liabilities acquired in a business combination and their tax base. IAS 12 prescribes that no deferred taxes are recognized i) on initial recognition of goodwill, ii) at the initial recognition of assets or liabilities in a transaction that is not a business combination and affects neither accounting nor taxable profit and iii) on differences relating to investments in subsidiaries to the extent that they will probably not reverse in the foreseeable future. The amount of deferred tax provided is based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using currently or substantively enacted tax rates.
Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different taxable entities which intend either to settle current tax liabilities and assets on a net basis, or to realize the assets and settle the liabilities simultaneously.
The company recognizes deferred tax assets, including assets arising from losses carried forward, to the extent that future probable taxable profit will be available against which the deferred tax asset can be utilized. A deferred tax asset is reduced to the extent that it is no longer probable that the related tax benefit will be realized.
Tax claims are recorded within provisions on the balance sheet (refer to accounting policy R).

(X)	INCOME RECOGNITION
Income is recognized when it is probable that the economic benefits associated with the transaction will flow to the company and the income can be measured reliably.
GOODS SOLD
In relation to the sale of beverages and packaging, revenue is recognized when the significant risks and rewards of ownership have been transferred to the buyer, and no significant uncertainties remain regarding recovery of the consideration due, associated costs or the possible return of goods, and there is no continuing management involvement with the goods. Revenue from the sale of goods is measured at the fair value of the consideration received or receivable, net of returns and allowances, trade discounts, volume rebates, discounts for cash payments and excise taxes.
RENTAL AND ROYALTY INCOME
Rental income is recognized under other operating income on a straight-line basis over the term of the lease. Royalties arising from the use by others of the company’s resources are recognized in other operating income on an accrual basis in accordance with the substance of the relevant agreement.
GOVERNMENT GRANTS
A government grant is recognized in the balance sheet initially as deferred income when there is reasonable assurance that it will be received and that the company will comply with the conditions attached to it. Grants that compensate the company for expenses incurred are recognized as other operating income on a systematic basis in the same periods in which the expenses are incurred. Grants that compensate the company for the acquisition of an asset are presented by deducting them from the acquisition cost of the related asset in accordance with IAS 20 Accounting for Government Grants and Disclosure of Government Assistance.
FINANCE INCOME
Finance income comprises interest received or receivable on funds invested, dividend income, foreign exchange gains, losses on currency hedging instruments offsetting currency gains, gains on hedging instruments that are not part of a hedge accounting relationship, gains on financial assets classified as trading as well as any gains from hedge ineffectiveness (refer to accounting policy Z).
Interest income is recognized as it accrues (taking into account the effective yield on the asset) unless collectability is in doubt.

DIVIDEND INCOME
Dividend income is recognized in the income statement on the date that the dividend is declared.

(Y)	EXPENSES
FINANCE COSTS
Finance costs comprise interest payable on borrowings, calculated using the effective interest rate method, foreign exchange losses, gains on currency hedging instruments offsetting currency losses, results on interest rate hedging instruments, losses on hedging instruments that are not part of a hedge accounting relationship, losses on financial assets classified as trading, impairment losses on available-for-sale financial assets as well as any losses from hedge ineffectiveness (refer to accounting policy Z).
All interest costs incurred in connection with borrowings or financial transactions are expensed as incurred as part of finance costs. Any difference between the initial amount and the maturity amount of interest bearing loans and borrowings, such as transaction costs and fair value adjustments, are recognized in the income statement (in accretion expense) over the expected life of the instrument on an effective interest rate basis (refer to accounting policy U). The interest expense component of finance lease payments is also recognized in the income statement using the effective interest rate method.
RESEARCH AND DEVELOPMENT, ADVERTISING AND PROMOTIONAL COSTS AND SYSTEMS DEVELOPMENT COSTS
Research, advertising and promotional costs are expensed in the year in which these costs are incurred. Development costs and systems development costs are expensed in the year in which these costs are incurred if they do not meet the criteria for capitalization (refer to accounting policy G).
PURCHASING, RECEIVING AND WAREHOUSING COSTS
Purchasing and receiving costs are included in the cost of sales, as well as the costs of storing and moving raw materials and packaging materials. The costs of storing finished products at the brewery as well as costs incurred for subsequent storage in distribution centers are included within distribution expenses.

(Z)	DERIVATIVE FINANCIAL INSTRUMENTS
AB InBev uses derivative financial instruments to mitigate the transactional impact of foreign currencies, interest rates, equity prices and commodity prices on the company’s performance. AB InBev’s financial risk management policy prohibits the use of derivative financial instruments for trading purposes and the company does therefore not hold or issue any such instruments for such purposes. Derivative financial instruments that are economic hedges but that do not meet the strict IAS 39 Financial Instruments: Recognition and Measurement hedge accounting rules, however, are accounted for as financial assets or liabilities at fair value through profit or loss.
Derivative financial instruments are recognized initially at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value of derivative financial instruments is either the quoted market price or is calculated using pricing models taking into account current market rates. These pricing models also take into account the current creditworthiness of the counterparties.
Subsequent to initial recognition, derivative financial instruments are re-measured to their fair value at balance sheet date. Depending on whether cash flow or net investment hedge accounting is applied or not, any gain or loss is either recognized directly in other comprehensive income or in the income statement.
Cash flow, fair value or net investment hedge accounting is applied to all hedges that qualify for hedge accounting when the required hedge documentation is in place and when the hedge relation is determined to be effective.
CASH FLOW HEDGE ACCOUNTING
When a derivative financial instrument hedges the variability in cash flows of a recognized asset or liability, the foreign currency risk of a firm commitment or a highly probable forecasted transaction, the effective part of any resulting gain or loss on the derivative financial instrument is recognized directly in other comprehensive income (hedging reserves). When the firm commitment in foreign currency or the forecasted transaction results in the recognition of a non-financial asset or a non-financial liability, the cumulative gain or loss is removed from other comprehensive income and included in the initial measurement of the asset or liability. When the hedge relates to financial assets or liabilities, the cumulative gain or loss on the hedging instrument is reclassified from other comprehensive income into the income statement in the same period during which the hedged risk affects the income statement (e.g. when the variable interest expense is recognized). The ineffective part of any gain or loss is recognized immediately in the income statement.
When a hedging instrument or hedge relationship is terminated but the hedged transaction is still expected to occur, the cumulative gain or loss (at that point) remains in equity and is reclassified in accordance with the above policy when the hedged transaction occurs. If the hedged transaction is no longer probable, the cumulative gain or loss recognized in other comprehensive income is reclassified into the income statement immediately.
FAIR VALUE HEDGE ACCOUNTING
When a derivative financial instrument hedges the variability in fair value of a recognized asset or liability, any resulting gain or loss on the hedging instrument is recognized in the income statement. The hedged item is also stated at fair value in respect of the risk being hedged, with any gain or loss being recognized in the income statement.
NET INVESTMENT HEDGE ACCOUNTING
When a foreign currency liability hedges a net investment in a foreign operation, exchange differences arising on the translation of the liability to the functional currency are recognized directly in other comprehensive income (translation reserves).

When a derivative financial instrument hedges a net investment in a foreign operation, the portion of the gain or the loss on the hedging instrument that is determined to be an effective hedge is recognized directly in other comprehensive income (translation reserves), while the ineffective portion is reported in the income statement.
Investments in equity instruments or derivatives linked to and to be settled by delivery of an equity instrument are stated at cost when such equity instrument does not have a quoted market price in an active market and for which other methods of reasonably estimating fair value are clearly inappropriate or unworkable.
OFFSETTING DERIVATIVE ASSETS WITH DERIVATIVE LIABILITIES
A derivative asset and a derivative liability shall be offset and the net amount presented in the statement of financial position when, and only when, the company has a currently legally enforceable right to set off the recognized amounts; and intends either to settle on a net basis, or to realize the asset and settle the liability simultaneously.

(AA)	SEGMENT REPORTING
Operating segments are components of the company’s business activities about which separate financial information is available that is evaluated regularly by management.
AB InBev’s operating segment reporting format is geographical because the company’s risks and rates of return are affected predominantly by the fact that AB InBev operates in different geographical areas. The company’s management structure and internal reporting system to the Board of Directors is set up accordingly. A geographical segment is a distinguishable component of the company that is engaged in providing products or services within a particular economic environment, which is subject to risks and returns that are different from those of other segments. In accordance with IFRS 8 Operating segments AB InBev’s reportable geographical segments were determined as North America, Mexico, Latin America North, Latin America South, Europe, Asia Pacific and Global Export and Holding Companies. The company’s assets are predominantly located in the same geographical areas as its customers.
Segment results, assets and liabilities include items directly attributable to a segment as well as those that can be allocated on a reasonable basis. Unallocated assets comprise interest bearing loans granted, investment securities, deferred tax assets, income taxes receivable, cash and cash equivalent and derivative assets. Unallocated liabilities comprise equity and non-controlling interest, interest bearing loans, deferred tax liabilities, bank overdrafts, income taxes payable and derivative liabilities.
Segment capital expenditure is the total cost incurred during the period to acquire property, plant and equipment, and intangible assets other than goodwill.
(BB) EXCEPTIONAL ITEMS
Exceptional items are those that in management’s judgment need to be disclosed by virtue of their size or incidence. Such items are disclosed on the face of the consolidated income statement or separately disclosed in the notes to the financial statements. Transactions which may give rise to exceptional items are principally restructuring activities, impairments, gains or losses on disposal of investments and the effect of the accelerated repayment of certain debt facilities.
(CC) DISCONTINUED OPERATIONS AND NON-CURRENT ASSETS HELD FOR SALE
A discontinued operation is a component of the company that either has been disposed of or is classified as held for sale and represents a separate major line of business or geographical area of operations and is part of a single coordinated plan to dispose of or is a subsidiary acquired exclusively with a view to resale.
AB InBev classifies a non-current asset (or disposal group) as held for sale if its carrying amount will be recovered principally through a sale transaction rather than through continuing use if all of the conditions of IFRS 5 are met. A disposal group is defined as a group of assets to be disposed of, by sale or otherwise, together as a group in a single transaction, and liabilities directly associated with those assets that will be transferred. Immediately before classification as held for sale, the company measures the carrying amount of the asset (or all the assets and liabilities in the disposal group) in accordance with applicable IFRS. Then, on initial classification as held for sale, non-current assets and disposal groups are recognized at the lower of carrying amount and fair value less costs to sell. Impairment losses on initial classification as held for sale are included in profit or loss. The same applies to gains and losses on subsequent re-measurement. Non-current assets classified as held for sale are no longer depreciated or amortized.
(DD) RECENTLY ISSUED IFRS
To the extent that new IFRS requirements are expected to be applicable in the future, they have been listed hereafter.  For the year ended 31 December 2015 they have not been applied in preparing these consolidated financial statements.
IFRS 9 Financial Instruments, effective for annual periods beginning on or after 1 January 2018. Early application is permitted.
IFRS 15 Revenue from Contracts with Customers, effective for annual periods beginning on or after 1 January 2018. Early application is permitted.
IFRS 16 Leases, effective for annual periods beginning on or after 1 January 2019. Early application is permitted for companies that also apply IFRS 15.

Other Standards, Interpretations and Amendments to Standards
A number of other amendments to standards are effective for annual periods beginning after 1 January 2015, and have not been listed above because of either their non-applicability to or their immateriality to AB InBev’s consolidated financial statements.

4.	USE OF ESTIMATES AND JUDGMENTS
The preparation of financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities, income and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.
The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and future periods if the revision affects both current and future periods.
Although each of its significant accounting policies reflects judgments, assessments or estimates, AB InBev believes that the following accounting policies reflect the most critical judgments, estimates and assumptions that are important to its business operations and the understanding of its results: business combinations, intangible assets, goodwill, impairment, provisions, share-based payments, employee benefits and accounting for current and deferred tax.
The fair values of acquired identifiable intangibles are based on an assessment of future cash flows. Impairment analyses of goodwill and indefinite-lived intangible assets are performed annually and whenever a triggering event has occurred, in order to determine whether the carrying value exceeds the recoverable amount. These calculations are based on estimates of future cash flows.
The company uses its judgment to select a variety of methods including the discounted cash flow method and option valuation models and makes assumptions about the fair value of financial instruments that are mainly based on market conditions existing at each balance sheet date.
Actuarial assumptions are established to anticipate future events and are used in calculating pension and other long-term employee benefit expense and liability. These factors include assumptions with respect to interest rates, rates of increase in health care costs, rates of future compensation increases, turnover rates, and life expectancy.
The company is subject to income tax in numerous jurisdictions. Significant judgment is required in determining the worldwide provision for income tax. There are some transactions and calculations for which the ultimate tax determination is uncertain. Some subsidiaries within the group are involved in tax audits and local enquiries usually in relation to prior years. Investigations and negotiations with local tax authorities are ongoing in various jurisdictions at the balance sheet date and, by their nature, these can take considerable time to conclude. In assessing the amount of any income tax provisions to be recognized in the financial statements, estimation is made of the expected successful settlement of these matters. Estimates of interest and penalties on tax liabilities are also recorded. Where the final outcome of these matters is different from the amounts that were initially recorded, such differences will impact the current and deferred income tax assets and liabilities in the period such determination is made.
Judgments made by management in the application of IFRS that have a significant effect on the financial statements and estimates with a significant risk of material adjustment in the next year are further discussed in the relevant notes hereafter.
In preparing these consolidated financial statements, the significant judgments made by management in applying the company’s accounting policies and the key sources of estimating uncertainty were the same as those that applied to the consolidated financial statements as at and for the year ended 31 December 2014.

5.	SEGMENT REPORTING
Segment information is presented by geographical segments, consistent with the information that is available and evaluated regularly by the chief operating decision maker. AB InBev operates its business through seven business segments. Regional and operating company management is responsible for managing performance, underlying risks, and effectiveness of operations. Internally, AB InBev’s management uses performance indicators such as normalized profit from operations (normalized EBIT) and normalized EBITDA as measures of segment performance and to make decisions regarding allocation of resources. These measures are reconciled for the company, to profit in the table presented (figures may not add due to rounding).
All figures in the tables below are stated in million US dollar, except volume (million hls) and Normalized EBITDA margin (in %).

		North America			Mexico			Latin America North			Latin America South			Europe
	2015	2014	2013	2015	2014	2013	2015	2014	2013	2015	2014	2013	2015	2014	2013

Volume	118	121	122	42	39	22	123	125	120	36	37	37	43	44	46

Revenue	15 603	16 093	16 023	3 951	4 619	2 769	9 096	11 269	11 010	3 458	2 961	3 269	4 012	4 865	4 932
Normalized EBITDA	6 172	6 820	6 728	2 007	2 186	1 281	4 709	5 742	5 858	1 588	1 352	1 491	1 090	1 343	1 311
Normalized EBITDA margin %	39.6%	42.4%	42.0%	50.8%	47.3%	46.3%	51.8%	51.0%	53.2%	45.9%	45.6%	45.6%	27.2%	27.6%	26.6%
Depreciation, amortization and impairment	(754)	(752)	(796)	(337)	(395)	(226)	(689)	(764)	(707)	(196)	(177)	(180)	(343)	(437)	(491)

Normalized profit from operations (EBIT)	5 418	6 068	5 932	1 670	1 791	1 054	4 020	4 979	5 151	1 392	1 175	1 311	748	906	819

Exceptional items (refer Note 8)	102	(5)	(5)	30	(105)	(54)	(84)	(21)	(6)	(12)	(12)	(5)	70	(132)	(37)

Profit from operations (EBIT)	5 520	6 063	5 927	1 700	1 685	1 000	3 937	4 957	5 145	1 380	1 163	1 306	818	774	782

Net finance income/(cost)
Share of results of associates
Income tax expense

Profit/(loss)

Segment assets (non-current)	61 870	61 693	62 065	21 615	25 129	28 658	11 357	14 553	15 099	2 435	2 645	2 785	4 316	4 875	6 130
Gross capex	1 112	542	588	496	439	202	1 056	1 464	1 415	507	385	299	466	445	434

		Asia Pacific			Global Export and Holding Companies			Consolidated
	2015	2014	2013	2015	2014	2013	2015	2014	2013

Volume	88	83	66	7	10	12	457	459	426

Revenue	5 555	5 040	3 354	1 929	2 216	1 839	43 604	47 063	43 195
Normalized EBITDA	1 349	1 067	546	(75)	33	(25)	16 839	18 542	17 188
Normalized EBITDA margin %	24.3%	21.2%	16.3%	-	-	-	38.6%	39.4%	39.8%
Depreciation, amortization and impairment	(606)	(550)	(419)	(148)	(161)	(165)	(3 071)	(3 234)	(2 985)

Normalized profit from operations (EBIT)	742	517	127	(223)	(128)	(191)	13 768	15 308	14 203

Exceptional items (refer Note 8)	90	(85)	(26)	(61)	165	6 372	136	(197)	6 240

Profit from operations (EBIT)	833	432	101	(283)	37	6 181	13 904	15 111	20 443

Net finance income/(cost)							(1 453)	(1 319)	(2 203)
Share of results of associates							10	9	294
Income tax expense							(2 594)	(2 499)	(2 016)

Profit/(loss)							9 867	11 302	16 518

Segment assets (non-current)	12 761	13 053	5 957	1 987	2 062	2 282	116 341	124 009	122 976
Gross capex	1 166	987	817	225	80	84	5 028	4 342	3 839

For the period ended 31 December 2015, net revenue from the beer business amounted to 40 595m US dollar (2014: 43 116m US dollar; 2013: 39 080m US dollar) while the net revenue from the non-beer business (soft drinks and other business) accounted for 3 009m US dollar (2014: 3 947m US dollar; 2013: 4 115m US dollar). On the same basis, net revenue from external customers attributable to AB InBev’s country of domicile (Belgium) and non-current assets located in the country of domicile represented 690m US dollar and 1 169m US dollar (2014: 896m US dollar; 2013: 880m US dollar), respectively.

6.	ACQUISITIONS AND DISPOSALS OF SUBSIDIARIES
The table below summarizes the impact of acquisitions on the Statement of financial position and cash flows of AB InBev for 31 December 2015 and 2014:

Million US dollar	2015 Acquisitions	2014 Acquisitions	2015 Disposal	2014 Disposal

Non-current assets
Property, plant and equipment	121	947	(51)	-
Intangible assets	270	1 255	(19)	-
Trade and other receivables	-	47	-	-
Deferred tax assets	-	56	-	-

Current assets
Inventories	20	113	(1)	-
Trade and other receivables	40	323	-	-
Cash and cash equivalents	14	257	-	-
Assets held for sale	-	-	1	(365)

Non-controlling interest	-	-	-	-

Non-current liabilities
Interest-bearing loans and borrowings	(7)	(513)	-	-
Trade and other payables	(45)	(187)	-	-
Employee benefits	-	(31)	1	-
Deferred tax liabilities	(7)	(306)	-	-
Provisions	-	-	(3)	-

Current liabilities
Bank overdraft	-	(3)	-	-
Interest-bearing loans and borrowings	(3)	(96)	-	-
Income tax payable	-	(107)	-	-
Trade and other payables	(12)	(853)	-	-
Net identifiable assets and liabilities	391	902	(72)	(365)

Goodwill on acquisitions	288	5 307	-	-
Loss/(gain) on disposal	-	-	(21)	(196)
Consideration to be paid	(25)	-	-	52
Net cash paid on prior years acquisitions	485	1 021	-	-
Consideration paid/(received), satisfied in cash	1 139	7 226	(93)	(509)

Cash (acquired)/ disposed of	(14)	(254)	-	24

Net cash outflow / (inflow)	1 125	6 976	(93)	(485)

2015 ACQUISITIONS AND DISPOSALS
During 2015, the company undertook a series of acquisitions and disposals with no significant impact in the company’s consolidated income statement.
During 2015, AB InBev performed a mandatory tender offer and purchased all outstanding Grupo Modelo’s shares held by third parties for a total consideration of 483m US dollar. Following the tender offer, Modelo became a wholly owned subsidiary of AB InBev and Modelo was delisted. An amount of 2m US dollar was recognized as restricted cash for the outstanding consideration payable to former Modelo’s shareholders who did not yet claim their proceeds.
2014 ACQUISITIONS
The following transactions took place in 2014:
Oriental Brewery acquisition
On 1 April 2014, AB InBev completed the acquisition of Oriental Brewery (“OB”), the leading brewer in South Korea. The acquisition returned OB to the AB InBev portfolio, after AB InBev sold the company in July 2009, following the combination of InBev and Anheuser-Busch, in support of the company’s deleveraging commitment.
The enterprise value for the transaction was 5.8 billion US dollar, and as a result of an agreement entered into in 2009, AB InBev also received approximately 320m US dollar in cash at closing from this transaction, subjected to closing adjustments according to the terms of the transaction.
The transaction resulted in 4.3 billion US dollar of goodwill allocated primarily to the Korean business. The majority of the intangible asset valuation related to brands with indefinite life. These mainly include the Cass brand family and have been fair valued for a total amount of 1.1 billion US dollar.
A deferred tax liability has been accrued on most fair value adjustments considering a tax rate of 24.2%.

2014 Other acquisitions
In 2014, AB InBev completed the acquisition of the Siping Ginsber Draft Beer Co., Ltd. (“Ginsber”), which owns the Ginsber brand in China, as well as the acquisition of three breweries in China. The aggregate purchase price of such transactions was approximately 868m US dollar.
2014 DISPOSALS
During 2014, AB InBev collected 197m US dollar proceeds from prior years’ sale of the Central European operations to CVC Capital Partners.
During 2014, AB InBev sold its investment in the company Comercio y Distribución Modelo (“Extra”) and AB InBev completed the sale of its glass production plant and other assets located in Piedras Negras, Coahuila, Mexico, to affiliates of Constellation Brands Inc. The result of such sales was recorded as a exceptional item – see Note 8 Exceptional items.

7.	OTHER OPERATING INCOME/(EXPENSES)

Million US dollar	2015	2014	2013

Government grants	668	697	614
License income	73	123	125
Net (additions to)/reversals of provisions	(31)	(10)	(31)
Net gain on disposal of property, plant and equipment, intangible assets and assets held for sale	20	5	32
Net rental and other operating income	302	573	420
	1 032	1 387	1 160

Research expenses as incurred	207	217	185
The government grants relate primarily to fiscal incentives given by certain Brazilian states and Chinese provinces, based on the company’s operations and developments in those regions.

Net rental and other operating income decreased from 573m US dollar in 2014 to 302m US dollar in 2015. This decrease results mainly from a 2014 one-time positive accounting adjustment of 223m US dollar, following an actuarial reassessment of future liabilities under the company’s post-retirement healthcare benefit plans in the US.
In 2015, the company expensed 207m US dollar in research, compared to 217m US dollar in 2014 and 185m US dollar in 2013.  Part of this was expensed in the area of market research, but the majority is related to innovation in the areas of process optimization especially as it pertains to capacity, new product developments and packaging initiatives.

8.	EXCEPTIONAL ITEMS
IAS 1 Presentation of financial statements requires material items of income and expense to be disclosed separately. Exceptional items are items, which in management’s judgment, need to be disclosed by virtue of their size or incidence in order for the user to obtain a proper understanding of the financial information. The company considers these items to be of significance in nature, and accordingly, management has excluded these from their segment measure of performance as noted in Note 5 Segment Reporting.
The exceptional items included in the income statement are as follows:

Million US dollar	2015	2014	2013

Restructuring	(171)	(158)	(118)
Fair value adjustments	-	-	6 410
Acquisition costs business combinations	(55)	(77)	(82)
Business and asset disposal	524	157	30
Impairment of assets	(82)	(119)	-
Judicial settlement	(80)	-	-
Impact on profit from operations	136	(197)	6 240

The exceptional restructuring charges for 2015 total (171)m US dollar. These charges primarily relate to the integration of Grupo Modelo and to organizational alignments in North America and Europe. These changes aim to eliminate overlap or duplicated processes, taking into account the right match of employee profiles with the new organizational requirements. These one-time expenses, as a result of the series of decisions, provide the company with a lower cost base in addition to a stronger focus on AB InBev’s core activities, quicker decision‑making and improvements to efficiency, service and quality.
Business and asset disposals resulted in a net gain of 524m US dollar as per 31 December 2015. This gain consists primarily of gains on property sales, and compensation for the termination agreements with Crown imports for the distribution of Grupo Modelo products thought the company’s wholly owned distributors in the US, and with Monster for the distribution of its brands through the Anheuser-Busch distribution system.
During 2015, the group incurred 50m US dollar impairment losses related to goodwill and other assets in respect of its operations in Ukraine and impaired a non-core brand for an amount of 32m US dollar.

[1] Reclassified to conform to the 2015 presentation.

Acquisition costs of business combinations amount to (55)m US dollar by the end of December 2015, primarily related to costs incurred in relation to the proposed combination with SABMiller.
The judicial settlement relates to the agreement reached between CADE, the Brazilian Antitrust Authority and Ambev, regarding the “Tô Contigo” customer loyalty program - see Note 30 Contingencies.
The exceptional restructuring charges for the period ended 31 December 2014 total 158m US dollar. These charges primarily relate to the integration of Grupo Modelo and to organizational alignments in Asia Pacific and Europe.
Acquisition costs of business combinations amount to (77)m US dollar by the end of December 2014 primarily relating to cost incurred for the acquisition of OB that closed on 1 April 2014 – see also Note 6 Acquisitions and disposals of subsidiaries
The business and asset disposals resulted in a net gain of 157m US dollar as per 31 December 2014 mainly attributable to the additional proceeds from the sale of the Central European operations to CVC Capital Partners and the disposal of Extra and the glass production plant located in Piedras Negras, Coahuila, Mexico – see also Note 6 Acquisitions and disposals of subsidiaries.
Impairment of assets for the period ended 31 December 2014 mainly relate to the closure of the Angarsk and Perm breweries in Russia.
The 2013 exceptional restructuring charges of (118)m US dollar related primarily to the integration of Grupo Modelo, the integration of Cervecería Nacional Dominicana S.A. and to organizational alignments in China, Europe, North America, and Latin America. 2013 acquisition costs of business combinations amount to (82)m US dollar related to cost incurred for the combination with Grupo Modelo and the acquisition of four breweries in China on 27 April 2013. The fair value adjustments recognized in 2013 for a total of 6 410m US dollar mainly related to non-cash impact of revaluing the initial investment held in Grupo Modelo and the recycling to the consolidated income statement of amounts related to the investment, previously recognized in the consolidated statement of comprehensive income in line with IFRS 3.The company also incurred exceptional finance cost of (214)m US dollar for the period ended 31 December 2015 (31 December 2014: 509m US dollar; 2013: 283m US dollar) - see Note 11 Finance cost and income.
All the above amounts are before income taxes. The exceptional income taxes as of 31 December 2015 increased income taxes by (201)m US dollar (31 December 2014: 25m US dollar decrease of income taxes and 2013: (70)m US dollar increase of income taxes). Exceptional income taxes include (105)m US dollar related to unfavorable tax claims in Korea related to the period prior to OB acquisition.
Non-controlling interest on the exceptional items amounts to 39m US dollar for the period ended 31 December 2015 (31 December 2014: 14m US dollar; 2013: 5m US dollar).

9.	PAYROLL AND RELATED BENEFITS

Million US dollar	2015	2014	2013

Wages and salaries	(3 706)	(3 844)	(4 137)
Social security contributions	(633)	(663)	(722)
Other personnel cost	(648)	(682)	(807)
Pension expense for defined benefit plans	(212)	206	(141)
Share-based payment expense	(225)	(251)	(243)
Contributions to defined contribution plans	(90)	(145)	(117)
	(5 514)	(5 379)	(6 167)

Number of full time equivalents (FTE)	152 321	154 029	154 587

The number of full time equivalents can be split as follows:

	2015	2014	2013

AB InBev NV (parent company)	191	185	184
Other subsidiaries	152 130	153 844	152 441
Proportionally consolidated entities	-	-	1 962
	152 321	154 029	154 587

Effective 1 January 2014, the company discontinued the proportional consolidation of certain operations – see also Note 4 Use of estimates and judgments.

10.	ADDITIONAL INFORMATION ON OPERATING EXPENSES BY NATURE
Depreciation, amortization and impairment charges are included in the following line items of the 2015 income statement:

Million US dollar	Depreciation and impairment of property, plant and equipment	Amortization and impairment of intangible assets	Impairment of goodwill

Cost of sales	2 122	17	-
Distribution expenses	122	1	-
Sales and marketing expenses	285	173	-
Administrative expenses	170	177	-
Other operating expenses	4	-	-
Exceptional items	12	32	38
	2 715	400	38
Depreciation, amortization and impairment charges were included in the following line items of the 2014 income statement:

Million US dollar	Depreciation and impairment of property, plant and equipment	Amortization and impairment of intangible assets	Impairment of goodwill

Cost of sales	2 258	12	-
Distribution expenses	127	1	-
Sales and marketing expenses	292	189	-
Administrative expenses	170	180	-
Other operating expenses	-	5	-
Exceptional items	119	-	-
	2 967	388	-

Depreciation, amortization and impairment charges were included in the following line items of the 2013 income statement:

Million US dollar	Depreciation and impairment of property, plant and equipment	Amortization and impairment of intangible assets	Impairment of goodwill

Cost of sales	2 123	10	-
Distribution expenses	117	1	-
Sales and marketing expenses	253	194	-
Administrative expenses	146	132	-
Other operating expenses	2	7	-
Exceptional items	-	-	-
	2 641	344	-

The depreciation, amortization and impairment of property, plant and equipment included a full-cost reallocation of 3m US dollar in 2015 from the aggregate depreciation, amortization and impairment expense to cost of goods sold (2014 and 2013: 4m US dollar).

11.	FINANCE COST AND INCOME
RECOGNIZED IN PROFIT OR LOSS
FINANCE COSTS

Million US dollar	2015	2014	2013

Interest expense	(1 833)	(2 008)	(2 043)
Capitalization of borrowing costs	28	39	38
Net interest on net defined benefit liabilities	(118)	(124)	(156)
Accretion expense	(326)	(364)	(360)
Net foreign exchange losses (net of the effect of foreign exchange derivative instruments)	-	-	(295)
Tax on financial transactions	(61)	(36)	(47)
Other financial costs, including bank fees	(107)	(304)	(184)
	(2 417)	(2 797)	(3 047)

Exceptional finance cost	(725)	-	(101)
	(3 142)	(2 797)	(3 148)

Finance costs, excluding exceptional items, decreased by 380m US dollar from prior year mainly driven by lower interest expenses and other financial costs. 2014 finance costs, excluding exceptional items, decreased by 250m US dollar from prior year mainly driven by lower net foreign exchange losses.

Borrowing costs capitalized relate to the capitalization of interest expenses directly attributable to the acquisition and construction of qualifying assets mainly in Brazil and China. Interests are capitalized at a borrowing rate ranging from 4% to 8%.
In the light of the announced proposed combination with SABMiller, AB InBev recognized exceptional expenses of 725m US dollar, of which:

•
688m US dollar as a result of derivative foreign exchange forward contracts entered into with respect to 45 billion pound sterling purchase price, for which a portion of the hedges could not qualify for hedge accounting– see also Note 27 Risks arising from financial instruments;

•
19m US dollar related to commitment fees for the 2015 Committed Senior Acquisition Facilities Agreement and other expenses. Such commitment fees accrue and are payable periodically on any undrawn but available funds under these facilities. See also Note 22 Interest‑bearing loans and borrowings and

•
18m US dollar exceptional finance costs resulting from mark-to market adjustments on derivative instruments entered into to hedge the shares to be issued in relation to the proposed combination– see also Note 27 Risks arising from financial instruments.

Interest expense is presented net of the effect of interest rate derivative instruments hedging AB InBev’s interest rate risk – see also Note 27 Risks arising from financial instruments.

FINANCE INCOME

Million US dollar	2015	2014	2013

Interest income	339	335	286
Net foreign exchange gains (net of the effect of foreign exchange derivative instruments)	378	319	-
Net gains on hedging instruments that are not part of a hedge accounting relationship	399	275	186
Other financial income	62	40	89
	1 178	969	561

Exceptional finance income	511	509	384
	1 689	1 478	945

Finance income, excluding exceptional items, increased by 209m US dollar mainly as a result of net foreign exchange gains on US dollar cash held in Mexico and the mark-to-market result on certain derivatives related to the hedging of share-based payment programs which reached net gains of 844m US dollar in 2015 (2014: 711m US dollar income; 2013: 456m US dollar income).
Exceptional finance income for the period ended 31 December 2015 was 511m US dollar resulting from mark-to market adjustments on derivative instruments entered into to hedge the deferred share instrument issued in a transaction related to the combination with Grupo Modelo (31 December 2014: 509m US dollar income). By 31 December 2015, 100% of the deferred share instrument had been hedged at an average price of approximately 68 euro per share. See also Note 21 Changes in equity and earnings per share.
No interest income was recognized on impaired financial assets.
The interest income stems from the following financial assets:

Million US dollar	2015	2014	2013

Cash and cash equivalents	254	227	209
Investment debt securities held for trading	37	33	21
Other loans and receivables	48	75	56
	339	335	286

The interest income on other loans and receivables includes the interest accrued on cash deposits given as guarantees for certain legal proceedings pending resolution.
For further information on instruments hedging AB InBev’s foreign exchange risk see Note 27 Risks arising from financial instruments.

12.	INCOME TAXES
Income taxes recognized in the income statement can be detailed as follows:

Million US dollar	2015	2014	2013

Current tax expense
Current year	(2 300)	(2 332)	(2 130)
(Underprovided)/overprovided in prior years	(95)	18	132
	(2 395)	(2 314)	(1 998)

Deferred tax (expense)/income
Origination and reversal of temporary differences	(242)	(293)	(174)
(Utilization)/recognition of deferred tax assets on tax losses	3	96	153
Recognition of previously unrecognized tax losses	40	12	3
	(199)	(185)	(18)

Total income tax expense in the income statement	(2 594)	(2 499)	(2 016)

The reconciliation of the effective tax rate with the aggregated weighted nominal tax rate can be summarized as follows:

Million US dollar	2015	2014	2013

Profit before tax	12 461	13 801	18 534
Deduct share of result of associates	10	9	294
Profit before tax and before share of result of associates	12 451	13 792	18 240

Adjustments on taxable basis
One-time events related to the Grupo Modelo combination			(6 577)
Foreign source income	(969)	(523)	(679)
Government incentives	(948)	(701)	(638)
Taxable intercompany dividends	173	331	135
Expenses not deductible for tax purposes	1 559	1 186	801
Other non-taxable income	(165)	(530)	(649)
	12 101	13 555	10 633

Aggregated weighted nominal tax rate	30.5%	31.6%	33.3%

Tax at aggregated weighted nominal tax rate	(3 687)	(4 288)	(3 545)

Adjustments on tax expense
Utilization of tax losses not previously recognized	32	93	16
Recognition of deferred tax assets on previous years’ tax losses	40	12	3
Write-down of deferred tax assets on tax losses and current year losses for which no deferred tax asset is recognized	(195)	(151)	(74)
(Underprovided)/overprovided in prior years	(95)	18	132
Deductions from interest on equity	643	971	610
Deductions from goodwill	66	113	264
Other tax deductions	1 033	1 006	746
Change in tax rate	12	46	116
Withholding taxes	(450)	(436)	(425)
Other tax adjustments	7	117	141
	(2 594)	(2 499)	(2 016)

Effective tax rate	20.8%	18.1%	11.1%

The total income tax expense amounts to 2 594m US dollar in 2015 compared to 2 499m US dollar in 2014.  The effective tax rate increase from 18.1% to 20.8% from 2014 to 2015 (2013: 11.1%), mainly resulting from non-deducible foreign exchange losses from certain derivatives entered into in relation to the proposed combination with SABMiller that could not qualify for hedge accounting under IFRS rules, as well as unfavorable outcome of tax claims and uncertain tax positions. Changes in country profit mix are also impacting the effective tax rate. Please refer to Note 27 Risks arising from financial instruments and Note 8 Exceptional items.

The Company benefits from tax exempted income and tax credits which are expected to continue in the future, except for the tax deductibility of existing goodwill in Brazil, which will expire in 2017. The Company does not have significant benefits coming from low tax rates in any particular jurisdiction.

Income taxes were directly recognized in other comprehensive income as follows:

Million US dollar	2015	2014	2013

Income tax (losses)/gains
Re-measurements of post-employment benefits	(37)	308	(289)
Cash flow and net investment hedges	930	24	(4)
	893	332	(293)

13.	PROPERTY, PLANT AND EQUIPMENT

	2015					2014
Million US dollar	Land and buildings	Plant and equipment	Fixtures and fittings	Under construction	Total	Total

Acquisition cost
Balance at end of previous year	9 988	22 471	3 338	1 688	37 485	38 107
Effect of movements in foreign exchange	(1 111)	(3 024)	(608)	(304)	(5 047)	(3 620)
Acquisitions	255	1 410	287	2 324	4 276	3 810
Acquisitions through business combinations	47	49	11	14	121	950
Disposals	(116)	(914)	(173)	(3)	(1 206)	(1 188)
Disposals through the sale of subsidiaries	(63)	(105)	(16)	-	(184)	(419)
Transfer (to)/from other asset categories and other movements[1]	239	1 088	343	(1 786)	(116)	(156)
Balance at end of the period	9 239	20 975	3 182	1 933	35 329	37 485

Depreciation and impairment losses
Balance at end of previous year	(2 826)	(12 240)	(2 156)	-	(17 222)	(17 218)
Effect of movements in foreign exchange	336	1 666	384	-	2 386	1 915
Disposals	69	784	158	-	1 011	918
Disposals through the sale of subsidiaries	36	87	10	-	133	119
Depreciation	(375)	(1 897)	(398)	-	(2 670)	(2 808)
Impairment losses	-	(45)	(3)	-	(48)	(163)
Transfer to/(from) other asset categories and other movements[1]	15	32	(14)	-	33	16
Balance at end of the period	(2 745)	(11 613)	(2 019)	-	(16 377)	(17 222)

Carrying amount
at 31 December 2014	7 162	10 231	1 182	1 688	20 263	20 263
at 31 December 2015	6 494	9 362	1 163	1 933	18 952	-

The carrying amount of property, plant and equipment subject to restrictions on title amounts to 21m US dollar.
Contractual commitments to purchase property, plant and equipment amounted to 750m US dollar as at 31 December 2015 (2014: 647m US dollar). The increase results from projects mainly in Mexico and North America.
LEASED ASSETS
The company leases land and buildings as well as equipment under a number of finance lease agreements. The carrying amount as at 31 December 2015 of leased land and buildings was 141m US dollar (2014: 151m US dollar).

14.	GOODWILL

Million US dollar	2015	2014

Acquisition cost
Balance at end of previous year	70 765	69 933
Effect of movements in foreign exchange	(5 956)	(4 410)
Purchases of non-controlling interest	2	(5)
Disposals through the sale of subsidiaries	-	(60)
Acquisitions through business combinations	288	5 307
Balance at end of year	65 099	70 765

Impairment losses
Balance at end of previous year	(7)	(7)
Impairment losses	(38)	-
Effect of movements in foreign exchange and other movements	7	-
Balance at end of year	(38)	(7)

Carrying amount
at 31 December 2014	70 758	70 758
at 31 December 2015	65 061	-

During 2015, the group incurred 38m US dollar goodwill impairment loss in respect of its operations in Ukraine as a result of the country’s continued political instability and deteriorating macroeconomic conditions – see Note 8 Exceptional items.
In 2014, acquisitions through business combinations primarily reflect the OB acquisition in South Korea and the acquisition of Ginsber and three breweries in China. The 2014 disposals relate to the sale of the glass production plant in Mexico.

[1] The transfer (to)/from other asset categories and other movements mainly relates to transfers from assets under construction to their respective asset categories, to contributions of assets to pension plans and to the separate presentation in the balance sheet of property, plant and equipment held for sale in accordance with IFRS 5 Non-current assets held for sale and discontinued operations.

The carrying amount of goodwill was allocated to the different business unit levels as follows:

Million US dollar Business unit	2015	2014

USA	32 831	32 718
Mexico	14 630	17 100
Brazil	4 613	6 764
South Korea	3 739	4 031
China	2 901	3 031
Canada	1 583	1 786
Germany/Italy/Switzerland/Austria	1 212	1 352
Dominican Republic	1 024	1 040
Argentina and other Hispanic Latin America countries	899	1 031
Global Export/Spain/Czech Republic	603	679
UK/Ireland	559	588
Russia/Ukraine	385	547
Belgium/Netherlands/France/Luxemburg	82	91
	65 061	70 758
AB InBev completed its annual impairment test for goodwill and concluded, based on the assumptions described below, that exception made for its operations in Ukraine, no impairment charge was warranted.
The company cannot predict whether an event that triggers impairment will occur, when it will occur or how it will affect the asset values reported. AB InBev believes that all of its estimates are reasonable: they are consistent with the internal reporting and reflect management’s best estimates. However, inherent uncertainties exist that management may not be able to control. During its valuation, the company ran sensitivity analysis for key assumptions including the weighted average cost of capital and the terminal growth rate, in particular for the valuations of the US, Brazil and Mexico, countries that show the highest goodwill, as well as for Russia and Ukraine due to continued political instability and deteriorating macroeconomic conditions. While a change in the estimates used could have a material impact on the calculation of the fair values and trigger an impairment charge, the company, based on the sensitivity analysis performed is not aware of any reasonably possible change in a key assumption used that would cause a business unit’s carrying amount to materially exceed its recoverable amount.
Goodwill impairment testing relies on a number of critical judgments, estimates and assumptions. Goodwill, which accounted for approximately 48% of AB InBev's total assets as at 31 December 2015, is tested for impairment at the business unit level (that is one level below the reporting segments). The business unit level is the lowest level at which goodwill is monitored for internal management purposes. Whenever a business combination occurs, goodwill is allocated as from the acquisition date, to each of AB InBev’s business units that are expected to benefit from the synergies of the combination.
AB InBev’s impairment testing methodology is in accordance with IAS 36, in which fair-value-less-cost-to-sell and value in use approaches are taken into consideration. This consists in applying a discounted free cash flow approach based on acquisition valuation models for its major business units and the business units showing a high invested capital to EBITDA multiple, and valuation multiples for its other business units.
The key judgments, estimates and assumptions used in the discounted free cash flow calculations are generally as follows:

•	The first year of the model is based on management's best estimate of the free cash flow outlook for the current year;

•
In the second to fourth year of the model, free cash flows are based on AB InBev's strategic plan as approved by key management. AB InBev's strategic plan is prepared per business unit and is based on external sources in respect of macro-economic assumptions, industry, inflation and foreign exchange rates, past experience and identified initiatives in terms of market share, revenue, variable and fixed cost, capital expenditure and working capital assumptions;

•
For the subsequent six years of the model, data from the strategic plan is extrapolated generally using simplified assumptions such as constant volumes and variable cost per hectoliter and fixed cost linked to inflation, as obtained from external sources;

•
Cash flows after the first ten-year period are extrapolated generally using expected annual long-term consumer price indices (CPI), based on external sources, in order to calculate the terminal value, considering sensitivities on this metric. For the three main cash generating units, the terminal growth rate applied ranged between 0.0% and 2.4% for the US; 0.0% and 3.4% for Brazil and 0.0% and 2.6% for Mexico;

•
Projections are made in the functional currency of the business unit and discounted at the unit's weighted average cost of capital (WACC), considering sensitivities on this metric. The WACC ranged primarily between 7% and 17% in US dollar nominal terms for goodwill impairment testing conducted for 2015. For the three main cash generating units, the WACC applied in US dollar nominal terms ranged between 7% and 9% for the US, 9% and 11% for Brazil, and 8% and 10% for Mexico.

•	Cost to sell is assumed to reach 2% of the entity value based on historical precedents.
The above calculations are corroborated by valuation multiples, quoted share prices for publicly-traded subsidiaries or other available fair value indicators (i.e. recent market transactions from peers).
Although AB InBev believes that its judgments, assumptions and estimates are appropriate, actual results may differ from these estimates under different assumptions or market or macro-economic conditions.

15.	INTANGIBLE ASSETS

	2015					2014
Million US dollar	Brands	Commercial intangibles	Software	Other	Total	Total

Acquisition cost
Balance at end of previous year	28 070	1 803	1 425	582	31 880	31 131
Effect of movements in foreign exchange	(888)	(128)	(197)	(54)	(1 267)	(1 026)
Acquisitions through business combinations	29	210	-	31	270	1 256
Acquisitions and expenditures	308	424	144	142	1 018	532
Disposals through the sales of subsidiaries	(17)	(3)	-	-	(20)	(10)
Disposals	-	(82)	(9)	(17)	(108)	(37)
Transfer (to)/from other asset categories and other movements	(76)	3	36	(17)	(54)	34
Balance at end of period	27 426	2 227	1 399	667	31 719	31 880

Amortization and impairment losses
Balance at end of previous year	-	(932)	(955)	(70)	(1 957)	(1 793)
Effect of movements in foreign exchange	-	100	133	5	238	194
Amortization	-	(176)	(177)	(15)	(368)	(384)
Impairment losses	(32)	-	-	-	(32)	(4)
Disposals through the sales of subsidiaries	-	2	-	-	2	1
Disposals	-	59	9	9	77	29
Transfer to/(from) other asset categories and other movements	-	(7)	3	2	(2)	-
Balance at end of period	(32)	(954)	(987)	(69)	(2 042)	(1 957)

Carrying value
at 31 December 2014[1]	28 070	871	470	512	29 923	29 923
at 31 December 2015	27 394	1 273	412	598	29 677	-

AB InBev is the owner of some of the world’s most valuable brands in the beer industry. As a result, brands and certain distribution rights are expected to generate positive cash flows for as long as the company owns the brands and distribution rights. Given AB InBev’s more than 600-year history, brands and certain distribution rights have been assigned indefinite lives.
Acquisitions and expenditures of commercial intangibles mainly represent supply and distribution rights, exclusive multi-year sponsorship rights and other commercial intangibles.
Intangible assets with indefinite useful lives are comprised primarily of brands and certain distribution rights that AB InBev purchases for its own products, and are tested for impairment during the fourth quarter of the year or whenever a triggering event has occurred. As of 31 December 2015, the carrying amount of the intangible assets amounted to 29 677m US dollar
(31 December 2014: 29 923m US dollar) of which 27 722m US dollar was assigned an indefinite useful life (31 December 2014: 28 159m US dollar) and 1 955m US dollar a finite life (31 December 2014: 1 764m US dollar).
The carrying amount of intangible assets with indefinite useful lives was allocated to the different countries as follows:

Million US dollar Country	2015	2014

USA	21 484	21 468
Mexico	3 503	4 091
South Korea	960	1 035
Dominican Republic	598	386
China	399	417
Paraguay	153	186
Bolivia	171	171
Argentina	111	169
UK	102	107
Other countries	241	129
	27 722	28 159

Intangible assets with indefinite useful lives have been tested for impairment using the same methodology and assumptions as disclosed in Note 14 Goodwill. Based on the assumptions described in that note, AB InBev concluded that no impairment charge is warranted. While a change in the estimates used could have a material impact on the calculation of the fair values and trigger an impairment charge, the company is not aware of any reasonable possible change in a key assumption used that would cause a business unit’s carrying amount to materially exceed its recoverable amount.

[1]Reclassified to conform to the 2015 presentation.

16.	INVESTMENT SECURITIES

Million US dollar	2015	2014[1]

Non-current investments
Investments in unquoted companies – available for sale	31	9
Debt securities held to maturity	17	21
	48	30

Current investments
Debt securities held for trading	55	301
	55	301

As of 31 December 2015, current debt securities of 55m US dollar mainly represented investments in Brazilian real denominated government debt securities. The company’s investments in such short-term debt securities are primarily to facilitate liquidity and for capital preservation.
The securities available for sale consist mainly of investments in unquoted companies and are measured at cost as their fair value cannot be reliably determined.

17.	DEFERRED TAX ASSETS AND LIABILITIES
The amount of deferred tax assets and liabilities by type of temporary difference can be detailed as follows:

		2015
Million US dollar	Assets	Liabilities	Net

Property, plant and equipment	514	(2 482)	(1 968)
Intangible assets	221	(9 709)	(9 488)
Inventories	103	(97)	6
Trade and other receivables	91	(59)	32
Interest-bearing loans and borrowings	569	(403)	166
Employee benefits	751	(28)	723
Provisions	337	(36)	301
Derivatives	92	(47)	45
Other items	151	(997)	(846)
Loss carry forwards	249	-	249
Gross deferred tax assets/(liabilities)	3 078	(13 858)	(10 780)

Netting by taxable entity	(1 897)	1 897	-

Net deferred tax assets/(liabilities)	1 181	(11 961)	(10 780)

		2014[1]
Million US dollar	Assets	Liabilities	Net

Property, plant and equipment	457	(2 765)	(2 308)
Intangible assets	264	(9 891)	(9 627)
Inventories	140	(102)	38
Trade and other receivables	51	(98)	(47)
Interest-bearing loans and borrowings	163	(585)	(422)
Employee benefits	899	(51)	848
Provisions	368	(40)	328
Derivatives	50	(6)	44
Other items	614	(1 501	(887)
Loss carry forwards	390	-	390
Gross deferred tax assets/(liabilities)	3 396	(15 039)	(11 643)

Netting by taxable entity	(2 338)	2 338	-

Net deferred tax assets/(liabilities)	1 058	(12 701)	(11 643)

[1]Reclassified to conform to the 2015 presentation.

The change in net deferred taxes recorded in the consolidated statement of financial position can be detailed as follows:

Million US dollar	2015	2014[1]	2013

Balance at 1 January	(11 643)	(11 661)	(10 361)
Recognized in profit or loss	(199)	(185)	(18)
Recognized in other comprehensive income	893	332	(293)
Acquisitions through business combinations	(7)	(250)	(1 143)
Other movements and effect of changes in foreign exchange rates	176	121	154
Balance at 31 December	(10 780)	(11 643)	(11 661)
Most of the temporary differences are related to the fair value adjustment on intangible assets with indefinite useful lives and property, plant and equipment acquired in a business combination. The realization of such temporary differences is unlikely to revert within 12 months.
On 31 December 2015, a deferred tax liability of 235m US dollar (2014: 283m US dollar) relating to investment in subsidiaries has not been recognized because management believes that this liability will not be incurred in the foreseeable future.
Tax losses carried forward and deductible temporary differences on which no deferred tax asset is recognized amount to 2 766m US dollar (2014: 2 397m US dollar). 812m US dollar of these tax losses and deductible temporary differences do not have an expiration date, 66m US dollar, 60m US dollar and 164m US dollar expire within respectively 1, 2 and 3 years, while 1 664m US dollar have an expiration date of more than 3 years. Deferred tax assets have not been recognized on these items because it is not probable that future taxable profits will be available against which these tax losses and deductible temporary differences can be utilized and the company has no tax planning strategy currently in place to utilize these tax losses and deductible temporary differences.

18.	INVENTORIES

Million US dollar	2015	2014

Prepayments	103	86
Raw materials and consumables	1 539	1 723
Work in progress	294	315
Finished goods	819	795
Goods purchased for resale	107	55
	2 862	2 974
Inventories other than work in progress
Inventories stated at net realizable value	46	107
Carrying amount of inventories subject to collateral	-	-
The cost of inventories recognized as an expense in 2015 amounts to 17 137m US dollar, included in cost of sales (2014: 18 756m US dollar; 2013: 17 594m US dollar).
Impairment losses on inventories recognized in 2015 amount to 21m US dollar (2014: 70m US dollar; 2013: 59m US dollar).

19.	TRADE AND OTHER RECEIVABLES
NON-CURRENT TRADE AND OTHER RECEIVABLES

Million US dollar	2015	2014[1]

Cash deposits for guarantees	187	229
Loans to customers	37	40
Deferred collection on disposals	25	26
Tax receivable, other than income tax	86	167
Trade and other receivables	578	800
	913	1 262
For the nature of cash deposits for guarantees see Note 29 Collateral and contractual commitments for the acquisition of property, plant and equipment, loans to customers and other.
CURRENT TRADE AND OTHER RECEIVABLES

Million US dollar	2015	2014[1]

Trade receivables and accrued income	3 241	3 363
Interest receivable	21	63
Tax receivable, other than income tax	353	505
Loans to customers	57	52
Prepaid expenses	465	554
Other receivables	314	175
	4 451	4 712
The fair value of trade and other receivables equals their carrying amounts as the impact of discounting is not significant.

[1]Reclassified to conform to the 2015 presentation.

The ageing of the current trade receivables and accrued income, interest receivable, other receivables and current and non‑current loans to customers can be detailed as follows for 2015 and 2014 respectively:

	Net carrying amount as of December 31, 2015	Of which: neither impaired nor past due on the reporting date	Of which not impaired as of the reporting date and past due
			Less than 30 days	Between 30 and 59 days	Between 60 and 89 days	More than 90 days

Trade receivables and accrued income	3 241	3 105	110	13	13	-
Loans to customers	94	88	3	2	1	-
Interest receivable	21	21	-	-	-	-
Other receivables	314	314	-	-	-	-
	3 670	3 528	113	15	14	-

	Net carrying amount as of December 31, 2014	Of which: neither impaired nor past due on the reporting date	Of which not impaired as of the reporting date and past due
			Less than 30 days	Between 30 and 59 days	Between 60 and 89 days	More than 90 days

Trade receivables and accrued income	3 363	3 164	152	28	19	-
Loans to customers	92	89	1	1	1	-
Interest receivable	63	63	-	-	-	-
Other receivables	175	175	-	-	-	-
	3 694	3 492	153	29	20	-
In accordance with IFRS 7 Financial Instruments: Disclosures, the above analysis of the age of financial assets that are past due as at the reporting date but not impaired also includes the non-current part of loans to customers. Past due amounts were not impaired when collection is still considered likely, for instance because the amounts can be recovered from the tax authorities or AB InBev has sufficient collateral. Impairment losses on trade and other receivables recognized in 2015 amount to 44m US dollar (2014: 39m US dollar).
AB InBev’s exposure to credit, currency and interest rate risks is disclosed in Note 27 Risks arising from financial instruments.

20.	CASH AND CASH EQUIVALENTS

Million US dollar	2015	2014

Short-term bank deposits	4 462	5 804
US Treasury Bills	-	800
Cash and bank accounts	2 461	1 753
Cash and cash equivalents	6 923	8 357

Bank overdrafts	(13)	(41)
	6 910	8 316

The cash outstanding per 31 December 2015 includes restricted cash for an amount of 5m US dollar. This restricted cash refers to outstanding consideration payable to former Anheuser-Busch and Grupo Modelo shareholders who did not yet claim the proceeds from the 2008 and 2013 combinations, respectively.

21.	CHANGES IN EQUITY AND EARNINGS PER SHARE
STATEMENT OF CAPITAL
The tables below summarize the changes in issued capital and treasury shares during the year:
2015:

ISSUED CAPITAL	Issued capital
	Million shares	Million US dollar

At the end of the previous year	1 608	1 736
Changes during the year	-	-
	1 608	1 736

TREASURY SHARES	Treasury shares		Result on the use of treasury shares
	Million shares	Million US dollar	Million US dollar

At the end of the previous year	0.9	(63)	(756)
Changes during the year	1.0	(139)	(668)
	1.9	(202)	(1 424)

2014:

ISSUED CAPITAL	Issued capital
	Million shares	Million US dollar

At the end of the previous year	1 608	1 735
Changes during the year	-	1
	1 608	1 736

TREASURY SHARES	Treasury shares		Result on the use of treasury shares
	Million shares	Million US dollar	Million US dollar

At the end of the previous year	1.6	(97)	(777)
Changes during the year	(0.70)	34	21
	0.9	(63)	(756)

As at 31 December 2015, the total issued capital of 1 736m US dollar is represented by 1 608 242 156 shares without face value, of which 471 374 576 registered shares, and 1 136 867 580 dematerialized shares.
The total of authorized, un-issued capital amounts to 40m US dollar (37m euro).
The holders of ordinary shares are entitled to receive dividends as declared from time to time and are entitled to one vote per share at meetings of the company. In respect of the company’s shares that are held by AB InBev, rights are suspended.
The shareholders’ structure based on the notifications made to the company pursuant to the Belgian Law of 02 May 2007 on the disclosure of significant shareholdings in listed companies is included in the Corporate Governance section of AB InBev’s annual report.
CHANGES IN OWNERSHIP INTERESTS
In compliance with IFRS 10, the acquisition of additional shares in a subsidiary is accounted for as an equity transaction with owners.
During 2015, AB InBev purchased non-controlling interests in subsidiaries for a total consideration of 296m US dollar. As the related subsidiaries were already fully consolidated, the purchases did not impact AB InBev’s profit, but reduced the non‑controlling interests and thus impacted the profit attributable to equity holders of AB InBev.
REPORT ACCORDING TO ARTICLE 624 OF THE BELGIAN COMPANIES CODE - PURCHASE OF OWN SHARES
Using the powers granted at the shareholders meeting of 30 April 2014, the Board of Directors approved a share buyback program for an amount of 1 billion US dollar. As of 31 December 2015, AB InBev bought back 8 200 090 shares for a total amount of 1 billion US dollar, corresponding to 0.51% of the total shares outstanding. The shares acquired were mainly used to fulfill the company’s various share delivery commitments under the stock ownership plan.
During 2015, the company proceeded with the following sale transactions:

•	119 067 shares were granted to executives of the group according to the company’s executive remuneration policy;

•	1 103 228 shares were sold, as a result of the exercise of options granted to employees of the group;

•	Finally, 6 000 400 shares were used to fulfill share delivery commitments.

At the end of the period, the group owned 1 859 625 own shares of which 1 333 731 were held directly by AB InBev.
The par value of the shares is 0.77 euro. As a consequence, the shares that were sold during the year 2015 represent
6 054 778 US dollar (5 561 475 euro) of the subscribed capital and the shares that the company still owned at the end of 2015 represent 1 558 922 US dollar (1 431 911 euro) of the subscribed capital.
DIVIDENDS
On 29 October 2015, an interim dividend of 1.60 euro per share or approximately 2 570m euro was approved by the Board of Directors. This interim dividend was paid out on 16 November 2015. On 24 February 2016, in addition to the interim dividend paid on 16 November 2015, a dividend of 2.00 euro per share or approximately 3 206m euro was proposed by the Board of Directors, reflecting a total dividend payment for 2015 fiscal year of 3.60 euro per share or approximately 5 776m euro.
In accordance with IAS 10 Events after the balance sheet date, the February 2016 dividend has not been recorded in the 2015 financial statements.

On 30 October 2014, an interim dividend of 1.00 euro per share or approximately 1 636m euro was approved by the Board of Directors. This interim dividend was paid out on 14 November 2014. On 29 April 2015, in addition to the interim dividend paid on 14 November 2014, a dividend of 2.00 euro per share or approximately 3 276m euro was approved at the shareholders meeting, reflecting a total dividend payment for 2014 fiscal year of 3.00 euro per share or approximately 4 912m euro. This dividend was paid out on 6 May 2015.
TRANSLATION RESERVES
The translation reserves comprise all foreign currency exchange differences arising from the translation of the financial statements of foreign operations. The translation reserves also comprise the portion of the gain or loss on the foreign currency liabilities and on the derivative financial instruments determined to be effective net investment hedges in conformity with IAS 39 Financial Instruments: Recognition and Measurement hedge accounting rules.
HEDGING RESERVES
The hedging reserves comprise the effective portion of the cumulative net change in the fair value of cash flow hedges to the extent the hedged risk has not yet impacted profit or loss – see also Note 27 Risks arising from financial instruments.
TRANSFERS FROM SUBSIDIARIES
The amount of dividends payable to AB InBev by its operating subsidiaries is subject to, among other restrictions, general limitations imposed by the corporate laws, capital transfer restrictions and exchange control restrictions of the respective jurisdictions where those subsidiaries are organized and operate. Capital transfer restrictions are also common in certain emerging market countries, and may affect AB InBev’s flexibility in implementing a capital structure it believes to be efficient. Dividends paid to AB InBev by certain of its subsidiaries are also subject to withholding taxes. Withholding tax, if applicable, generally does not exceed 15%.
DEFERRED SHARE INSTRUMENT
In a transaction related to the combination with Grupo Modelo, select Grupo Modelo shareholders committed, upon tender of their Grupo Modelo shares, to acquire 23 076 923 AB InBev shares to be delivered within 5 years for a consideration of approximately 1.5 billion US dollar. The consideration was paid on 5 June 2013. Pending the delivery of the AB InBev shares, AB InBev will pay a coupon on each undelivered AB InBev share, so that the Deferred Share Instrument holders are compensated on an after tax basis, for dividends they would have received had the AB InBev shares been delivered to them prior to the record date for such dividend.
The deferred share instrument is classified as an equity instrument, in line with IAS 32, as the number of shares and consideration received are fixed. The coupon to compensate for the dividend equivalent is reported through equity. On 6 May 2015, the company paid a coupon of 2.00 euro per share or approximately 62m US dollar. On 16 November 2015, the company paid a coupon of 1.60 euro per share or approximately 41m US dollar.
STOCK LENDING
In order to fulfil AB InBev’s commitments under various outstanding stock option plans, AB InBev entered into stock lending arrangements for up to 15 million of its own ordinary shares. AB InBev shall pay any dividend equivalent, after tax in respect of the loaned securities. This payment will be reported through equity as dividend.
As of 31 December 2015, 10.6 million loaned securities were used to fulfil stock option plan commitments.
EARNINGS PER SHARE
The calculation of basic earnings per share is based on the profit attributable to equity holders of AB InBev of 8 273m US dollar (2014: 9 216m US dollar; 2013: 14 394m US dollar) and a weighted average number of ordinary shares (including deferred share instruments and stock lending) outstanding during the year, calculated as follows:

Million shares	2015	2014	2013

Issued ordinary shares at 1 January, net of treasury shares	1 607	1 607	1 602
Effect of shares issued and share buyback programs	(2)	-	2
Effect of stock lending	10	4	-
Effect of undelivered shares under the deferred share instrument	23	23	13
Weighted average number of ordinary shares at 31 December	1 638	1 634	1 617

The calculation of diluted earnings per share is based on the profit attributable to equity holders of AB InBev of 8 273m US dollar (2014: 9 216m US dollar; 2013: 14 394m US dollar) and a weighted average number of ordinary shares (diluted) outstanding (including deferred share instruments and stock lending) during the year, calculated as follows:

Million shares	2015	2014	2013

Weighted average number of ordinary shares at 31 December	1 605	1 607	1 604
Effect of stock lending	10	4	-
Effect of undelivered shares under the deferred share instrument	23	23	13
Effect of share options, warrants and restricted stock units	30	31	33
Weighted average number of ordinary shares (diluted) at 31 December	1 668	1 665	1 650

The calculation of earnings per share before exceptional items is based on the profit after tax and before exceptional items, attributable to equity holders of AB InBev. A reconciliation of profit before exceptional items, attributable to equity holders of AB InBev to profit attributable to equity holders of AB InBev is calculated as follows:

Million US dollar	2015	2014	2013

Profit before exceptional items, attributable to equity holders of AB InBev	8 513	8 865	7 936
Exceptional items, after taxes, attributable to equity holders of AB InBev (refer Note 8)	(26)	(158)	6 175
Exceptional finance cost, after taxes, attributable to equity holders of AB InBev (refer Note 8)	(214)	509	283
Profit attributable to equity holders of AB InBev	8 273	9 216	14 394

The table below sets out the EPS calculation:

Million US dollar	2015	2014	2013

Profit attributable to equity holders of AB InBev	8 273	9 216	14 394
Weighted average number of ordinary shares	1 638	1 634	1 617
Basic EPS	5.05	5.64	8.90

Profit before exceptional items, attributable to equity holders of AB InBev	8 513	8 865	7 936
Weighted average number of ordinary shares	1 638	1 634	1 617
EPS before exceptional items	5.20	5.43	4.91

Profit attributable to equity holders of AB InBev	8 273	9 216	14 394
Weighted average number of ordinary shares (diluted)	1 668	1 665	1 650
Diluted EPS	4.96	5.54	8.72

Profit before exceptional items, attributable to equity holders of AB InBev	8 513	8 865	7 936
Weighted average number of ordinary shares (diluted)	1 668	1 665	1 650
Diluted EPS before exceptional items	5.10	5.32	4.81

The average market value of the company’s shares for purposes of calculating the dilutive effect of share options and restricted stock units was based on quoted market prices for the period that the options and restricted stock units were outstanding. 0.2m share options were anti-dilutive and not included in the calculation of the dilutive effect as at 31 December 2015.

22.	INTEREST-BEARING LOANS AND BORROWINGS
This note provides information about the company’s interest-bearing loans and borrowings. For more information about the company’s exposure to interest rate and foreign exposure currency risk - refer to Note 27 Risks arising from financial instruments.

NON-CURRENT LIABILITIES Million US dollar	2015	2014

Secured bank loans	175	169
Unsecured bank loans	89	260
Unsecured bond issues	43 112	43 014
Unsecured other loans	43	57
Finance lease liabilities	122	130
	43 541	43 630

CURRENT LIABILITIES Million US dollar	2015	2014

Secured bank loans	102	117
Commercial papers	2 087	2 211
Unsecured bank loans	1 380	560
Unsecured bond issues	2 330	4 535
Unsecured other loans	9	25
Finance lease liabilities	4	3
	5 912	7 451

The current and non-current interest-bearing loans and borrowings amount to 49.5 billion US dollar as of 31 December 2015, compared to 51.1 billion US dollar as of 31 December 2014.
On 20 April 2015, AB InBev issued 3.0 billion euro aggregate principal amount of notes, consisting of 0.75 billion euro aggregate principal amount of floating rate notes due 2018 bearing interest at an annual rate of 25 basis points above three-month EURIBOR; 1.0 billion euro aggregate principal amount of fixed rate notes due 2023 bearing interest at an annual rate of 0.80% and 1.25 billion euro aggregate principal amount of fixed rate notes due 2030 bearing interest at an annual rate of 1.50%. The use of the proceeds of such issuance was for general corporate purposes.
On 23 July 2015, Anheuser-Busch InBev Finance Inc., a subsidiary of AB InBev, issued 565 million US dollar aggregated principal amount of fixed rate notes due 2045. The notes will bear interest at an annual rate of 4.60%.
Commercial papers amount to 2.1 billion US dollar as of 31 December 2015 and include programs in US dollar and euro with a total authorized issuance up to 3.0 billion US dollar and 1.0 billion euro, respectively.

Effective 28 August 2015, AB InBev amended the terms of the 8.0 billion US dollar 5-year 2010 Senior Facilities Agreement, originally entered into in February 2010 and subsequently amended to a 7.2 billion US dollar facility with a revised maturity of July 2018. The August 2015 amendments increased the total amount of the facilities to 9.0 billion US dollar and extended the maturity to August 2020. As of 31 December 2015, there are no amounts drawn under the 9.0 billion US dollar 2010 amended Senior Facilities Agreement.
In connection with the proposed combination with SABMiller, AB InBev entered into a 75.0 billion US dollar Committed Senior Acquisition Facilities agreement dated 28 October 2015 to fund the cash consideration of the transaction. The new financing consists of a 10.0 billion US dollar Disposal Bridge Facility, a 15.0 billion US dollar Cash/DCM Bridge Facility A, a 15.0 billion US dollar Cash/DCM Bridge Facility B, a 25.0 billion US dollar Term Facility A, and a 10.0 billion US dollar Term Facility B, (“2015 Committed Senior Acquisition Facilities Agreement”).
The margins on each facility will be determined based on ratings assigned by rating agencies to AB InBev long-term debt. For the Disposal Bridge Facility, the Cash/DCM Bridge Facility A and the Cash/DCM Bridge Facility B, the margin ranges between 0.85% per annum and 1.30% per annum. For Term Facility A, the margin ranges between 0.90% per annum and 1.35% per annum and for Term Facility B, the margin ranges between 1.00% per annum and 1.45% per annum.
For the purposes of calculating the commitment fees, until such time as S&P and Moody's have assigned (or indicated on a pro-forma basis assuming completion of the Acquisition) to AB InBev a credit rating taking into account the Acquisition, the margin applicable to each facility shall be calculated on the basis that AB InBev's credit rating is not higher than A-/A3. At AB InBev’s rating as of 31 December 2015 of A-/A2, the initial margins would have been 1.00%, 1.00%, 1.00%, 1.10%, and 1.25% respectively.
All proceeds from the drawdown under the 2015 Committed Senior Acquisition Facilities Agreement must be applied, directly or indirectly, towards the acquisition of SABMiller, refinancing of existing indebtedness of SABMiller or any costs in connection therewith. As of 31 December 2015, all facilities remain undrawn. Each facility is available to be drawn until 28 October 2016, subject to an extension up to 28 April 2017 at AB InBev’s option. The maximum tenor for Term Facility A and Term Facility B is determined by reference to the date of the 2015 Committed Senior Acquisition Facilities Agreement and will not be affected by an extension of the availability period. Customary commitment fees are payable on any undrawn but available funds under the 2015 Committed Senior Acquisition Facilities Agreement. These fees are recorded as exceptional finance cost.
On 27 January 2016, AB InBev announced that it had cancelled the Bridge to Cash / DCM Facilities A & B totaling 30 billion US dollar and had chosen to make a voluntary cancellation of 12.5 billion US dollar of the Term Facility A of the 75.0 billion US dollar Committed Senior Acquisition Facilities following approximately 47 billion US dollar capital markets issuances in January 2016– see also Note  33: Events after the balance sheet date.
AB InBev is in compliance with all its debt covenants as of 31 December 2015. The 2010 Senior Facilities and the 2015 Committed Senior Acquisition Facilities Agreement do not include restrictive financial covenants.

TERMS AND DEBT REPAYMENT SCHEDULE AT 31 DECEMBER 2015 Million US dollar	Total	1 year or less	1-2 years	2-3 years	3-5 years	More than 5 years

Secured bank loans	277	102	72	20	28	55
Commercial papers	2 087	2 087	-	-	-	-
Unsecured bank loans	1 469	1 380	84	-	5	-
Unsecured bond issues	45 442	2 330	6 415	4 613	10 163	21 921
Unsecured other loans	52	9	10	8	9	16
Finance lease liabilities	126	4	4	5	15	98
	49 453	5 912	6 585	4 646	10 220	22 090
TERMS AND DEBT REPAYMENT SCHEDULE AT 31 DECEMBER 2014 Million US dollar	Total	1 year or less	1-2 years	2-3 years	3-5 years	More than 5 years

Secured bank loans	286	117	72	28	41	28
Commercial papers	2 211	2 211	-	-	-	-
Unsecured bank loans	820	560	138	63	59	-
Unsecured bond issues	47 549	4 535	2 383	6 682	10 240	23 709
Unsecured other loans	82	25	14	10	13	20
Finance lease liabilities	133	3	4	4	14	108
	51 081	7 451	2 611	6 787	10 367	23 865

FINANCE LEASE LIABILITIES Million US dollar	2015 Payments	2015 Interests	2015 Principal	2014 Payments	2014 Interests	2014 Principal

Less than one year	14	10	4	14	11	3
Between one and two years	14	10	4	13	10	3
Between two and three years	14	9	5	14	10	4
Between three and five years	32	17	15	33	19	14
More than 5 years	145	47	98	168	59	109
	219	93	126	242	109	133

Net debt is defined as non-current and current interest-bearing loans and borrowings and bank overdrafts minus debt securities and cash. Net debt is a financial performance indicator that is used by AB InBev’s management to highlight changes in the company’s overall liquidity position. The company believes that net debt is meaningful for investors as it is one of the primary measures AB InBev’s management uses when evaluating its progress towards deleveraging.

AB InBev’s net debt increased to 42.2 billion US dollar as of 31 December 2015, from 42.1 billion US dollar as of 31 December 2014. Apart from operating results net of capital expenditures, the net debt is mainly impacted by share buyback (1.0 billion US dollar), dividend payments to shareholders of AB InBev and Ambev (8.0 billion US dollar), the payment of interests and taxes (4.0 billion US dollar) and the impact of changes in foreign exchange rates (1.1 billion US dollar decrease of net debt).
The following table provides a reconciliation of AB InBev’s net debt as of the dates indicated:

Million US dollar	2015	2014

Non-current interest-bearing loans and borrowings	43 541	43 630
Current interest-bearing loans and borrowings	5 912	7 451
	49 453	51 081

Bank overdrafts	13	41
Cash and cash equivalents	(6 923)	(8 357)
Interest bearing loans granted (included within Trade and other receivables)	(286)	(308)
Debt securities (included within Investment securities)	(72)	(322)
Net debt	42 185	42 135

23.	EMPLOYEE BENEFITS
AB InBev sponsors various post-employment benefit plans worldwide. These include pension plans, both defined contribution plans, and defined benefit plans, and other post-employment benefits. In accordance with IAS 19 Employee Benefits post-employment benefit plans are classified as either defined contribution plans or defined benefit plans.
DEFINED CONTRIBUTION PLANS
For defined contribution plans, AB InBev pays contributions to publicly or privately administered pension funds or insurance contracts. Once the contributions have been paid, the group has no further payment obligation. The regular contribution expenses constitute an expense for the year in which they are due. For 2015, contributions paid into defined contribution plans for the company amounted to 90m US dollar compared to 145m US dollar for 2014 and 117m US dollar for 2013.
DEFINED BENEFIT PLANS
During 2015, the company contributed to 62 defined benefit plans, of which 50 are retirement plans and 12 are medical cost plans. Most plans provide retirement and leaving service benefits related to pay and years of service. The Belgian, Brazilian, Dominican Republic, Dutch, Canadian, South Korean, Mexican, UK and US plans are partially funded. When plan assets are funded, the assets are held in legally separate funds set up in accordance with applicable legal requirements and common practice in each country. The medical cost plans in Canada, US, and Brazil provide medical benefits to employees and their families after retirement. Many of the defined benefit plans are closed to new entrants.
The present value of funded obligations includes a 126m US dollar liability related to two medical plans in Brazil, for which the benefits are provided through the Fundação Antonio Helena Zerrenner (“FAHZ”). The FAHZ is a legally distinct entity which provides medical, dental, educational and social assistance to current and retired employees of Ambev. On 31 December 2015, the actuarial liabilities related to the benefits provided by the FAHZ are fully offset by an equivalent amount of assets existing in the fund. The net liability recognized in the balance sheet is nil.
The employee benefit net liability amounts to 2 722m US dollar as of 31 December 2015 compared to 3 039m US dollar as of 31 December 2014. In 2015, the fair value of the plan assets value decreased by 698m US dollar and the defined benefit obligations decreased by 991m US dollar. The decrease in the employee benefit net liability is mainly driven by changes in discount rates and currency translation, partially offset by negative asset returns.
The company’s net liability for post-employment and long-term employee benefit plans comprises the following at 31 December:

Million US dollar	2015	2014

Present value of funded obligations	(6 905)	(7 776)
Fair value of plan assets	5 075	5 773
Present value of net obligations for funded plans	(1 830)	(2 003)
Present value of unfunded obligations	(689)	(809)
Present value of net obligations	(2 519)	(2 812)

Unrecognized asset	(137)	(171)
Net liability	(2 656)	(2 983)

Other long term employee benefits	(67)	(57)

Total employee benefits	(2 723)	(3 039)

Employee benefits amounts in the balance sheet:
Liabilities	(2 725)	(3 049)
Assets	2	10
Net liability	(2 723)	(3 039)

The changes in the present value of the defined benefit obligations are as follows:

Million US dollar	2015	2014	2013

Defined benefit obligation at 1 January	(8 585)	(9 073)	(9 055)
Current service costs	(81)	(74)	(105)
Interest cost	(354)	(438)	(428)
Past service gain/(cost)	8	334	63
(Losses)/gains on curtailments	-	-	88
Settlements	3	176	-
Benefits paid	517	896	498
Contribution by plan participants	(4)	(4)	(4)
Acquisition and disposal through business combination	-	(78)	(942)
Actuarial gains/(losses) – demographic assumptions	4	(210)	(110)
Actuarial gains/(losses) – financial assumptions	283	(962)	729
Experience adjustments	14	(40)	33
Exchange differences	606	445	160
Transfers and other movements	(5)	443	-
Defined benefit obligation at 31 December	(7 594)	(8 585)	(9 073)

As at the last valuation date, the present value of the defined benefit obligation was comprised of approximately 1.8 billion US dollar relating to active employees, 1.5 billion US dollar relating to deferred members and 4.3 billion US dollar relating to members in retirement.
The changes in the fair value of plan assets are as follows:

Million US dollar	2015	2014	2013

Fair value of plan assets at 1 January	5 773	6 376	5 704
Interest income	253	328	299
Administration costs	(20)	(24)	(23)
Return on plan assets exceeding interest income	(211)	418	159
Contributions by AB InBev	275	326	324
Contributions by plan participants	4	4	4
Benefits paid net of administration costs	(517)	(896)	(498)
Acquisition through business combination	-	51	694
Assets distributed on settlements	-	(82)	-
Exchange differences	(482)	(338)	(141)
Transfers and other movements	-	(392)	(146)
Fair value of plan assets at 31 December	5 075	5 773	6 376

Actual return on plans assets amounted to a gain of 42m US dollar in 2015 compared to a gain of 746m US dollar in 2014. The decrease is mainly driven by lower market returns particularly in United States, United Kingdom and Brazil. Actual return on plans assets amounted to a gain of 746m US dollar in 2014 compared to a gain of 458m US dollar in 2013. The increase is mainly driven by higher market returns particularly in Brazil, US and UK.
The acquisition through business combinations in 2014 stems from the OB combination.
The changes in the irrecoverable surplus are as follows:

Million US dollar	2015	2014	2013

Irrecoverable surplus impact at 1 January	(171)	(136)	(307)
Interest expense	(15)	(12)	(27)
Change in asset ceiling excluding amounts included in interest expense	49	(22)	197
Irrecoverable surplus impact at 31 December	(137)	(171)	(136)

The expense recognized in the income statement with regard to defined benefit plans can be detailed as follows:

Million US dollar	2015	2014	2014

Current service costs	(81)	(74)	(105)
Administration costs	(20)	(24)	(23)
Past service cost	8	334	63
(Losses)/gains on settlements or curtailments	(2)	94	88
Profit from operations	(95)	330	23
Net finance cost	(116)	(124)	(156)
Total employee benefit expense	(211)	206	(132)

The employee benefit expense is included in the following line items of the income statement:

Million US dollar	2015	2014[1]	2013

Cost of sales	(64)	(1)	(56)
Distribution expenses	(8)	(9)	(3)
Sales and marketing expenses	(14)	(14)	(8)
Administrative expenses	(17)	(15)	9
Other operating (expense)/income	6	284	2
Exceptional items	2	85	80
Net finance cost	(116)	(124)	(156)
	(211)	206	(132)
During 2014, the company amended certain post-retirement pension and healthcare benefits, mainly in the US.
Weighted average assumptions used in computing the benefit obligations at the balance sheet date are as follows:

	2015
	United States	Canada	Mexico	Brazil	United Kingdom	AB InBev

Discount rate	4.4%	4.1%	7.0%	12.1%	4.0%	4.6%
Price inflation	-	2.0%	3.5%	4.5%	3.2%	2.7%
Future salary increases	2.0%	1.0%	4.8%	5.8%	-	3.6%
Future pension increases	-	-	3.5%	-	2.9%	2.7%
Medical cost trend rate	6.2%-5.0%	4.5%	-	8.2%	-	6.6%-5.9%
Life expectation for a 65 year old male	85	86	82	85	87	85
Life expectation for a 65 year old female	88	89	85	88	89	88

	2014
	United States	Canada	Mexico	Brazil	United Kingdom	AB InBev

Discount rate	4.1%	4.1%	6.5%	10.8%	3.8%	4.4%
Price inflation	-	2.0%	3.5%	4.5%	3.0%	2.7%
Future salary increases	2.0%	1.0%	4.7%	5.8%	-	3.6%
Future pension increases	-	-	3.5%	-	2.8%	2.7%
Medical cost trend rate	6.9%-5.0%	4.5%	-	8.2%	-	7.7%-5.8%
Life expectation for a 65 year old male	85	86	82	85	87	85
Life expectation for a 65 year old female	88	89	85	88	89	88

Through its defined benefit pension plans and post-employment medical plans, the company is exposed to a number of risks, the most significant are detailed below:
ASSET VOLATILITY
The plan liabilities are calculated using a discount rate set with reference to high quality corporate yields; if plan assets underperform this yield, the company’s net defined benefit obligation may increase. Most of the company’s funded plans hold a significant proportion of equities, which are expected to outperform corporate bonds in the long-term while providing volatility and risk in the short-term. As the plans mature, the company usually reduces the level of investment risk by investing more in assets that better match the liabilities.
CHANGES IN BOND YIELDS
A decrease in corporate bond yields will increase plan liabilities, although this will be partially offset by an increase in the value of the plans’ bond holdings.
INFLATION RISK
Some of the company’s pension obligations, mainly in the UK, are linked to inflation, and higher inflation will lead to higher liabilities. The majority of the plan’s assets are either unaffected by or loosely correlated with inflation, meaning that an increase in inflation could potentially increase the company’s net benefit obligation.
LIFE EXPECTANCY
The majority of the plans’ obligations are to provide benefits for the life of the member, so increases in life expectancy will result in an increase in the plans’ liabilities.
INVESTMENT STRATEGY
In case of funded plans, the company ensures that the investment positions are managed within an asset-liability matching (ALM) framework that has been developed to achieve long-term investments that are in line with the obligations under the pension schemes. Within this framework, the company’s ALM objective is to match assets to the pension obligations by investing in long-term fixed interest securities with maturities that match the benefit payments as they fall due and in the appropriate currency. The company actively monitors how the duration and the expected yield of the investments are matching the expected cash outflows arising from the pension obligation. In 2015, the company has started the implementation of a new pension de-risking strategy to

[1]Reclassified to conform to the 2015 presentation.

reduce the risk profile of certain plans by reducing gradually the current exposure to equities and shifting those assets to fixed income securities.
The weighted average duration of the defined benefit obligation is 14.4 years (2014: 14.3 years).
The sensitivity of the defined benefit obligation to changes in the weighted principal assumptions is:

Million US dollar	2015
	Change in assumption	Increase in assumption	Decrease in assumption
Discount rate	0.5%	(477)	523
Future salary increase	0.5%	26	(24)
Medical cost trend rate	1%	34	(30)
Longevity	One year	201	(197)

Sensitivities are what is reasonably possible changes in assumptions and they are calculated using the same approach as was used to determine the defined benefit obligation. Therefore, the above information is not necessarily a reasonable representation of future results.
The above are purely hypothetical changes in individual assumptions holding all other assumptions constant: economic conditions and changes therein will often affect multiple assumptions at the same time and the effects of changes in key assumptions are not linear.
The fair value of plan assets at 31 December consists of the following:

	2015			2014
	Quoted	Unquoted	Total	Quoted	Unquoted	Total
Government bonds	26%	-	26%	29%	-	29%
Corporate bonds	31%	-	31%	26%	-	26%
Equity instruments	29%	-	29%	36%	-	36%
Property	-	3%	3%	-	3%	3%
Insurance contracts and others	10%	1%	11%	5%	1%	6%
	96%	4%	100%	96%	4%	100%

AB InBev expects to contribute approximately 242m US dollar for its funded defined benefit plans and 61m US dollar in benefit payments to its unfunded defined benefit plans and post-retirement medical plans in 2016.

24.	SHARE-BASED PAYMENTS[1]
Different share and share option programs allow company senior management and members of the board of directors to receive or acquire shares of AB InBev or Ambev. AB InBev has three primary share-based compensation plans, the share-based compensation plan (“Share-Based Compensation Plan”), established in 2006 and amended as from 2010, the long-term incentive warrant plan (“LTI Warrant Plan”), established in 1999 and replaced by a long-term incentive stock option plan for directors (“LTI Stock Option Plan Directors”) in 2014, and the long-term incentive stock-option plan for executives (“LTI Stock Option Plan Executives”), established in 2009. For all option plans, the fair value of share-based payment compensation is estimated at grant date, using a binomial Hull model, modified to reflect the IFRS 2 Share‑based Payment requirement that assumptions about forfeiture before the end of the vesting period cannot impact the fair value of the option.
Share-based payment transactions resulted in a total expense of 225m US dollar for the year 2015 (including the variable compensation expense settled in shares), as compared to 251m US dollar for the year 2014 and 243m US dollar for the year 2013.
AB INBEV SHARE-BASED PAYMENT PROGRAMS
Share-Based Compensation Plan
As from 1 January 2010, the structure of the Share-Based Compensation Plan for certain executives, including the executive board of management and other senior management in the general headquarters, has been modified. From 1 January 2011, the new plan structure applies to all other senior management. Under this plan, the executive board of management and other senior employees will receive their bonus in cash but have the choice to invest some or all of the value of their bonus in AB InBev shares with a five-year vesting period, referred to as bonus shares. Such voluntary investment leads to a 10% discount to the market price of the shares. The company will also match such voluntary investment by granting three matching shares for each bonus share voluntarily invested in, up to a limited total percentage of each participant’s bonus. The percentage of the variable compensation that is entitled to get matching shares varies depending on the position of the executive. The matching is based on the gross amount of the variable compensation invested. The discount shares and matching shares are granted in the form of restricted stock units which have a five-year vesting period. Additionally, the holders of the restricted stock units may be entitled to receive from AB InBev additional restricted stock units equal to the dividends declared since the restricted stock units were granted.
During 2015, AB InBev issued 0.4m of matching restricted stock units in relation to the 2014 bonus and 0.1m matching restricted stock units in relation to a 2015 bonus granted to company employees and management. These matching restricted stock units are valued at the share price at the day of grant, representing a fair value of approximately 54m US dollar, and cliff vest after five years. During 2014, AB InBev issued 0.9m of matching restricted stock units according to the Share-Based Compensation Plan, with an estimated fair value of approximately 90m US dollar, in relation to the 2013 bonus.

[1]Amounts have been converted to US dollar at the average rate of the period, unless otherwise indicated.

LTI Stock Option Plan for Directors
Before 2014, the company issued regularly warrants, or rights to subscribe for newly issued shares under the LTI Warrant Plan for the benefit of directors and, until 2006, for the benefit of members of the executive board of management and other senior employees. LTI warrants were subject to a vesting period ranging from one to three years. Forfeiture of a warrant occurs in certain circumstances when the holder leaves the company’s employment.
Since 2007, members of the executive board of management and other employees are no longer eligible to receive warrants under the LTI Warrant Plan, but instead receive a portion of their compensation in the form of shares and options granted under the Share-Based Compensation Plan and the LTI Stock Option Plan Executives.
Since 2014, directors are no longer eligible to receive warrants under the LTI Warrant Plan. Instead, on 30 April 2014, the annual shareholders meeting decided to replace the LTI Warrant Plan by a LTI Stock Option plan for directors. As a result, grants for directors now consist of LTI stock options instead of LTI warrants (i.e. the right to purchase existing shares instead of the right to subscribe to newly issued shares). Grants are made annually at the company’s shareholders meeting on a discretionary basis upon recommendation of the Remuneration Committee. The LTI stock options have an exercise price that is set equal to the market price at the time of the granting, a maximum lifetime of 10 years and an exercise period that starts after 5 years. The LTI stock options cliff vest after 5 years. Unvested options are subject to specific forfeiture provisions in the event that the directorship is not renewed upon the expiry of its term or is terminated in the course of its term, both due to a breach of duty by the director.
AB InBev granted 0.2m stock options to members of the board of directors during 2015 representing a fair value of approximately 5m US dollar (2014: 0.2m stock options with a fair value of approximately 4m US dollar).
Furthermore, at the annual shareholders meeting of 30 April 2014, all outstanding LTI warrants granted under the company’s LTI Warrant Plan were converted into LTI stock options, i.e. the right to purchase existing ordinary shares of Anheuser-Busch InBev SA/NV instead of the right to subscribe to newly issued shares. All other terms and conditions of the existing grants under the LTI Warrant Plan remain unchanged.
LTI Stock Option Plan Executives
As from 1 July 2009, senior employees are eligible for an annual long-term incentive to be paid out in LTI stock options (or, in future, similar share-based instruments), depending on management’s assessment of the employee’s performance and future potential.
In December 2015 AB InBev issued 4.7m LTI stock options with an estimated fair value of 117m US dollar, whereby 1.1m options relate to American Depositary Shares (ADSs) and 3.6m options to AB InBev shares. In December 2014 AB InBev issued 4.4m LTI stock options with an estimated fair value of 101m US dollar, whereby 1.3m options relate to American Depositary Shares (ADSs) and 3.1m options to AB InBev shares.
Exceptional incentive stock options
On 22 December 2015, approximately 4.8 million options were granted to a selected group of 65 members of the company’s senior management who are not members of the executive board of management and are considered to be instrumental to help the company to achieve its ambitious growth target. Each option gives the grantee the right to purchase one existing share. The exercise price of the options is 113.00 Euro which corresponds to the closing share price on the day preceding the grant date.
The options have a duration of 10 years from granting and vest after 5 years. They only become exercisable provided a performance test is met by AB InBev.
No exceptional incentive stock options were granted to members of the executive board of management.
Other Grants
AB InBev has in place three specific long-term restricted stock unit programs.
One program allows for the offer of restricted stock units to certain employees in certain specific circumstances, whereby grants are made at the discretion of the CEO, e.g. to compensate for assignments of expatriates in countries with difficult living conditions. The restricted stock units vest after five years and in case of termination of service before the vesting date, special forfeiture rules apply. In 2015, 0.1m restricted stock units with an estimated fair value of 15m US dollar were granted under this program to a selected number of employees (2014: 0.1m restricted stock units with an estimated fair value of 2m US dollar).
A second program allows for the exceptional offer of restricted stock units to certain employees at the discretion of the Remuneration Committee of AB InBev as a long-term retention incentive for key employees of the company. Employees eligible to receive a grant under this program receive two series of restricted stock units, the first half of the restricted stock units vesting after five years, the second half after ten years. In case of termination of service before the vesting date, special forfeiture rules apply. In 2015 0.2m restricted stock units with an estimated fair value of 26m US dollar were granted under this program to a selected number of employees (2014: 0.2m restricted stock units with an estimated fair value of 21m US dollar).
A third program allows certain employees to purchase company shares at a discount aimed as a long-term retention incentive for (i) high-potential employees of the company, who are at a mid-manager level (“People bet share purchase program”) or (ii) for newly hired employees. The voluntary investment in company shares leads to the grant of 3 matching shares for each share invested. The discount and matching shares are granted in the form of restricted stock units which vest after 5 years. In case of termination before the vesting date, special forfeiture rules apply. In 2015, employees purchased shares under this program for the equivalent of 0.8m US dollar (2014: equivalent of 0.5m US dollar).
In order to maintain consistency of benefits granted to executives and to encourage international mobility of executives, an options exchange program has been executed whereby unvested options are exchanged against restricted shares that remain locked-up until 31 December 2023. In 2015, no unvested options were exchanged against restricted shares (2014: 0.5m unvested options were exchanged against 0.5m restricted shares). As a variant to this program, the Remuneration Committee has also approved the early release of the vesting conditions of 1.0m unvested options. The shares that result from the exercise of the options must remain locked-up until 31 December 2023. As the vesting period for these stock options was changed, an accelerated expense was recorded as a result of the modification. Furthermore, certain options granted have been modified whereby the dividend protected feature of these options have been cancelled and compensated by the issuance of new additional options. As there was no change between the fair value of the original award immediately before the modification and the fair value of the modified award immediately after the modification, no additional expense was recorded as a result of the modification. In 2015 no new options related to the dividend protection feature were issued (2014: 0.1m new options).
For further information on share-based payment grants of previous years, please refer to Note 24 Share-based payments of the 2014 consolidated financial statements.
The weighted average fair value of the options and assumptions used in applying the AB InBev option pricing model for the 2015 grants of awards described above are as follows:

Amounts in US dollar unless otherwise indicated[1]	2015	2014	2013

Fair value of options and warrants granted	21.78	20.70	21.74
Share price	125.29	113.29	103.06
Exercise price	125.29	113.29	103.05
Expected volatility	24%	24%	24%
Expected dividends	3.00%	3.00%	2.92%
Risk-free interest rate	0.82%	1.23%	2.06%

Expected volatility is based on historical volatility calculated using 2785 days of historical data. In the determination of the expected volatility, AB InBev is excluding the volatility measured during the period 15 July 2008 until 30 April 2009, in view of the extreme market conditions experienced during that period. The binomial Hull model assumes that all employees would immediately exercise their options if the AB InBev share price is 2.5 times above the exercise price. As a result, no single expected option life applies.
The total number of outstanding AB InBev options and warrants developed as follows:

Million options and warrants	2015	2014	2013

Options and warrants outstanding at 1 January	45.6	52.5	53.3
Options and warrants issued during the year	9.7	4.5	4.8
Options and warrants exercised during the year	(6.6)	(10.0)	(4.2)
Options and warrants forfeited during the year	(1.1)	(1.4)	(1.4)
Options and warrants outstanding at the end of December	47.6	45.6	52.5

The range of exercise prices of the outstanding options and warrants is between 10.32 euro (11.24 US dollar)1 and 121.95 euro (132.77 US dollar)1 while the weighted average remaining contractual life is 7.22 years.
Of the 47.6m outstanding options and warrants 8.8m are vested at 31 December 2015.
The weighted average exercise price of the AB InBev options and warrants is as follows:

Amounts in US dollar[1]	2015	2014	2013

Options and warrants outstanding at 1 January	51.35	45.38	38.31
Granted during the year	126.67	113.29	103.05
Exercised during the year	32.47	24.40	41.07
Forfeited during the year	54.88	45.75	45.18
Outstanding at the end of December	64.50	51.35	45.38
Exercisable at the end of December	37.15	36.21	57.28

For share options and warrants exercised during 2015, the weighted average share price at the date of exercise was 111.56 euro (121.45 US dollar)1.
The total number of outstanding AB InBev restricted stock units developed as follows:

Million restricted stock units	2015	2014	2013

Restricted stock units outstanding at 1 January	5.8	4.7	3.3
Restricted stock units issued during the year	1.0	1.3	1.6
Restricted stock units exercised during the year	(1.0)	-	-
Restricted stock units forfeited during the year	(0.2)	(0.2)	(0.2)
Restricted stock units outstanding at the end of December	5.6	5.8	4.7

AMBEV SHARE-BASED PAYMENT PROGRAMS
Since 2005, Ambev has had a plan which is substantially similar to the Share-based compensation plan under which bonuses granted to company employees and management are partially settled in shares. Under the Share-based compensation plan as modified as of 2010 Ambev issued in March 2015, 2.7m restricted stock units with an estimated fair value of 15m US dollar (2014: 5.2m restricted stock units with an estimated fair value of 38m US dollar).

[1] Amounts have been converted to US dollar at the closing rate of the respective period.

As from 2010, senior employees are eligible for an annual long-term incentive to be paid out in Ambev LTI stock options (or, in future, similar share-based instruments), depending on management’s assessment of the employee’s performance and future potential. In 2015, Ambev granted 16.5m LTI stock options with an estimated fair value of 40m US dollar (2014: 16.8m LTI stock options with an estimated fair value of 37m US dollar).
In order to encourage the mobility of managers, the features of certain Ambev options granted in previous years have been modified whereby the dividend protection of these options was cancelled and replaced by the issuance of 0.1m options in 2015 representing the economic value of the dividend protection feature (2014: 0.2m options). Since there was no change between the fair value of the original award before the modification and the fair value of the modified award after the modification, no additional expense was recorded as a result of this modification.
The weighted fair value of the options and assumptions used in applying a binomial option pricing model for the 2015 Ambev grants are as follows:

Amounts in US dollar unless otherwise indicated[1]	2015	2014	2013

Fair value of options granted	2.01	1.96	2.61
Share price	4.72	6.00	7.30
Exercise price	4.72	6.00	7.30
Expected volatility	27%	32%	33%
Expected dividends	0.00% - 5.00%	0.00% - 5.00%	0.00% - 5.00%
Risk-free interest rate	15.90%[2]	2.20% - 12.40%[2]	1.90% – 12.60%[2]

The total number of outstanding Ambev options developed as follows:

Million options	2015	2014	2013

Options outstanding at 1 January	126.1	147.7	143.9
Options issued during the year	16.6	17.0	13.1
Options exercised during the year	(20.0)	(34.8)	(7.2)
Options forfeited during the year	(1.0)	(3.8)	(2.1)
Options outstanding at the end of December	121.7	126.1	147.7
Following the decision of the shareholders meeting of 30 July 2013 effective on 11 November 2013, each common share issued by Ambev was split into 5 shares, without any modification to the amount of the capital stock of Ambev. As a consequence of the split of the Ambev shares with a factor 5, the exercise price and the number of options were adjusted with the intention of preserving the rights of the existing option holders.
The range of exercise prices of the outstanding options is between 0.35 Brazilian real (0.09 US dollar)1 and 26.57 Brazilian real (6.80 US dollar)1 while the weighted average remaining contractual life is 6.30 years.
Of the 121.8m outstanding options 48.7m options are vested at 31 December 2015.
The weighted average exercise price of the Ambev options is as follows:

Amounts in US dollar[1]	2015	2014	2013

Options outstanding at 1 January	3.79	2.69	3.54
Granted during the year	4.72	6.03	7.27
Exercised during the year	1.29	1.45	1.15
Forfeited during the year	5.21	4.25	3.46
Outstanding at the end of December	3.17	3.79	2.69
Exercisable at the end of December	0.84	1.11	1.42
For share options exercised during 2015, the weighted average share price at the date of exercise was 18.95 Brazilian real (4.85 US dollar)1.
The total number of outstanding Ambev restricted stock units developed as follows:

Million restricted stock units	2015	2014	2013

Restricted stock units outstanding at 1 January	17.5	15.6	11.5
Restricted stock units issued during the year	2.7	5.2	4.3
Restricted stock units exercised during the year	(0.8)	(2.3)	-
Restricted stock units forfeited during the year	(0.3)	(1.0)	(0.2)
Restricted stock units outstanding at the end of December	19.1	17.5	15.6

During 2015, a limited number of Ambev shareholders who are part of the senior management of AB InBev were given the opportunity to exchange Ambev shares against a total of 0.3m AB InBev shares (0.6m AB InBev shares in 2014) at a discount of 16.7% provided that they stay in service for another five years. The fair value of this transaction amounts to approximately 6m US dollar (12m US dollar in 2014) and is expensed over the five years’ service period. The fair values of the Ambev and AB InBev shares were determined based on the market price.

[1] Amounts have been converted to US dollar at the closing rate of the respective period.
[2] The weighted average risk-free interest rates refer to granted ADRs and stock options respectively.

25.	PROVISIONS

Million US dollar	Restructuring	Disputes	Other	Total

Balance at 1 January 2015	166	623	10	799
Effect of changes in foreign exchange rates	(11)	(84)	(1)	(96)
Provisions made	77	380	-	457
Provisions used	(66)	(222)	(1)	(289)
Provisions reversed	(8)	(109)	(1)	(118)
Other movements	(1)	143	-	142
Balance at 31 December 2015	157	733	7	897

Million US dollar	Restructuring	Disputes	Other	Total

Balance at 1 January 2014	177	535	16	728
Effect of changes in foreign exchange rates	(10)	(40)	(2)	(52)
Provisions made	65	327	1	393
Provisions used	(56)	(130)	(1)	(187)
Provisions reversed	(11)	(79)	(3)	(93)
Other movements	1	10	(1)	10
Balance at 31 December 2014	166	623	10	799

The restructuring provisions are primarily explained by the organizational alignments - see also Note 8 Exceptional items. Provisions for disputes mainly relate to various disputed direct and indirect taxes and to claims from former employees.
The provisions are expected to be settled within the following time windows:

Million US dollar	Total	< 1 year	1-2 years	2-5 years	> 5 years

Restructuring	157	63	8	83	3

Disputes
Income and indirect taxes	477	124	211	100	42
Labor	97	16	16	54	11
Commercial	25	6	15	2	2
Other disputes	134	9	95	29	1
	733	155	337	185	56

Other contingencies	7	2	1	4	-

Total provisions	897	220	346	272	59
AB InBev is subject to the greenhouse gas emission allowance trading scheme in force in the European Union and a similar scheme in Korea. Acquired emission allowances are recognized at cost as intangible assets. To the extent that it is expected that the number of allowances needed to settle the CO2 emissions exceeds the number of emission allowances owned, a provision is recognized. Such provision is measured at the estimated amount of the expenditure required to settle the obligation. At 31 December 2015, the emission allowances owned fully covered the expected CO2 emissions. As such no provision needed to be recognized.

26.	TRADE AND OTHER PAYABLES
NON-CURRENT TRADE AND OTHER PAYABLES

Million US dollar	2015	2014[1]

Indirect taxes payable	186	230
Trade payables	484	305
Deferred consideration on acquisitions	329	138
Other payables	242	333
	1 241	1 006
CURRENT TRADE AND OTHER PAYABLES

Million US dollar	2015	2014[1]

Trade payables and accrued expenses	11 616	10 913
Payroll and social security payables	924	1 030
Indirect taxes payable	1 610	1 849
Interest payable	817	850
Consigned packaging	680	715
Dividends payable	239	518
Deferred income	49	53
Deferred consideration on acquisitions	1 474	1 640
Other payables	253	341
	17 662	17 909

[1]Reclassified to conform to the 2015 presentation.

Deferred consideration on acquisitions is mainly comprised of 1.424 billion US dollar for the put option included in the 2012 shareholders’ agreement between Ambev and E. León Jimenes S.A. (“ELJ”), which may result in Ambev acquiring additional Class B shares of Cervecería Nacional Dominicana S.A. (“CND”). The put option granted to ELJ is exercisable as of the first year following the 2012 transaction. The valuation of this option is based on the EBITDA of the consolidated operations in Dominican Republic.

27.	RISKS ARISING FROM FINANCIAL INSTRUMENTS
AB InBev’s activities expose it to a variety of financial risks: market risk (including currency risk, fair value interest rate risk, cash flow interest risk, commodity risk and equity risk), credit risk and liquidity risk. The company analyses each of these risks individually as well as on an interconnected basis, and defines strategies to manage the economic impact on the company’s performance in line with its financial risk management policy.
Some of the company’s risk management strategies include the usage of derivatives. The main derivative instruments used are foreign currency rate agreements, exchange traded foreign currency futures and options, interest rate swaps and forwards, cross currency interest rate swaps (“CCIRS”), exchange traded interest rate futures, commodity swaps, exchange traded commodity futures and equity swaps. AB InBev’s policy prohibits the use of derivatives in the context of speculative trading.
The following table provides an overview of the derivative financial instruments outstanding at year-end by maturity bucket. The amounts included in this table are the notional amounts.

	2015					2014
Million US dollar	< 1 year	1-2 years	2-3 years	3-5 years	> 5 years	< 1 year	1-2 years	2-3 years	3-5 years	> 5 years

Foreign currency
Forward exchange contracts SABMiller proposed combination	68 860	-	-	-	-	-	-	-	-	-
Other forward exchange contracts	10 481	-	508	803	-	7 554	47	-	-	-
Foreign currency futures	1 568	100	-	-	-	1 822	-	-	-	-

Interest rate
Interest rate swaps	-	77	-	3 000	74	350	-	113	2 250	787
Cross currency interest rate swaps	-	1 604	777	1 803	1 560	1 023	-	1 789	2 373	1 197
Interest rate futures	-	13	-	109	-	-	139	113	151	-
Other interest rate derivatives	-	-	-	-	565	-	-	-	-	-

Commodities
Aluminum swaps	1 509	172	-	-	-	1 422	48	-	-	-
Other commodity derivatives	1 227	82	-	-	-	1 374	194	-	-	-

Equity
Equity derivatives	5 985	-	-	-	-	4 854	838	-	-	-

A.	FOREIGN CURRENCY RISK
AB InBev incurs foreign currency risk on borrowings, investments, (forecasted) sales, (forecasted) purchases, royalties, dividends, licenses, management fees and interest expense/income whenever they are denominated in a currency other than the functional currency of the subsidiary. The main derivative financial instruments used to manage foreign currency risk are foreign currency rate agreements, exchange traded foreign currency futures and cross currency interest rate swaps.
FOREIGN EXCHANGE RISK ON THE PROPOSED COMBINATION WITH SABMILLER
Following the proposed combination with SABMiller, AB InBev entered into derivative foreign exchange forward contracts with respect to 45 billion pound sterling of the purchase price, to hedge against exposure changes in the US dollar exchange rate for the cash component of the purchase consideration in pound sterling. The 45 billion pound sterling has been hedged at an average rate of 1.5295 US dollar per pound sterling. Although these derivatives are considered to be economic hedges, only a portion of such derivatives could qualify for hedge accounting under IFRS rules, as AB InBev NV, the acquiring company, has a euro functional currency.
The mark-to market of the financial instruments that qualify for a hedge relationship will be reported in equity until the closing of the combination, whereas the mark-to market of the financial instruments that do not qualify for hedge accounting will be reported in the profit and loss account until the closing of the transaction.
As of 31 December 2015, financial instruments for approximately 45.0 billion US dollar equivalent qualified for hedge accounting and a mark-to market of 1 738m US dollar loss was reported in equity and financial instruments for approximately 23.9 billion US dollar did not qualify for hedge accounting and a mark-to market of 688m US dollar loss was reported as a exceptional finance cost in the profit and loss account- see Note 8 Exceptional items and Note 11 Finance cost and income.

FOREIGN EXCHANGE RISK ON OPERATING ACTIVITIES
As far as foreign currency risk on firm commitments and forecasted transactions is concerned, AB InBev’s policy is to hedge operational transactions which are reasonably expected to occur (e.g. cost of goods sold and selling, general & administrative expenses) within the forecast period determined in the financial risk management policy. Operational transactions that are certain are hedged without any limitation in time. Non-operational transactions (such as acquisitions and disposals of subsidiaries) are hedged as soon as they are certain.
The table below provides an indication of the company’s main net foreign currency positions as regards firm commitments and forecasted transactions for the most important currency pairs. The open positions are the result of the application of AB InBev’s risk management policy. Positive amounts indicate that the company is long (net future cash inflows) in the first currency of the currency pair while negative amounts indicate that the company is short (net future cash outflows) in the first currency of the currency pair. The second currency of the currency pairs listed is the functional currency of the related subsidiary.

	31 December 2015			31 December 2014
	Total	Total	Open	Total	Total	Open
Million US dollar	exposure	hedges	position	exposure	hedges	position

Euro/Brazilian real	(97)	97	-	(64)	64	-
Euro/Canadian dollar	(56)	56	-	(51)	51	-
Euro/Czech koruna	(2)	(8)	(10)	(3)	(9)	(12)
Euro/Hungarian forint	(3)	-	(3)	(4)	(13)	(17)
Euro/Mexican peso	-	-	-	(104)	104	-
Euro/South Korean won	(57)	27	(30)	-	-	-
Euro/Pound sterling	(52)	184	132	(45)	214	169
Euro/Russian ruble	(74)	109	35	(102)	127	25
Euro/Ukrainian hryvnia	(68)	-	(68)	(72)	-	(72)
Euro/US dollar	(420)	152	(268)	-	127	127
Japanese yen/South Korean won	(10)	10	-	-	-	-
Mexican peso/Colombian peso	(33)	33	-	-	-	-
Mexican peso/South Korean won	(5)	5	-	-	-	-
US dollar/Argentinean peso	(459)	459	-	(345)	345	-
US dollar/Bolivian boliviano	(62)	62	-	(72)	72	-
US dollar/Brazilian real	(1 419)	1 419	-	(1 389)	1 389	-
US dollar/Canadian dollar	(321)	321	-	(271)	271	-
US dollar/Chilean peso	(152)	152	-	(140)	140	-
US dollar/Chinese yuan	(135)	121	(14)	-	-	-
US dollar/Colombian peso	(10)	10	-	-	-	-
US dollar/Euro	(197)	301	104	(145)	120	(25)
US dollar/Mexican peso	(1 234)	1 933	699	(1 182)	5 795	4 613
US dollar/Paraguayan guarani	(96)	96	-	(84)	84	-
US dollar/Peruvian nuevo sol	(5)	5	-	(46)	46	-
US dollar/Pound sterling	(23)	23	-	(25)	14	(11)
US dollar/Russian ruble	(78)	115	37	(135)	81	(54)
US dollar/South Korean won	(35)	84	49	-	-	-
US dollar/Ukrainian hryvnia	(46)	-	(46)	(44)	-	(44)
US dollar/Uruguayan peso	(52)	52	-	(37)	37	-

The US dollar/Mexican peso open long position is mainly related to US dollar cash held in Mexico.
Further analysis on the impact of open currency exposures is performed in the Currency Sensitivity Analysis below.
In conformity with IAS 39 hedge accounting rules, these hedges of firm commitments and highly probable forecasted transactions denominated in foreign currency are designated as cash flow hedges.
FOREIGN EXCHANGE RISK ON NET INVESTMENTS IN FOREIGN OPERATIONS
AB InBev enters into hedging activities to mitigate exposures related to its investments in foreign operations. These strategies are designated as net investment hedges and include both derivative and non-derivative financial instruments.
As of 31 December 2015, designated derivative and non-derivative financial instruments in a net investment hedge relationship amount to 11 193m US dollar equivalent (7 012m US dollar in 2014) in Holding companies and approximately 1 460m US dollar equivalent (2 889m US dollar in 2014) at Ambev level. Those derivatives and non-derivatives are used to hedge foreign operations with functional currencies mainly denominated in Argentinean peso, Brazilian real, Bolivian boliviano, Canadian dollar, Chilean peso, Dominican peso, euro, Mexican peso, pound sterling, South Korean won and US dollar.
FOREIGN EXCHANGE RISK ON FOREIGN CURRENCY DENOMINATED DEBT
It is AB InBev’s policy to have the debt in the subsidiaries as much as possible in the functional currency of the subsidiary. To the extent this is not the case, hedging is put in place unless the cost to hedge outweighs the benefits. Interest rate decisions and currency mix of debt and cash are decided on a global basis and take into consideration the holistic risk management approach.
A description of the foreign currency risk hedging related to the debt instruments issued in a currency other than the functional currency of the subsidiary is further detailed in the Interest Rate Risk section below.

CURRENCY SENSITIVITY ANALYSIS
Currency transactional risk
Most of AB InBev’s non-derivative monetary financial instruments are either denominated in the functional currency of the subsidiary or are converted into the functional currency through the use of derivatives. However, the company can have open positions in certain countries for which hedging can be limited as the illiquidity of the local foreign exchange market prevents the company from hedging at a reasonable cost. The transactional foreign currency risk mainly arises from open positions in Czech koruna, Mexican peso, pound sterling, Russian ruble, South Korean won and Ukrainian hryvnia against the US dollar and the euro. AB InBev estimated the reasonably possible change of exchange rate, on the basis of the average volatility on the open currency pairs, as follows:

	2015
	Closing rate 31 December 2015	Possible closing rate[1]	Volatility of rates in %

Pound sterling/Euro	1.36	1.23 - 1.50	9.73%
Euro/Czech koruna	27.02	26.21 - 27.83	2.99%
Euro/Russian ruble	79.35	58.04 - 100.66	26.86%
Euro/Ukrainian hryvnia	26.13	10.51 - 41.75	59.79%
US dollar/Euro	0.92	0.81 - 1.03	12.13%
US dollar/Mexican peso	17.21	15.38 - 19.04	10.63%
US dollar/Pound sterling	0.67	0.62 - 0.73	8.34%
US dollar/Russian ruble	72.88	54.75 - 91.01	24.88%
US dollar/Ukrainian hryvnia	24.00	8.88 - 39.12	63.01%

	2014
	Closing rate 31 December 2014	Possible closing rate[2]	Volatility of rates in %

Pound sterling/Euro	1.28	1.21 - 1.36	5.76%
Euro/Czech koruna	27.73	27.11 - 28.36	2.26%
Euro/Hungarian forint	315.56	294.18 - 336.93	6.77%
Euro/Russian ruble	68.30	49.11 - 87.5	28.10%
Euro/Ukrainian hryvnia	19.14	13.61 - 24.68	28.90%
US dollar/Euro	0.82	0.77 - 0.87	6.14%
US dollar/Mexican peso	14.72	13.69 - 15.75	7.00%
US dollar/Pound sterling	0.64	0.61 - 0.68	5.59%
US dollar/Russian ruble	56.26	41.27 - 71.25	26.65%
US dollar/Ukrainian hryvnia	15.77	11.27 - 20.27	28.54%

Had the Czech koruna, the Mexican peso, the pound sterling, the Russian ruble, South Korean won and the Ukrainian hryvnia weakened/strengthened during 2015 by the above estimated changes against the euro or the US dollar, with all other variables held constant, the 2015 impact on consolidated profit before taxes would have been approximately 71m US dollar (103m US dollar in 2014) higher/lower.
Additionally, the AB InBev sensitivity analysis1 to the foreign exchange rates on its total derivatives positions as of 31 December 2015, shows a positive/negative pre-tax impact on equity reserves of 895m US dollar (446m US dollar in 2014).
NET FOREIGN EXCHANGE RESULTS
Foreign exchange results recognized on unhedged and hedged exposures and from the related hedging derivative instruments can be summarized per type of hedging relationship as follows:

Million US dollar	2015	2014	2013

Fair value hedges - hedging instruments	-	-	(2)
Cash flow hedges - hedged items	61	(60)	2
Cash flow hedges - hedging instruments (reclassified from equity)	(11)	53	(1)
Economic hedges - hedged items not part of a hedge accounting relationship	(347)	-	(122)
Economic hedges - hedging instruments not part of a hedge accounting relationship	352	11	125
Other results - not hedged	323	315	(297)
	378	319	(295)

B.	INTEREST RATE RISK
The company applies a dynamic interest rate hedging approach whereby the target mix between fixed and floating rate debt is reviewed periodically. The purpose of AB InBev’s policy is to achieve an optimal balance between cost of funding and volatility of financial results, while taking into account market conditions as well as AB InBev’s overall business strategy.
FAIR VALUE HEDGE
Pound sterling bond hedges (foreign currency risk + interest rate risk on borrowings in pound sterling)
In June 2009, the company issued a pound sterling bond for an equivalent of 750m pound sterling. This bond bears interest at 6.50% with maturity in June 2017.

[1]Sensitivity analysis is assessed based on the yearly volatility using daily observable market data during 250 days at 31 December 2015.
[2]Sensitivity analysis is assessed based on the yearly volatility using daily observable market data during 250 days at 31 December 2014.

The company entered into several pound sterling fixed/euro floating cross currency interest rate swaps to manage and reduce the impact of changes in the pound sterling exchange rate and interest rate on this bond.
These derivative instruments have been designated in a fair value hedge accounting relationship.
US dollar fixed rate bond hedges (interest rate risk on borrowings in US dollar)
The company entered into several US dollar fixed/floating interest rate swaps to manage and reduce the impact of changes in the US dollar interest rates on the fair value of certain fixed rate bonds with an aggregate principal amount of 3.8 billion US dollar.
These derivative instruments have been designated in a fair value hedge accounting relationship.
Ambev bond hedges (interest rate risk on borrowings in Brazilian real)
In July 2007 Ambev issued a Brazilian real bond (“Bond 17”), which bears interest at 9.5% and is repayable semi-annually with final maturity date in July 2017.
Ambev entered into a fixed/floating interest rate swap to hedge the interest rate risk on such bond. These derivative instruments have been designated in a fair value hedge accounting relationship.
CASH FLOW HEDGE
Canadian dollar bond hedges (foreign currency risk + interest rate risk on borrowings in Canadian dollar)
In January 2013, the company issued a series of notes in an aggregated principal amount of 1.2 billion Canadian dollar. These bonds bear interest at 2.375% with maturity in January 2018 and 3.375% with maturity in January 2023.
The company entered into several Canadian dollar fixed/US dollar fixed cross currency interest rate swaps to manage and reduce the impact of changes in the Canadian dollar exchange rate and interest rate on these bonds.
These derivative instruments have been designated in a cash flow hedge accounting relationship.
Pound sterling bond hedges (foreign currency risk + interest rate risk on borrowings in pound sterling)
In September 2013, the company issued a pound sterling bond for an equivalent of 500m pound sterling. This bond bears interest at 4.00% per year with maturity in September 2025.
The company entered into several pound sterling fixed/euro fixed cross currency interest rate swaps to manage and reduce the impact of changes in the pound sterling exchange rate and interest rate on this bond.
These derivative instruments have been designated in a cash flow hedge accounting relationship.
ECONOMIC HEDGE
Marketable debt security hedges (interest rate risk on Brazilian real)
During 2015, Ambev invested in highly liquid Brazilian real denominated government debt securities.
The company also entered into interest rate future contacts in order to offset the Brazilian real interest rate exposure of such government bonds. Since both instruments are measured at fair value with changes recorded into profit or loss, no hedge accounting designation was done.

INTEREST RATE SENSITIVITY ANALYSIS
In respect of interest-bearing financial liabilities, the table below indicates their effective interest rates at balance sheet date as well as the split per currency in which the debt is denominated.

31 December 2015	Before hedging		After hedging
Interest-bearing financial liabilities Million US dollar	Effective interest rate	Amount	Effective interest rate	Amount

Floating rate
Brazilian real	9.41%	270	11.19%	355
Euro	0.09%	2 934	1.41%	3 975
US dollar	1.12%	584	1.20%	1 787
Other	6.10%	6	6.10%	6
		3 795		6 124
Fixed rate
Brazilian real	7.13%	282	8.22%	237
Canadian dollar	3.14%	1 290	3.22%	968
Dominican peso	9.52%	101	9.52%	101
Euro	2.47%	11 363	2.31%	13 893
Pound sterling	6.54%	2 686	8.67%	912
South Korean won	-	-	2.44%	1 000
US dollar	4.21%	29 935	4.37%	26 216
Other	3.60%	14	3.60%	14
		45 671		43 342

31 December 2014	Before hedging		After hedging
Interest-bearing financial liabilities Million US dollar	Effective interest rate	Amount	Effective interest rate	Amount

Floating rate
Brazilian real	7.24%	438	8.74%	668
Euro	0.36%	1 328	2.70%	2 844
Russian ruble	-	-	8.96%	94
US dollar	0.98%	745	2.62%	3 539
Other	11.12%	26	11.12%	26
		2 537		7 171
Fixed rate
Argentinean peso	23.69%	37	23.69%	37
Brazilian real	7.99%	595	7.96%	457
Canadian dollar	3.14%	1 548	3.22%	1 161
Dominican peso	10.38%	23	10.38%	23
Euro	3.02%	10 246	2.90%	12 822
Pound sterling	6.71%	2 816	9.34%	888
South Korean won	-	-	2.26%	500
US dollar	4.02%	33 312	4.13%	28 055
Other	7.18%	8	7.18%	8
		48 585		43 951
At 31 December 2015, the total carrying amount of the floating and fixed rate interest-bearing financial liabilities before hedging listed above includes bank overdrafts of 13m US dollar.
As disclosed in the above table, 6 124m US dollar or 12.38% of the company’s interest bearing financial liabilities bear a variable interest rate. The company estimated that the reasonably possible change of the market interest rates applicable to its floating rate debt after hedging is as follows:

	2015
	Interest rate 31 December 2015[1]	Possible interest rate[2]	Volatility of rates in %

Brazilian real	13.64%	12.48% - 14.8%	8.52%
Euro	0%	0.15% -0%	211.93%
US dollar	0.61%	0.5% - 0.73%	18.83%

	2014
	Interest rate 31 December 2014[1]	Possible interest rate[2]	Volatility of rates in %

Brazilian real	11.11%	10.25% - 11.97%	7.72%
Euro	0.08%	0.04% - 0.11%	43.74%
Russian ruble	23.77%	11.93% - 35.61%	49.79%
US dollar	0.26%	0.23% - 0.28%	9.16%

[1]Applicable 3-month InterBank Offered Rates as of 31 December 2015 and as of 31 December 2014.
[2]Sensitivity analysis is assessed based on the yearly volatility using daily observable market data during 250 days at 31 December 2015 and at December 2014. For the Brazilian real floating rate debt, the estimated market interest rate is composed of the InterBank Deposit Certificate (‘CDI’) and the Long-Term Interest Rate (‘TJLP’). With regard to other market interest rates, the company’s analysis is based on the 3-month InterBank Offered Rates applicable for the currencies concerned (e.g. EURIBOR 3M, LIBOR 3M).

When AB InBev applies the reasonably possible increase/decrease in the market interest rates mentioned above on its floating rate debt at 31 December 2015, with all other variables held constant, 2015 interest expense would have been 5m US dollar higher/lower (2014: 19m US dollar). This effect would be more than offset by 50m US dollar higher/lower interest income on AB InBev’s interest‑bearing financial assets (2014: 70m US dollar).
INTEREST EXPENSE
Interest expense recognized on unhedged and hedged financial liabilities and the net interest expense from the related hedging derivative instruments can be summarized per type of hedging relationship as follows:

Million US dollar	2015	2014	2013

Financial liabilities measured at amortized cost – not hedged	(2 005)	(2 236)	(2 066)
Fair value hedges – hedged items	(87)	(97)	(106)
Fair value hedges – hedging instruments	50	42	21
Cash flow hedges – hedged items	(31)	(35)	-
Cash flow hedges – hedging instruments (reclassified from equity)	24	10	(5)
Net investment hedges - hedging instruments (interest component)	152	192	94
Economic hedges - hedged items not part of a hedge accounting relationship	8	(9)	(24)
Economic hedges - hedging instruments not part of a hedge accounting relationship	56	125	43
	(1 833)	(2 008)	(2 043)

C.	COMMODITY PRICE RISK
The commodity markets have experienced and are expected to continue to experience price fluctuations. AB InBev therefore uses both fixed price purchasing contracts and commodity derivatives to minimize exposure to commodity price volatility. The company has important exposures to the following commodities: aluminum, barley, coal, corn grits, corn syrup, corrugated board, diesel, fuel oil, glass, hops, labels, malt, natural gas, orange juice, plastics, rice, steel and wheat. As of 31 December 2015, the company has the following commodity derivatives outstanding (in notional amounts): aluminum swaps for 1 681m US dollar (2014: 1 470m US dollar), natural gas and energy derivatives for 216m US dollar (2014: 330m US dollar), exchange traded sugar futures for 92m US dollar (2014: 83m US dollar), corn swaps for 272m US dollar (2014: 285m US dollar), exchange traded wheat futures for 484m US dollar (2014: 648m US dollar), rice swaps for 138m US dollar (2014: 76m US dollar) and plastic derivatives for 107m US dollar (2014: 146m US dollar). These hedges are designated in a cash flow hedge accounting relationship.
COMMODITY PRICE SENSITIVITY ANALYSIS
The impact of changes in the commodity prices for AB InBev’s derivative exposures would have caused an immaterial impact on 2015 profits as most of the company’s commodity derivatives are designated in a hedge accounting relationship.

The table below shows the estimated impact that changes in the price of the commodities, for which AB InBev held material derivative exposures at 31 December 2015, would have on the equity reserves.

	2015
	Volatility of prices in %[1]	Pre-tax impact on equity
Million US dollar		Prices increase	Prices decrease

Aluminum	18.06%	203	(203)
Sugar	31.20%	30	(30)
Wheat	34.65%	(7)	7
Energy	30.28%	59	(59)
Rice	23.52%	22	(22)
Corn	13.45%	53	(53)
Plastic	18.43%	23	(23)
	2014
	Volatility of prices in %[2]	Pre-tax impact on equity
Million US dollar		Prices increase	Prices decrease

Aluminum	15.81%	197	(197)
Sugar	26.74%	53	(53)
Wheat	26.57%	57	(57)
Energy	22.48%	67	(67)
Rice	16.72%	13	(13)
Corn	22.30%	59	(59)

[1]Sensitivity analysis is assessed based on the yearly volatility using daily observable market data during 250 days at 31 December 2015.
[2] Sensitivity analysis is assessed based on the yearly volatility using daily observable market data during 250 days at 31 December 2014.

D.	EQUITY PRICE RISK
AB InBev entered into a series of derivative contracts to hedge the risk arising from the different share-based payment programs. The purpose of these derivatives is mainly to effectively hedge the risk that a price increase in the AB InBev shares will negatively impact future cash flows related to the share-based payments. Furthermore, AB InBev entered into a series of derivative contracts to hedge the deferred share instrument related to the Modelo combination (see also Note 11 Finance cost and income and Note 21 Changes in equity and earnings per share) and some share-based payments in connection with the combination with SABMiller. Most of these derivative instruments could not qualify for hedge accounting therefore they have not been designated in any hedging relationships.
As of 31 December 2015, an exposure for an equivalent of 64.5m of AB InBev shares was hedged, resulting in a total gain of 1 337 US dollar recognized in the profit or loss account for the period, of which 844m US dollar related to the company’s share-based payment programs, 493m US dollar and 18m US dollar related to the Modelo and SABMiller transactions, respectively.
Between 2012 and 2015, AB InBev reset with counterparties certain derivative contracts to market price. This resulted in a cash inflow of 1.3 billion US dollar between 2012 and 2014 and 21m US dollar in 2015 and, accordingly, a decrease of counterparty risk.
EQUITY PRICE SENSITIVITY ANALYSIS
The sensitivity analysis on the share-based payments hedging program, calculated based on a 25.12% (2014: 18.29%) reasonable possible volatility1 of the AB InBev share price and with all the other variables held constant, would show 2 017m US dollar positive/negative impact on the 2015 profit before tax (2014: 1 183m US dollar).

E.	CREDIT RISK
Credit risk encompasses all forms of counterparty exposure, i.e. where counterparties may default on their obligations to AB InBev in relation to lending, hedging, settlement and other financial activities. The company has a credit policy in place and the exposure to counterparty credit risk is monitored.
AB InBev mitigates its exposure to counterparty credit risk through minimum counterparty credit guidelines, diversification of counterparties, working within agreed counterparty limits and through setting limits on the maturity of financial assets. The company has furthermore master netting agreements with all of the financial institutions that are counterparties to the over the counter (OTC) derivative financial instruments. These agreements allow for the net settlement of assets and liabilities arising from different transactions with the same counterparty. Based on these factors, AB InBev considers the risk of counterparty default per 31 December 2015 to be limited.
AB InBev has established minimum counterparty credit ratings and enters into transactions only with financial institutions of investment grade. The company monitors counterparty credit exposures closely and reviews any downgrade in credit rating immediately. To mitigate pre-settlement risk, minimum counterparty credit standards become more stringent as the duration of the derivative financial instruments increases. To minimize the concentration of counterparty credit risk, the company enters into derivative transactions with different financial institutions.
EXPOSURE TO CREDIT RISK
The carrying amount of financial assets represents the maximum credit exposure of the company. The carrying amount is presented net of the impairment losses recognized. The maximum exposure to credit risk at the reporting date was:

	2015			2014
Million US dollar	Gross	Impairment	Net carrying amount	Gross[2]	Impairment	Net carrying amount[2]

Debt securities held for trading	55	-	55	301	-	301
Available for sale	40	(9)	31	20	(11)	9
Held to maturity	17	-	17	21	-	21
Trade receivables	3 244	(230)	3 014	3 488	(260)	3 228
Cash deposits for guarantees	187	-	187	229	-	229
Loans to customers	94	-	94	121	(30)	91
Other receivables	1 975	(99)	1 876	2 281	(128)	2 153
Derivatives	3 563	-	3 563	2 244	-	2 244
Cash and cash equivalents	6 923	-	6 923	8 357	-	8 357
	16 098	(338)	15 760	17 062	(429)	16 633

There was no significant concentration of credit risks with any single counterparty per 31 December 2015 and no single customer represented more than 10% of the total revenue of the group in 2015.

[1] Sensitivity analysis is assessed based on the yearly volatility using daily observable market data during 250 days at 31 December 2015.
[2] Reclassified to conform to the 2015 presentation.

IMPAIRMENT LOSSES
The allowance for impairment recognized during the period per classes of financial assets was as follows:

	2015
Million US dollar	Available for sale	Trade receivables	Loans to customers	Other receivables	Cash and cash equivalents	Total

Balance at 1 January	(11)	(260)	(30)	(128)	-	(429)
Impairment losses	-	(41)	-	(16)	-	(57)
Derecognition	-	20	30	22	-	72
Currency translation and other	2	51	-	23	-	76
Balance at 31 December	(9)	(230)	-	(99)	-	(338)

	2014
Million US dollar	Available for sale	Trade receivables	Loans to customers	Other receivables	Cash and cash equivalents	Total

Balance at 1 January	(13)	(249)	(84)	(162)	-	(508)
Impairment losses	(1)	(37)	(1)	-	-	(39)
Derecognition	2	28	38	15	-	83
Currency translation	1	(2)	17	19	-	35
Balance at 31 December	(11)	(260)	(30)	(128)	-	(429)
	2013
Million US dollar	Available for sale	Trade receivables	Loans to customers	Other receivables	Cash and cash equivalents	Total

Balance at 1 January	(48)	(246)	(100)	(134)	-	(528)
Impairment losses	(69)	(53)	-	(1)	-	(123)
Derecognition	104	41	19	2	-	204
Currency translation	-	9	(3)	(29)	-	(23)
Balance at 31 December	(13)	(249)	(84)	(162)	-	(508)

F.	LIQUIDITY RISK
AB InBev’s primary sources of cash flow have historically been cash flows from operating activities, the issuance of debt, bank borrowings and the issuance of equity securities. AB InBev’s material cash requirements have included the following:

▪	Debt service;

▪	Capital expenditures;

▪	Investments in companies;

▪	Increases in ownership of AB InBev’s subsidiaries or companies in which it holds equity investments;

▪	Share buyback programs; and

▪	Payments of dividends and interest on shareholders’ equity.
The company believes that cash flows from operating activities, available cash and cash equivalent and short term investments, along with the derivative instruments and access to borrowing facilities, will be sufficient to fund capital expenditures, financial instrument liabilities and dividend payments going forward. It is the intention of the company to continue to reduce its financial indebtedness through a combination of strong operating cash flow generation and continued refinancing.

The following are the nominal contractual maturities of non-derivative financial liabilities including interest payments and derivative financial assets and liabilities:

	2015
Million US dollar	Carrying amount[1]	Contractual cash flows	Less than 1 year	1-2 years	2-3 years	3-5 years	More than 5 years
Non-derivative financial liabilities
Secured bank loans	(277)	(340)	(115)	(81)	(27)	(39)	(78)
Commercial papers	(2 087)	(2 089)	(2 089)	-	-	-	-
Unsecured bank loans	(1 469)	(1 740)	(1 446)	(216)	(56)	(22)	-
Unsecured bond issues	(45 442)	(63 694)	(3 434)	(8 036)	(6 209)	(12 546)	(33 469)
Unsecured other loans	(52)	(114)	(15)	(16)	(14)	(15)	(54)
Finance lease liabilities	(126)	(218)	(13)	(14)	(14)	(32)	(145)
Bank overdraft	(13)	(13)	(13)	-	-	-	-
Trade and other payables	(18 816)	(19 082)	(17 616)	(454)	(184)	(392)	(436)
	(68 282)	(87 290)	(24 741)	(8 817)	(6 504)	(13 046)	(34 182)
Derivative financial assets/(liabilities)
Interest rate derivatives	(99)	(100)	18	(8)	(15)	(13)	(82)
Foreign exchange derivatives	(3 022)	(3 088)	(3 072)	2	(12)	(6)	-
Cross currency interest rate swaps	167	175	57	182	(73)	(81)	90
Commodity derivatives	(246)	(247)	(250)	3	-	-	-
Equity derivatives	2 468	2 469	2 469	-	-	-	-
	(732)	(791)	(778)	179	(100)	(100)	8

Of which: directly related to cash flow hedges	(1 187)	(1 269)	(1 238)	45	(105)	13	16

	2014
Million US dollar	Carrying amount[1]	Contractual cash flows	Less than 1 year	1-2 years	2-3 years	3-5 years	More than 5 years
Non-derivative financial liabilities
Secured bank loans	(286)	(313)	(124)	(82)	(32)	(46)	(29)
Commercial papers	(2 211)	(2 214)	(2 214)	-	-	-	-
Unsecured bank loans	(820)	(889)	(590)	(168)	(69)	(62)	-
Unsecured bond issues	(47 549)	(66 851)	(5 715)	(4 212)	(8 339)	(13 154)	(35 431)
Unsecured other loans	(82)	(175)	(35)	(21)	(18)	(22)	(79)
Finance lease liabilities	(133)	(244)	(14)	(14)	(14)	(34)	(168)
Bank overdraft	(41)	(41)	(41)	-	-	-	-
Trade and other payables	(18 909)	(19 151)	(17 908)	(356)	(215)	(163)	(509)
	(70 031)	(89 878)	(26 641)	(4 853)	(8 687)	(13 481)	(36 216)
Derivative financial assets/(liabilities)
Interest rate derivatives	33	33	47	21	(11)	(24)	-
Foreign exchange derivatives	(277)	(281)	(281)	-	-	-	-
Cross currency interest rate swaps	319	384	83	41	103	116	41
Commodity derivatives	(166)	(169)	(171)	2	-	-	-
Equity derivatives	1 258	1 246	1 028	218	-	-	-
	1 167	1 213	706	282	92	92	41

Of which: directly related to cash flow hedges	(45)	(47)	(46)	2	41	(43)	(1)

G.	CAPITAL MANAGEMENT
AB InBev is continuously optimizing its capital structure targeting to maximize shareholder value while keeping the desired financial flexibility to execute the strategic projects. AB InBev’s capital structure policy and framework aims to optimize shareholder value through cash flow distribution to the company from its subsidiaries, while maintaining an investment-grade rating and minimizing investments with returns below AB InBev’s weighted average cost of capital. Besides the statutory minimum equity funding requirements that apply to the company’s subsidiaries in the different countries, AB InBev is not subject to any externally imposed capital requirements. When analyzing AB InBev’s capital structure the company uses the same debt/equity classifications as applied in the company’s IFRS reporting.

H.	FAIR VALUE
Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In conformity with IAS 39 all derivatives are recognized at fair value in the balance sheet.
The fair value of derivative financial instruments is either the quoted market price or is calculated using pricing models taking into account current market rates.
The fair value of these instruments generally reflects the estimated amount that AB InBev would receive on the settlement of favorable contracts or be required to pay to terminate unfavorable contracts at the balance sheet date, and thereby takes into account any unrealized gains or losses on open contracts.

[1] “Carrying amount” refers to net book value as recognized in the balance sheet at each reporting date.

The following table summarizes for each type of derivative the fair values recognized as assets or liabilities in the balance sheet:

	Assets		Liabilities		Net
Million US dollar	2015	2014	2015	2014	2015	2014

Foreign currency
Forward exchange contracts	574	420	(3 625)	(652)	(3 051)	(232)
Foreign currency futures	94	72	(65)	(117)	29	(45)

Interest rate
Interest rate swaps	-	41	(19)	(8)	(19)	33
Cross currency interest rate swaps	307	379	(140)	(60)	167	319
Other interest rate derivatives	-	-	(80)	-	(80)	-

Commodities
Aluminum swaps	28	17	(211)	(53)	(183)	(36)
Sugar futures	7	2	(11)	(27)	(4)	(25)
Wheat futures	62	47	(24)	(16)	38	31
Other commodity derivatives	5	8	(102)	(144)	(97)	(136)

Equity
Equity derivatives	2 486	1 258	(18)	-	2 468	1 258
	3 563	2 244	(4 295)	(1 077)	(732)	1 167
Of which:
Non-current	295	507	(315)	(64)	(20)	443
Current	3 268	1 737	(3 980)	(1 013)	(712)	724

The following table summarizes the carrying amounts of the fixed rate interest-bearing financial liabilities and their fair value. The fair value was assessed using common discounted cash-flow method based on market conditions existing at the balance sheet date. Therefore, the fair value of the fixed interest-bearing liabilities is within level 2 of the fair value hierarchy as set forth by IFRS 13 – Fair value measurement. Floating rate interest-bearing financial liabilities and all trade and other receivables and payables, including derivatives financial instruments, have been excluded from the analysis as their carrying amounts are a reasonable approximation of their fair values:

Interest-bearing financial liabilities Million US dollar	2015 Carrying amount[1]	2015 Fair value	2014 Carrying amount[1]	2014 Fair value
Fixed rate
Argentinean peso	(1)	(1)	(37)	(37)
Brazilian real	(282)	(281)	(595)	(591)
Canadian dollar	(1 290)	(1 416)	(1 548)	(1 580)
Dominican peso	(101)	(101)	(23)	(23)
Euro	(11 363)	(12 669)	(10 246)	(11 373)
Pound sterling	(2 686)	(3 242)	(2 816)	(3 534)
US dollar	(29 935)	(32 959)	(33 312)	(37 646)
Other	(13)	(14)	(8)	(8)
	(45 671)	(50 683)	(48 585)	(54 792)

As required by IFRS 13 Fair value measurement, the following table provides an analysis of financial instruments that are measured subsequent to initial recognition at fair value, grouped into Levels 1 to 3 based on the degree to which the fair value is observable.

•	Level 1 fair value measurements are those derived from quoted prices (unadjusted) in active markets for identical assets or liabilities.

•
Level 2 fair value measurements are those derived from inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices).

•	Level 3 fair value measurements are those derived from valuation techniques for which the lowest level of input that is significant to the fair value measurement is unobservable.

[1] “Carrying amount” refers to net book value as recognized in the balance sheet at each reporting date.

Fair value hierarchy 2015 Million US dollar	Quoted (unadjusted) prices - level 1	Observable market inputs - level 2	Unobservable market inputs - level 3

Financial Assets
Held for trading (non-derivatives)	55	-	-
Derivatives at fair value through profit and loss	41	2 712	-
Derivatives in a cash flow hedge relationship	47	404	-
Derivatives in a fair value hedge relationship	-	180	-
Derivatives in a net investment hedge relationship	16	163	-
	159	3 459	-
Financial Liabilities
Deferred consideration on acquisitions at fair value	-	-	1 449
Derivatives at fair value through profit and loss	36	1 819	-
Derivatives in a cash flow hedge relationship	35	1 603	-
Derivatives in a fair value hedge relationship	-	117	-
Derivatives in a net investment hedge relationship	19	666	-
	90	4 205	1 449

Fair value hierarchy 2014 Million US dollar	Quoted (unadjusted) prices - level 1	Observable market inputs - level 2	Unobservable market inputs - level 3

Financial Assets
Held for trading (non-derivatives)	301	-	-
Derivatives at fair value through profit and loss	37	1 352	-
Derivatives in a cash flow hedge relationship	11	369	-
Derivatives in a fair value hedge relationship	-	140	-
Derivatives in a net investment hedge relationship	34	301	-
	383	2 162	-
Financial Liabilities
Deferred consideration on acquisitions at fair value	-	-	1 268
Derivatives at fair value through profit and loss	65	459	-
Derivatives in a cash flow hedge relationship	89	336	-
Derivatives in a fair value hedge relationship	-	18	-
Derivatives in a net investment hedge relationship	19	91	-
	173	904	1 268

DERIVATIVE INSTRUMENTS
The fair value of exchange traded derivatives (e.g. exchange traded foreign currency futures) is determined by reference to the official prices published by the respective exchanges (e.g. the New York Board of Trade). The fair value of over-the-counter derivatives is determined by commonly used valuation techniques. These are based on market inputs from reliable financial information providers.
NON-DERIVATIVE FINANCIAL LIABILITIES
As part of the 2012 shareholders agreement between Ambev and E. León Jimenes S.A., following the acquisition of Cervecería Nacional Dominicana S.A. (“CND”), a put and call option is in place which may result in Ambev acquiring additional shares in CND. As of 31 December 2015, the put option was valued 1 424m US dollar (2014: 1 239m US dollar) and recognized as a deferred consideration on acquisitions at fair value in “level 3” category above. The variance is mainly explained by accretion and foreign exchange expenses as well as fair value gains. No value was allocated to the call option. The fair value of such deferred consideration is calculated based on commonly-used valuation techniques (i.e. net present value of future principal and interest cash flows discounted at market rate). These are based on market inputs from reliable financial information providers. As the put option may be exercised in the short-term, a portion of the liability is presented as a current liability.
Fair values determined by reference to prices provided by reliable financial information providers are periodically checked for consistency against other pricing sources.

I.	OFFSETTING FINANCIAL ASSETS & FINANCIAL LIABILITIES
The following financial assets and liabilities are subject to offsetting, enforceable master netting agreements and similar agreements:

	2015
Million US dollar	Gross amount	Net amount recognized in the statement of financial position[1]	Other offsetting agreements[2]	Total net amount

Derivative assets	3 563	3 563	(4 633)	(1 070)
Derivative liabilities	(4 295)	(4 295)	3 475	(820)

[1] Net amount recognized in the statement of financial position after taking into account offsetting agreements that meet the offsetting criteria as per IFRS rules
[2] Other offsetting agreements include collateral and other guarantee instruments, as well as offsetting agreements that do not meet the offsetting criteria as per IFRS rules

	2014
Million US dollar	Gross amount	Net amount recognized in the statement of financial position[1]	Other offsetting agreements[2]	Total net amount

Derivative assets	2 244	2 244	(1 215)	1 029
Derivative liabilities	(1 077)	(1 077)	941	(136)

28.	OPERATING LEASES
Non-cancelable operating leases are payable and receivable as follows:

	2015
	Pub leases		Other operational leases			Net lease obligations
Million US dollar	Lessee	Sublease	Lessee	Sublease	Lessor

Less than one year	(108)	73	(95)	31	2	(97)
Between one and two years	(105)	70	(80)	24	2	(89)
Between two and three years	(103)	66	(69)	18	2	(86)
Between three and five years	(190)	123	(87)	26	2	(126)
More than five years	(593)	163	(157)	15	2	(570)
	(1 099)	495	(488)	114	10	(968)

	2014
	Pub leases		Other operational leases			Net lease obligations
Million US dollar	Lessee	Sublease	Lessee	Sublease	Lessor

Less than one year	(121)	83	(107)	36	3	(106)
Between one and two years	(118)	79	(89)	28	2	(98)
Between two and three years	(115)	75	(70)	24	3	(83)
Between three and five years	(214)	140	(90)	34	4	(126)
More than five years	(704)	186	(118)	21	15	(600)
	(1 272)	563	(474)	143	27	(1 013)

Following the sale of Dutch and Belgian pub real estate to Cofinimmo in October 2007, AB InBev entered into lease agreements of 27 years. These operating leases maturing in November 2034 represent an undiscounted obligation of 1 099m US dollar. The pubs leased from Cofinimmo are subleased for an average outstanding period of 6 to 8 years and represent an undiscounted right to receive 495m US dollar. These leases are subject to renewal after their expiration date. The impact of such renewal is not reported in the table above.
Furthermore, the company leases a number of warehouses, factory facilities and other commercial buildings under operating leases. The leases typically run for an initial period of five to ten years, with an option to renew the lease after that date. This represents an undiscounted obligation of 488m US dollar. Lease payments are increased annually to reflect market rentals. None of the leases include contingent rentals. Also in this category AB InBev has sublet some of the leased properties, representing an undiscounted right of 114m US dollar.
At 31 December 2015, 233m US dollar was recognized as an expense in the income statement in respect of operating leases as lessee (2014: 276m US dollar; 2013: 255m US dollar), while 121m US dollar was recognized as income in the income statement in respect of subleases (2014: 148m US dollar; 2013: 141m US dollar).
The company also leases out part of its own property under operating leases. At 31 December 2015, 20m US dollar was recognized as income in the income statement in respect of operating leases as lessor (2014: 23m US dollar).

29.	COLLATERAL AND CONTRACTUAL COMMITMENTS FOR THE ACQUISITION OF PROPERTY, PLANT AND EQUIPMENT, LOANS TO CUSTOMERS AND OTHER

Million US dollar	2015	2014

Collateral given for own liabilities	562	641
Collateral and financial guarantees received for own receivables and loans to customers	194	193
Contractual commitments to purchase property, plant and equipment	750	647
Contractual commitments to acquire loans to customers	14	13
Other commitments	1 713	1 801

The collateral given for own liabilities of 562m US dollar at 31 December 2015 contains 157m US dollar cash guarantees. Such cash deposits are a customary feature associated with litigations in Brazil: in accordance with Brazilian laws and regulations a company may or must (depending on the circumstances) place a deposit with a bank designated by the court or provide other

[1] Net amount recognized in the statement of financial position after taking into account offsetting agreements that meet the offsetting criteria as per IFRS rules
[2] Other offsetting agreements include collateral and other guarantee instruments, as well as offsetting agreements that do not meet the offsetting criteria as per IFRS rules security such as collateral on property, plant and equipment. With regard to judicial cases, AB InBev has made the appropriate provisions in accordance with IAS 37 Provisions, Contingent Liabilities and Contingent Assets – see also Note 25 Provisions. In the company’s balance sheet the cash guarantees are presented as part of other receivables – see Note 19 Trade and other receivables. The remaining part of collateral given for own liabilities (405m US dollar) contains collateral on AB InBev’s property in favor of the excise tax authorities, the amount of which is determined by the level of the monthly excise taxes due, inventory levels and transportation risk, and collateral on its property, plant and equipment with regard to outstanding loans. To the extent that AB InBev would not respect its obligations under the related outstanding contracts or would lose the pending judicial cases, the collateralized assets would be used to settle AB InBev’s obligations.
To keep AB InBev's credit risk with regard to receivables and loans to customers as low as possible collateral and other credit enhancements were obtained for a total amount of 194m US dollar at 31 December 2015. Collateral is held on both real estate and debt securities while financial guarantees are obtained from banks and other third parties.
AB InBev has entered into commitments to purchase property, plant and equipment for an amount of 750m US dollar at 31 December 2015.
In a limited number of countries AB InBev has committed itself to acquire loans to customers from banks at their notional amount if the customers do not respect their reimbursement commitments towards the banks. The total outstanding amount of such loans is 14m US dollar at 31 December 2015
On 23 July 2015 AB InBev entered into a subscription agreement for private placement of shares of Guangzhou Zhujiang Brewery Co., Ltd (“Zhujiang Brewery”), investing no less than 1.6 billion RMB (approximately 258m US dollar) to increase its holdings in Zhujiang Brewery to 29.99%, subject to various regulatory approvals. This additional investment allows the company to further deepen the strategic partnership with Zhujiang Brewery which started in the early 1980s.
On 11 November 2015, AB Inbev’s indirect subsidiaries entered into an agreement to acquire the Canadian rights to a range of primarily spirit-based beers and ciders from Mark Anthony Group. In a separate transaction, Mark Anthony Group agreed to sell certain non-U.S. and non-Canadian trademark rights and other intellectual property to a subsidiary of AB InBev. Mark Anthony Group retains full ownership of its U.S. business, as well as the Canadian wine, spirits and beer import and distribution business. The transaction closed on January 20, 2016.
As at 31 December 2015, the following M&A related commitments existed with respect to the combination with Grupo Modelo and the proposed combination with SABMiller:

•
In a transaction related to the combination of AB InBev and Grupo Modelo select Grupo Modelo shareholders committed, upon tender of their Grupo Modelo shares, to acquire 23 076 923 AB InBev shares to be delivered within 5 years for consideration of approximately 1.5 billion US dollar. The consideration was paid on 5 June 2013. Pending the delivery of the AB InBev shares, AB InBev will pay a coupon on each undelivered AB InBev share, so that the Deferred Share Instrument holders are compensated on an after tax basis, for dividends they would have received had the AB InBev shares been delivered to them prior to the record date for such dividend.

•
On 7 June 2013, in a transaction related to the combination of AB InBev and Grupo Modelo, AB InBev and Constellation have entered into a three-year transition services agreement by virtue of which Grupo Modelo or its affiliates agreed to provide certain transition services to Constellation to ensure a smooth operational transition of the Piedras Negras brewery. AB InBev and Constellation have also entered into a temporary supply agreement for an initial three-year term, whereby Constellation can purchase inventory from Grupo Modelo or its affiliates under a specified pricing until the Piedras Negras brewery business acquires the necessary capacity to fulfill 100 percent of the US demand.

•
On 11 November 2015, the boards of AB InBev and SABMiller announced that they had reached agreement on the terms of a recommended acquisition of the entire issued and to be issued share capital of SABMiller by AB InBev (the “Combination”). Under the terms of the Combination, each SABMiller shareholder will be entitled to receive 44.00 pounds sterling in cash for each SABMiller share, with a partial share alternative available for approximately 41.6% of the SABMiller shares. The board of SABMiller has unanimously recommended the cash offer of 44.00 pounds sterling per SABMiller share to SABMiller shareholders. The Combination is subject to regulatory and shareholder approvals and closing is expected to occur during the second half of 2016.

•
On 11 November 2015, AB InBev also announced an agreement with Molson Coors Brewing Company, conditional on completion of the Combination, regarding a complete divestiture of SABMiller’s interest in MillerCoors LLC (a joint venture in the U.S. and Puerto Rico between Molson Coors Brewing Company and SABMiller) and in the Miller Global Brand Business to Molson Coors Brewing Company. The total transaction is valued at 12 billion US dollar and is conditional on completion of the Combination.

•
On 10 February 2016, AB InBev announced that it had received a binding offer from Asahi Group Holdings, Ltd (“Asahi”) to acquire certain of SABMiller’s European premium brands and related business. The offer values the Peroni, Grolsch, and Meantime brand families and associated businesses in Italy, the Netherlands, UK and internationally at 2 550m euro on a debt free/cash free basis. The parties will now commence the relevant employee information and consultation processes, during which time AB InBev has agreed to a period of exclusivity with Asahi in respect of these brands and businesses. Asahi’s offer is conditional on the successful closing of the recommended acquisition of SABMiller by AB InBev, as announced on 11 November 2015.

•
There is no guarantee that the regulatory pre-conditions and conditions will be satisfied (or waived, if applicable). Failure to satisfy any of the conditions may result in the Combination not being completed and, in certain circumstances, including if any regulatory pre-condition or condition is not satisfied by the specified long stop date of 11 May 2017 (unless extended), AB InBev may be required to pay or procure the payment to SABMiller of a break payment of 3 billion US dollar.

Other commitments amount to 1 713m US dollar at 31 December 2015 and mainly cover guarantees given to pension funds, rental and other guarantees.

In order to fulfil AB InBev’s commitments under various outstanding stock option plans, AB InBev entered into stock lending arrangements for up to 15 million of its own ordinary shares. AB InBev shall pay any dividend equivalent, after tax in respect of the loaned securities. This payment will be reported through equity as dividend. As of 31 December 2015, 10.6 million loaned securities were used to fulfil stock option plan commitments.

30.	CONTINGENCIES[1]
The company has contingencies for which, in the opinion of management and its legal counsel, the risk of loss is possible but not probable and therefore no provisions have been recorded. Due to their nature, such legal proceedings and tax matters involve inherent uncertainties including, but not limited to, court rulings, negotiations between affected parties and governmental actions, and as a consequence AB InBev management cannot at this stage estimate the likely timing of resolution of these matters. The most significant contingencies are discussed below.
AMBEV TAX MATTERS
As of 31 December 2015, AB InBev’s material tax proceedings related to Ambev and its subsidiaries. Estimates of amounts of possible loss are as follows:

Million US dollar	31 December 2015	31 December 2014

Income tax and social contribution	4 189	4 874
Value-added and excise taxes	2 658	2 127
Other taxes	220	115
	7 067	7 116
The most significant tax proceedings of Ambev are discussed below.
INCOME TAX AND SOCIAL CONTRIBUTION
During 2005, certain subsidiaries of Ambev received a number of assessments from Brazilian federal tax authorities relating to profits of its foreign subsidiaries. In December 2008, the Administrative Court decided on one of the tax assessments relating to earnings of Ambev’s foreign subsidiaries. This decision was partially favorable to Ambev, and in connection with the remaining part, Ambev filed an appeal to the Upper House of the Administrative Court and is awaiting its decision. With respect to another tax assessment relating to foreign profits, the Administrative Court rendered a decision favorable to Ambev in September 2011. In December 2013, Ambev received another tax assessment related to profits of its foreign subsidiaries. As of 31 December 2015, Ambev management estimates the exposure of approximately 4.5 billion Brazilian real (1.2 billion US dollar) as a possible risk, and accordingly has not recorded a provision for such amount, and approximately 38 million Brazilian real (10m US dollar) as a probable loss, for which a provision has been recorded.
In December 2011, Ambev received a tax assessment related to the goodwill amortization resulting from the Inbev Holding Brasil S.A. merger with Ambev. In November 2014 the Lower Administrative Court concluded the judgment. The decision was partly favorable, Ambev was notified in August 2015 and presented an appeal to the Upper Administrative Court. Now Ambev awaits the respective judgement of the appeal. Ambev has not recorded any provisions for this matter, and management estimates possible losses in relation to this assessment to be approximately 4.6 billion Brazilian real (1.2 billion US dollar) as of 31 December 2015. In the event we are required to pay these amounts, the company will reimburse the amount proportional to the benefit received by the company pursuant to the merger protocol, as well as the related costs.
In October 2013, Ambev also received a tax assessment related to the goodwill amortization resulting from the merger of Beverage Associates Holding Limited (“BAH”) into Ambev. Ambev filed a defense in November 2013. In December 2014, Ambev filed an appeal against the unfavorable first level administrative decision published in November 2014. Ambev management estimates the amount of possible losses in relation to this assessment to be approximately 1.3 billion Brazilian real (0.3 billion US dollar) as of 31 December 2015. Ambev has not recorded any provision in connection therewith.
Ambev and certain of its subsidiaries received a number of assessments from Brazilian federal tax authorities relating to the consumption of income tax losses in relation to company mergers. Ambev management estimates the total exposures of possible losses in relation to these assessments to be approximately 455 million Brazilian real (117 m US dollar) as of 31 December 2015.
In December 2014, Ambev received a tax assessment from the Brazilian Federal Tax Authorities related to the disallowance of alleged non-deductible expenses and the deduction of certain losses mainly associated to financial investments and loans. The defense was presented on 28 January 2015. Ambev management estimates the amount of possible losses in relation to this assessment to be approximately 1.3 billion Brazilian real (0.3 billion US dollar) as of 31 December 2015. Ambev has not recorded any provision in connection therewith.
In December 2015, Ambev also received a new tax assessment related to the same matter. Ambev management estimates the amount of possible losses in relation to this assessment to be approximately 332 million Brazilian real (85m US dollar) as of 31 December 2015. Ambev has not recorded any provision in connection with this assessment.
During 2014 and the first quarter of 2015, Ambev received tax assessments from the Brazilian Federal Tax Authorities related to the disallowance of deductions associated with alleged unproven taxes paid abroad, for which the decision from the Upper House of the Administrative Court is still pending. Ambev management estimates the possible losses related to these assessments to be approximately 1.9 billion Brazilian real (0.5 billion US dollar) as of 31 December 2015. Ambev has not recorded any provision in connection therewith.

[1] Amounts have been converted to US dollar at the closing rate of the respective period.

ICMS VALUE ADDED TAX, IPI EXCISE TAX AND TAXES ON NET SALES
In Brazil, goods manufactured within the Manaus Free Trade Zone intended for remittance elsewhere in Brazil are exempt from IPI excise tax. Ambev’s subsidiaries have been registering IPI excise tax presumed credits upon the acquisition of exempted inputs manufactured therein. Since 2009, Ambev has been receiving a number of tax assessments from the Brazilian Federal Tax Authorities relating to the disallowance of such presumed credits and other IPI credits, which are under discussion. Ambev management estimates the possible losses related to these assessments to be approximately 1.8 billion Brazilian real (0.5 billion US dollar) as of 31 December 2015. Ambev has not recorded any provision in connection therewith.
In 2014 and 2015, Ambev received tax assessments from the Brazilian Federal Tax Authorities relating to IPI excise tax, supposedly due over remittances of manufactured goods to other related factories, for which the decision from the Upper House of the Administrative Court is still pending. Ambev management estimates the possible losses related to these assessments to be approximately 1.3 billion Brazilian real (0.3 billion US dollar) as of 31 December 2015. Ambev has not recorded any provision in connection therewith.
Ambev is currently challenging tax assessments from the States of São Paulo, Rio de Janeiro, Minas Gerais and other States, which question the legality of tax credits arising from existing tax incentives received by Ambev in other States. Ambev management estimates the possible losses related to these assessments to be approximately 1.7 billion Brazilian real (0.4 billion US dollar) as of 31 December 2015. Ambev has not recorded any provision in connection therewith.
Ambev has been party to legal proceedings with the State of Rio de Janeiro where it is challenging such State’s attempt to assess ICMS with respect to unconditional discounts granted by Ambev from January 1996 to February 1998. In 2015, these proceedings were before the Superior Court of Justice and the Brazilian Supreme Court. In 2013, 2014 and 2015, Ambev received similar tax assessments issued by the State of Pará and Piauí, relating to the same issue, which are currently under discussion. In October 2015 and January 2016, Ambev paid the debts related to the State of Rio de Janeiro under the incentive tax payment program with discounts promoted by the State, in the total amount of approximately 271 million Brazilian real (69m US dollar). After the above mentioned payments, Ambev management estimates the amount involved in these proceedings to be approximately 492 million Brazilian real (126m US dollar) as of 31 December 2015, classified as possible loss and, therefore with no related provision.
Over the years, Ambev has received tax assessments relating to ICMS differences that some States consider due in the tax substitution system, in cases where the price of the products sold by the factory reaches levels above the price table basis established by such States. Ambev is currently challenging those charges before Courts. In 2015, Ambev received new tax assessments related to the same issue, in the amount of approximately 332 million Brazilian real (85m US dollar), increasing possible losses related to this issue to approximately 796 million Brazilian real (195m US dollar) as of 31 December 2015. Ambev has not recorded any provision in connection therewith.
OTHER TAX MATTERS
During 2014, Anheuser-Busch InBev Worldwide Inc. received a net proposed tax assessment from the United States federal tax authorities (IRS) of 0.3 billion US dollar predominantly involving certain inter-company transactions, related to tax returns for the years 2008 and 2009. In November 2015, the IRS issued an additional proposed tax assessment of 0.1 billion US dollar for tax years 2010 and 2011. Anheuser-Busch InBev Worldwide Inc. has filed protests with the IRS for the 2008 to 2011 tax years and intends to vigorously defend its position.
In February 2015, the European Commission opened an in-depth State Aid investigation into the Belgian excess profit ruling system. On 11 January 2016, the European Commission adopted a negative decision finding that the Belgian excess profit ruling system constitutes an aid scheme incompatible with the internal market and ordering Belgium to recover the incompatible aid from a number of aid beneficiaries. The Belgian authorities must now determine which companies have benefitted from the system and the precise amounts of incompatible aid to be recovered from each company. AB InBev has a Belgian excess profit ruling. AB InBev has not yet received any formal communication from Belgium on recovery. In addition, Belgium has announced that it will appeal the Commission decision to the EU’s General Court. The appeal does not suspend the recovery process, and the company cannot at this stage estimate the outcome of such legal proceedings. Based on the estimated exposure related to the excess profit ruling applicable to AB InBev, and the different elements referred to above, the company has not recorded any provisions in connection therewith as of 31 December 2015.
WARRANTS
Certain holders of warrants issued by Ambev in 1996 for exercise in 2003 proposed lawsuits to subscribe correspondent shares for an amount lower than Ambev considers as established upon the warrant issuance. In case Ambev loses the totality of these lawsuits, the issuance of 172,831,575 shares would be necessary. Ambev would receive in consideration funds that are materially lower than the current market value. This could result in a dilution of about 1% to all Ambev shareholders. Furthermore, the holders of these warrants are claiming that they should receive the dividends relative to these shares since 2003, approximately 648 million Brazilian real (166m US dollar) in addition to legal fees. Ambev disputes these claims and intends to continue to vigorously defend its case.
ANTITRUST MATTERS
On 22 July 2009, CADE, the Brazilian antitrust authority issued its ruling in Administrative Proceeding No. 08012.003805/2004-10. This proceeding was initiated in 2004 as a result of a complaint filed by Schincariol (a South American brewery and beverage maker based in Brazil) and had, as its main purpose, the investigation of Ambev’s conduct in the market, in particular its customer loyalty program known as “Tô Contigo,” which is similar to airline frequent flyer and other mileage programs. After the administrative investigation, CADE issued a ruling that, among other things, imposed a fine in the amount of 353 million Brazilian real (114m US dollar). Ambev challenged the decision before the federal courts, which ordered the suspension of the fine and other parts of the decision upon its posting of a guarantee. According to the opinion of Ambev’s management, a loss was possible (but not probable), and therefore Ambev had not established a provision in its financial statements. This possible loss was expected to be limited to the aforementioned fine (which reached 620 million Brazilian Real (200m US dollar) as of 30 June 2015, reflecting adjustment for inflation and accrued interests) and additional legal fees in connection with this matter. On 14 July 2015, CADE and Ambev reached a judicial settlement to definitely close the lawsuit relating to the decision issued by CADE in the Administrative Proceeding No. 08012.003805/2004-10. With this settlement, Ambev agreed to pay a fine in the amount of 229 million Brazilian real (77m US dollar). The final amount agreed upon by the parties is the result of the correction of some mistakes in the original decision, as well as an approximate 20% discount granted by CADE.

In August 2011, the German Federal Cartel Office (Bundeskartellamt) launched an investigation against several breweries and retailers in Germany in connection with an allegation of anticompetitive vertical price maintenance by breweries vis-à-vis their trading partners in Germany. On 18 June 2015, the Bundeskartellamt announced that it partially concluded these proceedings and issued fines. Due to AB InBev's cooperation with the Bundeskartellamt, AB InBev received immunity from fines. Although the investigation of the Bundeskartellamt is partially continuing, AB InBev has reason to believe that it will not receive a fine and that it will have full immunity from fines at the end of the proceedings.

On 12 December 2014 a lawsuit was commenced in the Ontario Superior Court of Justice against the Liquor Control Board of Ontario, Brewers Retail Inc. (The Beer Store) and the owners of Brewers Retail Inc. (Molson Coors Canada, Sleeman Breweries Ltd. and Labatt Breweries of Canada LP). The lawsuit was amended by the claimants on 20 May 2015. The lawsuit, brought pursuant to the Ontario Class Proceedings Act, seeks, among other things: a declaration that the defendants conspired and agreed with each other to allocate sales, territories, customers or markets for the supply of beer sold in Ontario since June 1, 2000, a declaration that Brewers Retail Inc. and the owners of Brewers Retail Inc. conspired and agreed to fix, increase and/or maintain the fees charged by The Beer Store to other competitive brewers who wished to sell their products through The Beer Store, a declaration that the parties conspired to impose higher/differential prices to Ontario licensees (on-trade) for beer, which the claimants allege is illegal under the Liquor Control Act and a declaration that The Beer Store was not permitted by law to charge "licensee" prices that are in excess of retail prices for beer. The claimants are seeking damages not exceeding 1.4 billion Canadian dollar (1.0 billion US dollar), punitive, exemplary and aggravated damages of 5 million Canadian dollar (4m US dollar) and disgorgement of certain revenues. The company believes that there are strong defenses and, accordingly, has not recorded any provision in connection therewith.
2009 DISPOSITIONS PENSION LITIGATION
On 1 December 2009, AB InBev and several of its related companies were sued in Federal Court in the Eastern District of Missouri in a lawsuit styled Richard F. Angevine v. AB InBev, et al. The plaintiff sought to represent a class of certain employees of Busch Entertainment Corporation, which was divested on 1 December 2009, and the four Metal Container Corporation plants which were divested on 1 October 2009. He also sought to represent certain employees of any other subsidiary of Anheuser-Busch Companies, Inc. (ABC) which were divested on 1 October 2009. The lawsuit contained claims that the class was entitled to enhanced retirement benefits under sections 4.3 and 19.11(f) of the Anheuser-Busch Companies' Salaried Employees' Pension Plan (the "Plan"). Specifically, plaintiff alleged that the divestitures resulted in his "involuntary termination" from "ABC and its operating division and subsidiaries" within three years after the 18 November 2008 ABC/InBev merger, which allegedly triggered the enhanced benefits under the Plan. The lawsuit claimed that by failing to provide the class members with these enhanced benefits, AB InBev, et al. breached their fiduciary duties under ERISA. The complaint sought punitive damages and attorneys' fees. On 16 July 2010, the Court ruled that the claims for breach of fiduciary duty and punitive damages were not proper. The Court also found that Angevine did not exhaust his administrative remedies, which was required before filing a lawsuit. Angevine filed an appeal of this ruling with the Eighth Circuit Court of Appeals. On 22 July 2011, the Court of Appeals affirmed the decision of the lower court.  No further appeals were filed.

On 15 September 2010, AB InBev and several of its related companies were sued in Federal Court for the Southern District of Ohio in a lawsuit entitled Rusby Adams et al. v. AB InBev et al. This lawsuit was filed by four employees of Metal Container Corporation’s facilities (“MCC”) in Columbus, Ohio, Gainesville, Florida, and Ft. Atkinson, Wisconsin that were divested on 1 October 2009. Similar to the Angevine lawsuit, these plaintiffs sought to represent a class of participants of the Anheuser-Busch Companies’ Inc. Salaried Employees’ Pension Plan (the “Plan”) who had been employed by subsidiaries of Anheuser-Busch Companies, Inc. that had been divested during the period of 18 November 2008 and 17 November 2011. The plaintiffs also alleged claims similar to the Angevine lawsuit: (1) that they were entitled to benefits under section 19.11(f) of the Plan; and (2) that the denial of benefits was a breach of fiduciary duty. AB InBev believed that it had defenses to these claims, and filed a motion to dismiss. On 25 April 2011, the Court dismissed the breach of fiduciary duty claims, and the only remaining claim was for benefits under section 19.11(f). On 28 March 2012, the Court certified that the case could proceed as a class action comprised of former employees of the divested MCC operations. On 9 January 2013, the Court granted AB InBev’s motion for Judgment on the Administrative Record. The plaintiffs appealed this decision on 5 February 2013. On 11 July 2014, the Court of Appeals for the 6th Circuit reversed the lower court and remanded the case for judgment against AB InBev. On 16 September 2014, AB InBev’s Motion for Rehearing En Banc was denied. A Final Order and Judgment was then entered by the District Court on 24 December 2014, which ordered the Plan to provide the enhanced pension benefit under Section 19.11(f) to members of the certified class. The company believes that the total amount of the enhanced pension benefit is approximately 7 million US dollar. Plaintiffs’ counsel has received approximately 0.8 million US dollar in legal fees.

On 10 January 2012, a class action complaint asserting claims very similar to those asserted in the Angevine lawsuit was filed in Federal Court for the Eastern District of Missouri, styled Nancy Anderson et al. v. Anheuser-Busch Companies Pension Plan et al. Unlike the Angevine case, however, the plaintiff in this matter alleges complete exhaustion of all administrative remedies. The company filed a motion to dismiss on 9 October 2012. This was still pending when the Court allowed the complaint to be amended on 19 November 2012 to name four new plaintiffs. AB InBev filed a motion to dismiss on 17 December 2012. While this motion was pending, on 11 March 2013 the Court consolidated the case with the Knowlton case (see below) which had been transferred from California to Missouri.

On 10 October 2012, another class action complaint was filed against Anheuser-Busch Companies, LLC, Anheuser-Busch Companies Pension Plan, Anheuser-Busch Companies Pension Plan Appeals Committee and the Anheuser-Busch Companies

Pension Plans Administrative Committee by Brian Knowlton, an employee of the divested Busch Entertainment Corporation (“BEC”).  This complaint, filed in Federal Court in the Southern District of California, was amended on 12 October 2012. Like the other lawsuits, it claims that the employees of any divested assets were entitled to enhanced retirement benefits under section 19.11(f) of the Plan. However, it specifically excludes the divested Metal Container Corporation facilities that have been included in the Adams class action. On 6 November 2012, the plaintiffs filed a motion asking the court to move the Anderson case to California to join it with the Knowlton case for discovery. The company filed a motion to dismiss/motion to transfer the case to Missouri on 12 November 2012, which was granted on 30 January 2013. As outlined above, on 11 March 2013, the Knowlton case was then consolidated in Missouri with the Anderson case. On 19 April 2013 a consolidated complaint was filed, and a Motion to Dismiss was filed by the company on 10 May 2013. On 30 October 2013, the court dismissed the breach of fiduciary claims, and an answer was filed on 13 November 2013. On 19 November 2013, plaintiffs amended one count of the consolidated complaint. On 16 May 2014, the Court granted class certification. The class consists of divested BEC employees. On 10 November 2014, Plaintiffs filed a Motion for Judgment on the Pleadings based on the decision by the Sixth Circuit Court of Appeals in the Adams case. On 8 July 2015, the Court issued an order of partial judgment on the pleadings, holding that the employees of BEC were entitled to enhanced retirement benefits under the Plan. The 8 July 2015 Order, however, was not a final, appealable order. On 21 August 2015, the company filed a motion seeking entry of a final, appealable order, as well as, a stay pending appeal and that motion was granted on 9 October 2015. The company subsequently appealed. That appeal remains pending. The company believes that the total amount of the enhanced pension benefit at issue in this case is approximately 66 million US dollar.

31.	RELATED PARTIES
TRANSACTIONS WITH DIRECTORS AND EXECUTIVE BOARD MANAGEMENT MEMBERS (KEY MANAGEMENT PERSONNEL)
In addition to short-term employee benefits (primarily salaries) AB InBev’s executive board management members are entitled to post-employment benefits. More particular, members of the executive board of management participate in the pension plan of their respective country – see also Note 23 Employee Benefits. Finally, key management personnel are eligible for the company’s share option; restricted stock and/or share swap program (refer Note 24 Share-based Payments). Total directors and executive board management compensation included in the income statement can be detailed as follows:

	2015			2014	2013
Million US dollar	Directors	Executive board management	Directors	Executive board management	Directors	Executive board management

Short-term employee benefits	3	25	2	21	2	22
Post-employment benefits	-	2	-	2	-	2
Other long-term employee benefits	-	-	-	1	-	-
Share-based payments	2	65	3	73	3	66
	5	91	5	97	5	90

Directors’ compensation consists mainly of directors’ fees.
During 2015, AB InBev entered into the following transactions through Grupo Modelo and its subsidiaries:

•
The acquisition of information technology and infrastructure services for a consideration of approximately 5m US dollar from a company in which one of the company’s Board Member had significant influence as of 31 December 2015;

•	The acquisition of sponsorship rights, lease and other agreements for an aggregated consideration of 5m US dollar from companies owned by one of the company’s Board Member as of 31 December 2015.
With the exception of the abovementioned transactions, key management personnel were not engaged in any transactions with AB InBev and did not have any significant outstanding balances with the company.
JOINTLY CONTROLLED ENTITIES
Significant interests in joint ventures include three entities in Brazil, one in Mexico and two in Canada. None of these joint ventures are material to the company. Aggregate amounts of AB InBev’s interest are as follows:

Million US dollar	2015	2014	2013

Non-current assets	2	2	101
Current assets	5	4	57
Non-current liabilities	2	-	67
Current liabilities	5	5	115
Result from operations	(1)	6	24
Profit attributable to equity holders of AB InBev	-	3	11

TRANSACTIONS WITH ASSOCIATES
AB InBev’s transactions with associates were as follows:

Million US dollar	2015	2014	2013

Gross profit	(77)	(92)	31
Current assets	2	2	6
Current liabilities	25	11	32
TRANSACTIONS WITH PENSION PLANS
AB InBev’s transactions with pension plans mainly comprise 12m US dollar other income from pension plans in US and 1m US dollar other income from pension plans in Brazil.
TRANSACTIONS WITH GOVERNMENT-RELATED ENTITIES
AB InBev has no material transactions with government-related entities.

32.	SUPPLEMENTAL GUARANTOR FINANCIAL INFORMATION
The following guarantor financial information is presented to comply with U.S. SEC disclosure requirements of Rule 3‑10 of Regulation S-X.
The issuances or exchanges of securities described below are related to securities issued by Anheuser-Busch Worldwide Inc. (prior to 2013) and Anheuser-Busch InBev Finance Inc. (from 2013 onwards), and in each case fully and unconditionally guaranteed by AB InBev SA/NV (the “Parent Guarantor”). Each such security is also jointly and severally guaranteed by Anheuser‑Busch Companies, LLC, BrandBrew S.A., Brandbev S.à r.l. and Cobrew NV/SA (the “Other Subsidiary Guarantors”), and in respect of debt issued from 2013 onwards, by Anheuser-Busch Worldwide Inc.. In December 2012 the guarantee structure of securities listed previously issued by Anheuser-Busch Worldwide Inc. was amended to accede Anheuser-Busch InBev Finance Inc. as a subsidiary guarantor of such securities.

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On 13 October 2009, Anheuser-Busch InBev Worldwide Inc. issued (i) 1.5 billion US dollar principal amount of 3.0% unsecured notes due 2012, (ii) 1.25 billion US dollar principal amount of 4.125% unsecured notes due 2015, (iii) 2.25 billion US dollar principal amount of 5.375% unsecured notes due 2020 and (iv) 0.5 billion US dollar principal amount of 6.375% unsecured notes due 2040 (collectively the “October Notes”). The October Notes were exchanged for publicly registered notes on 8 February 2010.

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On 24 March 2010, Anheuser-Busch Worldwide Inc. issued (i) 1.0 billion US dollar principal amount of 2.5% unsecured notes due 2013, (ii) 0.75 billion US dollar principal amount 3.625% unsecured notes due 2015, (iii) 1.0 billion US dollar principal amount of 5.0% due 2020 and (iv) 0.5 billion US dollar bearing interest at a floating rate of 3 month US dollar LIBOR plus 0.73% due 2013 (collectively the “March Notes”). These Notes were exchanged for publicly registered notes on 5 August 2010.

•	On 10 November 2010, Anheuser-Busch InBev Worldwide Inc. issued 0.75 billion Brazilian real principal amount of 9.75% notes due 2015.

•
On 24 January 2011, AB InBev Worldwide Inc. issued a series of notes in an aggregate principal amount of 1.65 billion, consisting of 0.65 billion US dollar aggregate principal amount of floating rate notes due 2014, 0.5 billion US dollar aggregate principal amount of fixed rate notes due 2016 and 0.5 billion US dollar aggregate principal amount of fixed rate notes due 2021. The notes bear interest at an annual rate of 55 basis points above three‑month LIBOR for the floating rate notes, 2.875% for the 2016 notes, and 4.375% for the 2021 notes. The notes will mature on 27 January 2014 in the case of the floating rate notes, 15 February 2016 in the case of the 2016 notes and 15 February 2021 in the case of the 2021 notes. The issuance closed on 27 January 2011.

•
On 11 February 2011, Anheuser-Busch InBev Worldwide Inc. announced that it had filed a Registration Statement on Form F-4 with the United States Securities and Exchange Commission (“SEC”) seeking to undertake an exchange offer of (i) 1.25 billion US dollar principal amount of 7.2 % notes due 2014, (ii) 2.5 billion US dollar principal amount of 7.75 % notes due 2019, (iii) 1.25 billion US dollar principal amount of 8.2 % notes due 2039 (collectively the “January Notes”) and (iv) 1.55 billion US dollar principal amount of 5.375 % notes due 2014, (v) 1.0 billion US dollar principal amount of 6.875 % notes due 2019, and (vi) 0.45 billion US dollar principal amount of 8.0 % notes due 2039 (collectively the “May Notes”) . Anheuser-Busch InBev Worldwide would offer to exchange unregistered notes which have been privately issued under Rule 144A for freely tradable notes registered under the Securities Act of 1933 with otherwise substantially the same terms and conditions. The exchange offer closed on 14 March 2011.

•
On 19 May 2011, Anheuser-Busch InBev Worldwide Inc. announced that it has provided the holders of the 7.20% notes due 2014 (“Notes”) notice of its intention to redeem the outstanding 1.25 billion US dollar principal amount of the Notes, effective 20 June 2011. The Notes were originally issued on 12 January 2009 under the Base Indenture dated 12 January 2009 and the First Supplemental Indenture of the same date between Anheuser-Busch InBev Worldwide Inc. and The Bank of New York Mellon, as trustee. Such notes were exempt from registration under the Securities Act of 1933, as amended (“Securities Act”) and were voluntarily exchanged by Anheuser-Busch InBev Worldwide Inc. for freely tradable notes registered under the Securities Act with otherwise substantially identical terms and conditions in a tender offer that closed on 14 March 2011. The redemption closed on 20 June 2011.

•
On 14 July 2011, Anheuser-Busch InBev Worldwide Inc. issued 1.05 billion US dollar aggregate principal amount of bonds, consisting of 300 million US dollar aggregate principal amount of floating rate notes due 2014 and 750 million US dollar aggregate principal amount of fixed rate notes due 2014. The notes will bear interest at an annual rate of 36 basis points above three-month LIBOR for the floating rate notes and 1.50% for the fixed rate notes.

•
On 16 July 2012, Anheuser-Busch InBev Worldwide Inc., issued 7.5 billion US dollar aggregate principal amount of bonds, consisting of 1.5 billion US dollar aggregate principal amount of fixed rate notes due 2015, 2.0 billion US dollar aggregate principal amount of fixed rate notes due 2017, 3.0 billion US dollar aggregate principal amount of fixed rate notes due 2022 and 1.0 billion US dollar aggregate principal amount of fixed rate notes due 2042. The notes will bear interest at an annual rate of 0.800% for the 2015 notes, 1.375% for the 2017 notes, 2.500% for the 2022 notes and 3.750% for the 2042 notes.

•
On 17 January 2013, Anheuser-Busch InBev Finance Inc. issued 4.0 billion US dollar aggregated principal amount of bonds, consisting of 1.0 billion US dollar aggregated principal amount of fixed rate notes due 2016, 1.0 billion US dollar aggregated principal amount of fixed rate notes due 2018, 1.25 billion US dollar aggregated principal amount of fixed rate notes due 2023 and 0.75 billion US dollar aggregated principal amount of fixed rate notes due 2043. The notes will bear interest at an annual rate of 0.800% for the 2016 notes, 1.250% for the 2018 notes, 2.625% for the 2023 notes and 4.000% for the 2043 notes.

•
On 27 January 2014, Anheuser-Busch InBev Finance Inc., issued 5.25 billion US dollar aggregate principal amount of bonds, consisting of 1.2 billion US dollar aggregate principal amount of fixed rate notes due 2017; 300m US dollar aggregate principal amount of floating rate notes due 2017; 1.25 billion US dollar aggregate principal amount of fixed rate notes due 2019; 250m US dollar aggregate principal amount of floating rate notes due 2019; 1.4 billion US dollar aggregate principal amount of fixed rate notes due 2024; and 850m US dollar aggregate principal amount of fixed rate notes due 2044. The fixed rate notes will bear interest at an annual rate of 1.125% for the 2017 notes; 2.150% for the 2019 notes; 3.700% for the 2024 notes; and 4.625% for the 2044 notes. The floating rate notes will bear interest at an annual rate of 19.00 basis points above three-month LIBOR for the 2017 floating rate notes and 40.00 basis points above three-month LIBOR for the 2019 floating rate notes.

•	On 23 July 2015, Anheuser-Busch InBev Finance Inc., issued 565 million US dollar aggregated principal amount of fixed rate notes due 2045. The notes will bear interest at an annual rate of 4.60%.

The following condensed consolidating financial information presents the Condensed Consolidating Statement of Financial Position as of 31 December 2015 and 31 December 2014, the Condensed Consolidating Income Statements and Condensed Consolidating Statements of Cash Flows for the years ended 31 December 2015, 2014 and 2013 of (a) AB InBev SA/NV, (b) Anheuser-Busch Worldwide Inc. (the Issuer prior to 2013, and guarantor of notes issued by Anheuser-Busch InBev Finance Inc.), (c) Anheuser-Busch InBev Finance Inc. (the Issuer from 2013 onwards, and guarantor of notes issued by Anheuser-Busch Worldwide Inc.), (d) the Other Subsidiary Guarantors, (e) the non‑guarantor subsidiaries, (f) elimination entries necessary to consolidate the Parent with the issuer, the guarantor subsidiaries and the non-guarantor subsidiaries; and (g) the Company on a consolidated basis. Investments in consolidated subsidiaries are presented under the equity method of accounting. Separate financial statements and other disclosures with respect to the guarantor subsidiaries have not been provided as management believes the following information is sufficient, as the guarantor subsidiaries are 100% owned by the Parent and all guarantees are full and unconditional. Except as disclosed in Note 21 Changes in Equity and Earnings per Share, there are no restrictions on the Company’s ability to obtain funds from any of its direct or indirect wholly-owned subsidiaries through dividends, loans or advances.

CONDENSED CONSOLIDATING INCOME STATEMENT

For the year ended 31 December 2015 Million US dollar	AB InBev NV/SA	AB InBev Worldwide Inc	AB InBev Finance Inc	Subsidiary Guarantors	Non-Guarantors	Eliminations	Total

Revenue	104	-	-	14 097	31 059	(1 656)	43 604
Cost of sales	(72)	-	-	(6 179)	(12 542)	1 656	(17 137)
Gross profit	32	-	-	7 918	18 517	-	26 467

Distribution expenses	(3)	-	-	(1 009)	(3 246)	-	(4 258)
Sales and marketing expenses	(147)	-	-	(2 065)	(4 701)	-	(6 913)
Administrative expenses	(297)	-	-	(258)	(2 005)	-	(2 560)
Other operating income/(expenses)	542	701	-	(1 210)	1 135	-	1 168
Profit from operations	127	701	-	3 376	9 700	-	13 904

Net finance cost	(565)	(1 791)	41	(311)	1 173	-	(1 453)

Share of result of associates	-	-	-	2	8	-	10
Profit before tax	(438)	(1 090)	41	3 067	10 881	-	12 461

Income tax expense	-	659	(36)	(1 068)	(2 149)	-	(2 594)
Profit	(438)	(431)	5	1 999	8 732	-	9 867

Income from subsidiaries	8 711	1 374	-	3 484	1 410	(14 979)	-
Profit	8 273	943	5	5 483	10 142	(14 979)	9 867

Attributable to:
Equity holders of AB InBev	8 273	943	5	5 483	8 548	(14 979)	8 273
Non-controlling interest	-	-	-	-	1 594	-	1 594

For the year ended 31 December 2014 Million US dollar	AB InBev NV/SA	AB InBev Worldwide Inc	AB InBev Finance Inc	Subsidiary Guarantors	Non-Guarantors	Eliminations	Total

Revenue	-	-	-	14 345	34 111	(1 393)	47 063
Cost of sales	(4)	-	-	(6 312)	(13 833)	1 393	(18 756)
Gross profit	(4)	-	-	8 033	20 278	-	28 307

Distribution expenses	1	-	-	(969)	(3 590)	-	(4 558)
Sales and marketing expenses	(157)	-	-	(1 888)	(4 991)	-	(7 036)
Administrative expenses	(320)	-	-	(235)	(2 236)	-	(2 791)
Other operating income/(expenses)	884	815	-	(1 115)	605	-	1 189
Profit from operations	404	815	-	3 826	10 066	-	15 111

Net finance cost	(548)	(2 181)	(35)	2 175	(730)	-	(1 319)

Share of result of associates	-	-	-	3	6	-	9
Profit before tax	(144)	(1 366)	(35)	6 004	9 342	-	13 801

Income tax expense	(5)	597	17	(1 303)	(1 805)	-	(2 499)
Profit	(149)	(769)	(18)	4 701	7 537	-	11 302

Income from subsidiaries	9 365	1 797	-	2 327	1 223	(14 712)	-
Profit	9 216	1 028	(18)	7 028	8 760	(14 712)	11 302

Attributable to:
Equity holders of AB InBev	9 216	1 028	(18)	7 028	6 674	(14 712)	9 216
Non-controlling interest	-	-	-	-	2 086	-	2 086

For the year ended 31 December 2013 Million US dollar	AB InBev NV/SA	AB InBev Worldwide Inc	AB InBev Finance Inc	Subsidiary Guarantors	Non-Guarantors	Eliminations	Total

Revenue	-	-	-	14 309	30 106	(1 220)	43 195
Cost of sales	(4)	-	-	(6 383)	(12 427)	1 220	(17 594)
Gross profit	(4)	-	-	7 926	17 679	-	25 601

Distribution expenses	-	-	-	(915)	(3 146)	-	(4 061)
Sales and marketing expenses	(110)	-	-	(1 681)	(4 167)	-	(5 958)
Administrative expenses	(340)	-	-	(263)	(1 936)	-	(2 539)
Other operating income/(expenses)	800	835	-	(1 466)	821	-	990
Fair value adjustments	-	-	-	6 415	(5)	-	6 410
Profit from operations	346	835	-	10 016	9 246	-	20 443

Net finance cost	(508)	(2 152)	(63)	2 454	(1 934)	-	(2 203)

Share of result of associates	-	-	-	277	17	-	294
Profit before tax	(162)	(1 317)	(63)	12 747	7 329	-	18 534

Income tax expense	19	594	30	(1 259)	(1 400)	-	(2 016)
Profit	(143)	(723)	(33)	11 488	5 929	-	16 518

Income from subsidiaries	14 537	8 164	-	781	637	(24 119)	-
Profit	14 394	7 441	(33)	12 269	6 566	(24 119)	16 518

Attributable to:
Equity holders of AB InBev	14 394	7 441	(33)	12 269	4 442	(24 119)	14 394
Non-controlling interest	-	-	-	-	2 124	-	2 124

CONDENSED CONSOLIDATING STATEMENT OF FINANCIAL POSITION

As at 31 December 2015 Million US dollar	AB InBev NV/SA	AB InBev Worldwide Inc	AB InBev Finance Inc	Subsidiary Guarantors	Non-Guarantors	Eliminations	Total

ASSETS
Non-current assets
Property, plant and equipment	80	-	-	4 895	13 977	-	18 952
Goodwill	-	-	-	32 831	32 230	-	65 061
Intangible assets	259	-	-	21 983	7 435	-	29 677
Investments in subsidiaries	78 857	56 214	-	44 555	21 778	(201 404)	-
Investments in associates	-	-	-	31	181	-	212
Deferred tax assets	-	456	-	-	1 181	(456)	1 181
Other non-current assets	6 712	13 745	9 680	38 555	19 901	(87 335)	1 258
	85 908	70 415	9 680	142 850	96 683	(289 195)	116 341

Current assets
Inventories	-	-	-	581	2 281	-	2 862
Trade and other receivables	5 388	574	1 087	17 035	11 170	(27 535)	7 719
Cash and cash equivalents	38	739	525	10 042	9 015	(13 436)	6 923
Investment securities	-	-	-	-	55	-	55
Other current assets	-	526	-	(433)	642	-	735
	5 426	1 839	1 612	27 225	23 163	(40 971)	18 294

Total assets	91 334	72 254	11 292	170 075	119 846	(330 166)	134 635

EQUITY AND LIABILITIES
Equity
Equity attributable to equity holders of AB InBev	45 719	34 401	526	116 127	46 770	(201 406)	42 137
Minority interest	-	-	-	-	3 582	-	3 582
	45 719	34 401	526	116 127	50 352	(201 406)	45 719

Non-current liabilities
Interest-bearing loans and borrowings	34 187	33 626	9 621	11 947	41 476	(87 316)	43 541
Employee benefits	5	-	-	1 404	1 316	-	2 725
Deferred tax liabilities	-	-	12	10 014	2 391	(456)	11 961
Other non-current liabilities	149	-	-	950	1 152	(18)	2 233
	34 341	33 626	9 633	24 315	46 335	(87 790)	60 460

Current liabilities
Interest-bearing loans and borrowings	8 164	3 830	1 000	12 468	6 106	(25 656)	5 912
Income tax payable	-	-	15	2	652	-	669
Trade and other payables	1 136	397	118	6 009	15 860	(1 878)	21 642
Other current liabilities	1 974	-	-	11 154	541	(13 436)	233
	11 274	4 227	1 133	29 633	23 159	(40 970)	28 456

Total equity and liabilities	91 334	72 254	11 292	170 075	119 846	(330 166)	134 635

As at 31 December 2014[1] Million US dollar	AB InBev NV/SA	AB InBev Worldwide Inc	AB InBev Finance Inc	Subsidiary Guarantors	Non-Guarantors	Eliminations	Total

ASSETS
Non-current assets
Property, plant and equipment	63	-	-	4 959	15 241	-	20 263
Goodwill	-	-	-	32 718	38 040	-	70 758
Intangible assets	304	-	-	21 677	7 942	-	29 923
Investments in subsidiaries	72 270	58 087	-	33 351	7 011	(170 719)	-
Investments in associates	-	-	-	38	160	-	198
Deferred tax assets	-	-	3	-	1 055	-	1 058
Other non-current assets	9 265	391	10 286	44 329	6 647	(69 109)	1 809
	81 902	58 478	10 289	137 072	76 096	(239 828)	124 009

Current assets
Inventories	-	-	-	579	2 395	-	2 974
Trade and other receivables	2 267	-	75	10 526	8 914	(15 333)	6 449
Cash and cash equivalents	1 118	4	460	6 727	13 797	(13 749)	8 357
Investment securities	-	-	-	-	301	-	301
Other current assets	-	551	-	-	296	(387)	460
	3 385	555	535	17 832	25 703	(29 469)	18 541

Total assets	85 287	59 033	10 824	154 904	101 799	(269 297)	142 550

EQUITY AND LIABILITIES
Equity
Equity attributable to equity holders of AB InBev	54 257	19 947	494	105 372	40 622	(170 720)	49 972
Minority interest	-	-	-	-	4 285	-	4 285
	54 257	19 947	494	105 372	44 907	(170 720)	54 257

Non-current liabilities
Interest-bearing loans and borrowings	23 078	33 025	10 221	15 127	30 898	(68 719)	43 630
Employee benefits	6	-	-	1 596	1 448	-	3 050
Deferred tax liabilities	-	-	-	10 263	2 829	(391)	12 701
Other non-current liabilities	165	-	-	492	1 047	-	1 704
	23 249	33 025	10 221	27 478	36 222	(69 110)	61 085

Current liabilities
Interest-bearing loans and borrowings	6 048	5 379	-	5 999	3 726	(13 701)	7 451
Income tax payable	-	-	-	404	612	(387)	629
Trade and other payables	1 112	438	109	3 123	15 770	(1 630)	18 922
Other current liabilities	621	244	-	12 528	562	(13 749)	206
	7 781	6 061	109	22 054	20 670	(29 467)	27 208

Total equity and liabilities	85 287	59 033	10 824	154 904	101 799	(269 297)	142 550

[1] Reclassified to conform to the 2015 presentation.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the year ended 31 December 2015 Million US dollar	AB InBev NV/SA	AB InBev Worldwide Inc	AB InBev Finance Inc	Subsidiary Guarantors	Non-Guarantors	Eliminations	Total

OPERATING ACTIVITIES
Profit	8 273	943	5	5 483	10 142	(14 979)	9 867
Depreciation, amortization and impairment	74	-	-	727	2 352	-	3 153
Net finance cost	565	1 791	(41)	311	(1 173)	-	1 453
Income tax expense	101	(659)	36	1 068	2 048	-	2 594
Investment income	(8 711)	(1 374)	-	(3 484)	(1 410)	14 979	-
Other items	57	-	-	85	(483)	-	(341)
Cash flow from operating activities before changes in working capital and use of provisions	359	701	-	4 190	11 476	-	16 726

Working capital and provisions	(215)	550	(2)	(630)	1 669	(35)	1 337
Cash generated from operations	144	1 251	(2)	3 560	13 145	(35)	18 063

Interest paid, net	(442)	(1 845)	48	1 820	(1 122)	(68)	(1 609)
Dividends received	2 607	1 891	-	19	984	(5 479)	22
Income tax paid	(9)	-	-	(846)	(1 500)	-	(2 355)

CASH FLOW FROM OPERATING ACTIVITIES	2 300	1 297	46	4 553	11 507	(5 582)	14 121

INVESTING ACTIVITIES
Acquisition and sale of subsidiaries, net of cash acquired/disposed of	-	(2)	-	(312)	(604)	-	(918)
Acquisition of property, plant and equipment and of intangible assets	(105)	-	-	(646)	(3 998)	-	(4 749)
Net of tax proceeds from the sale of assets held for sale	-	-	-	244	153	-	397
Net proceeds/(acquisition) of other assets	-	-	-	44	173	-	217
Net proceeds from sale/(acquisition) of investment in short-term debt securities	-	-	-	-	169	-	169
Net repayments/(payments) of loans granted	(13 496)	508	(565)	598	(10 284)	23 193	(46)
CASH FLOW FROM INVESTING ACTIVITIES	(13 601)	506	(565)	(72)	(14 391)	23 193	(4 930)

FINANCING ACTIVITIES
Intra-group capital reimbursements	156	-	22	3 294	(3 472)	-	-
Proceeds from borrowings	19 965	24 078	565	6 933	12 163	(47 467)	16 237
Payments on borrowings	(3 553)	(24 869)	(3)	(3 845)	(7 807)	24 297	(15 780)
Other financing activities	159	(33)	(1)	(2 353)	1 456	-	(772)
Share buy back	(1 000)	-	-	-	-	-	(1 000)
Dividends paid	(6 586)	-	-	(3 370)	(3 489)	5 479	(7 966)
CASH FLOW FROM FINANCING ACTIVITIES	9 141	(824)	583	659	(1 149)	(17 691)	(9 281)

Net increase/(decrease) in cash and cash equivalents	(2 160)	979	64	5 140	(4 033)	(80)	(90)

Cash and cash equivalents less bank overdrafts at beginning of year	502	(240)	460	(5 789)	13 383	-	8 316
Effect of exchange rate fluctuations	(174)	-	1	(451)	(772)	80	(1 316)

Cash and cash equivalents less bank overdrafts at end of year	(1 832)	739	525	(1 100)	8 578	-	6 910

For the year ended 31 December 2014[1] Million US dollar	AB InBev NV/SA	AB InBev Worldwide Inc	AB InBev Finance Inc	Subsidiary Guarantors	Non-Guarantors	Eliminations	Total

OPERATING ACTIVITIES
Profit	9 216	1 028	(18)	7 028	8 760	(14 712)	11 302
Depreciation, amortization and impairment	91	-	-	688	2 574	-	3 353
Net finance cost	548	2 181	35	(2 177)	732	-	1 319
Income tax expense	5	(597)	(17)	1 303	1 805	-	2 499
Investment income	(9 365)	(1 797)	-	(2 327)	(1 223)	14 712	-
Other items	59	1	-	(158)	(44)	-	(142)
Cash flow from operating activities before changes in working capital and use of provisions	554	816	-	4 357	12 604	-	18 331

Working capital and provisions	103	873	2	(1 527)	830	76	357
Cash generated from operations	657	1 689	2	2 830	13 434	76	18 688

Interest paid, net	(467)	(2 176)	29	2 267	(1 767)	(89)	(2 203)
Dividends received	3 945	4 100	-	2 826	2 524	(13 365)	30
Income tax paid	(5)	-	-	(667)	(1 699)	-	(2 371)

CASH FLOW FROM OPERATING ACTIVITIES	4 130	3 613	31	7 256	12 492	(13 378)	14 144

INVESTING ACTIVITIES
Acquisition and sale of subsidiaries, net of cash acquired/disposed of	-	(3)	-	(146)	(6 551)	-	(6 700)
Acquisition of property, plant and equipment and of intangible assets	(85)	-	-	(468)	(3 842)	-	(4 395)
Net of tax proceeds from the sale of assets held for sale	-	-	-	-	(65)	-	(65)
Net proceeds/(acquisition) of other assets	-	-	-	54	234	-	288
Net proceeds from sale/(acquisition) of investment in short-term debt securities	-	-	-	-	(187)	-	(187)
Net repayments/(payments) of loans granted	(7 813)	-	(5 250)	(1 945)	(7 255)	22 262	(1)
CASH FLOW FROM INVESTING ACTIVITIES	(7 898)	(3)	(5 250)	(2 505)	(17 666)	22 262	(11 060)

FINANCING ACTIVITIES
Intra-group capital reimbursements	404	-	250	(135)	(519)	-	-
Proceeds from borrowings	16 868	6 657	5 250	2 095	9 681	(22 169)	18 382
Payments on borrowings	(4 710)	(7 966)	(30)	(967)	(1 384)	(102)	(15 159)
Other financing activities	298	-	(7)	(1 004)	943	-	230
Dividends paid	(5 420)	(2 510)	-	(6 600)	(6 235)	13 365	(7 400)
CASH FLOW FROM FINANCING ACTIVITIES	7 440	(3 819)	5 463	(6 611)	2 486	(8 906)	(3 947)

Net increase/(decrease) in cash and cash equivalents	3 672	(209)	244	(1 860)	(2 688)	(22)	(863)

Cash and cash equivalents less bank overdrafts at beginning of year	(3 101)	(31)	216	(3 449)	16 198	-	9 833
Effect of exchange rate fluctuations	(69)	-	-	(480)	(127)	22	(654)

Cash and cash equivalents less bank overdrafts at end of year	502	(240)	460	(5 789)	13 383	-	8 316

[1] Reclassified to conform to the 2015 presentation.

For the year ended 31 December 2013[1] Million US dollar	AB InBev NV/SA	AB InBev Worldwide Inc	AB InBev Finance Inc	Subsidiary Guarantors	Non-Guarantors	Eliminations	Total

OPERATING ACTIVITIES
Profit	14 394	7 441	(33)	12 269	6 566	(24 119)	16 518
Depreciation, amortization and impairment	87	-	-	717	2 181	-	2 985
Net finance cost	508	2 152	63	(2 454)	1 934	-	2 203
Income tax expense	(19)	(594)	(30)	1 258	1 401	-	2 016
Investment income	(14 537)	(8 164)	-	(781)	(637)	24 119	-
Revaluation of initial investment in Grupo Modelo	-	-	-	(6 415)	-	-	(6 415)
Other items	82	-	-	(63)	(88)	-	(69)
Cash flow from operating activities before changes in working capital and use of provisions	515	835	-	4 531	11 357	-	17 238

Working capital and provisions	103	1 598	4	(1 779)	229	58	213
Cash generated from operations	618	2 433	4	2 752	11 586	58	17 451

Interest paid, net	(550)	(2 143)	13	1 855	(1 129)	37	(1 917)
Dividends received	2 503	2 000	-	610	1 507	(6 014)	606
Income tax paid	(2)	-	(1)	(827)	(1 446)	-	(2 276)

CASH FLOW FROM OPERATING ACTIVITIES	2 569	2 290	16	4 390	10 518	(5 919)	13 864

INVESTING ACTIVITIES
Acquisition and sale of subsidiaries, net of cash acquired/disposed of	-	(3)	-	(1 008)	(16 386)	-	(17 397)
Acquisition of property, plant and equipment and of intangible assets	(112)	-	-	(410)	(3 347)	-	(3 869)
Net of tax proceeds from the sale of assets held for sale	-	-	-	-	4 002	-	4 002
Net proceeds from sale/(acquisition) of investment in short-term securities	3 774	2 864	-	-	69	-	6 707
Net proceeds/(acquisition) of other assets	-	-	-	19	225	-	244
Net repayments/(payments) of loans granted	(8 722)	-	(5 160)	(53 749)	(40 500)	108 262	131
CASH FLOW FROM INVESTING ACTIVITIES	(5 060)	2 861	(5 160)	(55 148)	(55 937)	108 262	(10 182)

FINANCING ACTIVITIES
Intra-group capital reimbursements	3 504	(1 500)	250	423	(2 677)	-	-
Proceeds from borrowings	21 887	2 546	5 197	48 730	65 960	(121 856)	22 464
Payments on borrowings	(17 430)	(5 090)	(53)	(4 219)	(4 653)	13 439	(18 006)
Cash received for deferred shares instrument	-	-	-	-	1 500	-	1 500
Other financing activities	270	-	(34)	1 145	(844)	-	537
Dividends paid	(4 918)	(1 500)	-	(4 130)	(1 719)	6 014	(6 253)
CASH FLOW FROM FINANCING ACTIVITIES	3 313	(5 544)	5 360	41 949	57 567	(102 403)	242

Net increase/(decrease) in cash and cash equivalents	822	(393)	216	(8 809)	12 148	(60)	3 924

Cash and cash equivalents less bank overdrafts at beginning of year	(3 579)	362	-	4 760	5 508	-	7 051
Effect of exchange rate fluctuations	(344)	-	-	600	(1 458)	60	(1 142)

Cash and cash equivalents less bank overdrafts at end of year	(3 101)	(31)	216	(3 449)	16 198	-	9 833

[1] Reclassified to conform to the 2015 presentation.

33.	EVENTS AFTER THE BALANCE SHEET DATE
BOND ISSUANCE
On 25 January 2016 Anheuser-Busch InBev Finance Inc., a subsidiary of Anheuser-Busch InBev SA/NV, issued 46 billion US dollar aggregate principal amount of bonds. The bonds comprise the following series: 4.0 billion US dollar aggregate principal amount of fixed rate Notes due 1 February 2019 bearing interest at an annual rate of 1.900%; 7.5 billion US dollar aggregate principal amount of fixed rate Notes due 1 February 2021 bearing interest at an annual rate of 2.650%; 6.0 billion US dollar aggregate principal amount of fixed rate Notes due 1 February 2023 bearing interest at an annual rate of 3.300%; 11.0 billion US dollar aggregate principal amount of fixed rate Notes due 1 February 2026 bearing interest at an annual rate of 3.650%; 6.0 billion US dollar aggregate principal amount of fixed rate Notes due 1 February 2036 bearing interest at an annual rate of 4.700%; 11.0 billion US dollar aggregate principal amount of fixed rate Notes due 1 February 2046 bearing interest at an annual rate of 4.900%; and 0.5 billion US dollar aggregate principal amount of floating rate Notes due 1 February 2021 bearing interest at an annual rate of 126 basis points above three-month LIBOR.

Substantially all of the net proceeds of the offering will be used to fund a portion of the purchase price for the Combination with SABMiller and related transactions. The remainder of the net proceeds will be used for general corporate purposes.

The 2019 notes, the 2021 fixed and floating rate notes, the 2023 notes and the 2026 notes will be subject to a special mandatory redemption at a redemption price equal to 101% of the initial price of such notes, plus accrued and unpaid interest to, but not including the special mandatory redemption date if the Combination is not consummated on or prior to 11 November 2016 (which date is extendable at the option of the Issuer to 11 May 2017) or if, prior to such date, AB InBev announces the withdrawal or lapse of the Combination and that it is no longer pursuing the Combination.

On 29 January 2016 Anheuser-Busch InBev Finance Inc., a subsidiary of Anheuser-Busch InBev SA/NV, issued 1.47 billion US dollar aggregate principal amount of fixed rate Notes due 2046. The Notes will bear interest at an annual rate of 4.915%.

PARTIAL CANCELATION OF THE 75.0 BILLION US DOLLAR COMMITTED SENIOR ACQUISITION FACILITIES
On 27 January 2016, AB InBev announced that it had cancelled 42.5 billion US dollar of the 75.0 billion US dollar Committed Senior Acquisition Facilities following the bond issuances described above. Upon receipt of the net proceeds of the 46 billion US dollar offering, the company was required to cancel the Bridge to Cash / DCM Facilities A & B totaling 30 billion US dollar. Additionally, the company chose to make a voluntary cancellation of 12.5 billion US dollar of the Term Facility A as permitted under the terms of the Committed Senior Acquisition Facilities. It is intended that the net proceeds from the announced sale of both SABMiller’s interests in MillerCoors and the global Miller brand, and certain other future disposals, will be used to pay down and cancel the Disposal Bridge Facility in due course.

ARGENTINA PESO DEVALUATION
In December 2015, the Argentinean peso underwent a severe devaluation. In 2015, the Argentinean operations represented 4.8% of the company’s consolidated revenue and 5.5% of the company’s consolidated normalized EBITDA. The 2015 Argentinean full year results were translated at an average rate of 9.1017 Argentinean pesos per US dollar. The 2015 devaluation, and further devaluations in the future, if any, is expected to decrease the company’s net assets in Argentina, with a balancing entry in the equity of the company. The translation of results and cash flows of the company’s Argentinean operations are also expected to be impacted.

SABMILLER’S EUROPEAN BUSINESS
On 3 December 2015, in line with its commitment to proactively address potential regulatory considerations, Anheuser-Busch InBev SA/NV announced that it was exploring the sale of certain of SABMiller’s European premium brands and related businesses.

On 10 February 2016, AB InBev announced that it had received a binding offer from Asahi Group Holdings, Ltd (“Asahi”) to acquire certain of SABMiller’s European premium brands and related business. The offer values the Peroni, Grolsch, and Meantime brand families and associated businesses in Italy, the Netherlands, UK and internationally at 2 550m euro on a debt free/cash free basis. The parties have now commenced the relevant employee information and consultation processes, during which time AB InBev has agreed to a period of exclusivity with Asahi in respect of these brands and businesses.

Asahi’s offer is conditional on the successful closing of the recommended acquisition of SABMiller by AB InBev, as announced on 11 November 2015.

SABMILLER’S INTEREST IN CHINA RESOURCES SNOW BREWERIES LTD.
On 3 March 2016, AB InBev announced that it has entered into an agreement to sell SABMiller’s 49% interest in China Resources Snow Breweries Ltd. (“CR Snow”) to China Resources Beer (Holdings) Co. Ltd. (“CRB”), which currently owns 51% of CR Snow. This announcement represents the next step in AB InBev’s continued commitment to proactively address regulatory considerations in its recommended acquisition of SABMiller. The agreement values SABMiller’s 49% stake in CR Snow at 1.6 billion US dollar. The transaction has been approved by the Board of CRB as well as by its majority shareholder and thus no extraordinary general meeting will be required for approval. Upon completion of the transaction, CR Snow will become a direct wholly-owned subsidiary of CRB.

The agreement with CRB is conditional on the successful closing of the recommended acquisition of SABMiller by AB InBev as announced on 11 November 2015, which itself contains certain regulatory pre-conditions and conditions. In addition, this agreement is subject to any applicable regulatory approval in China, and AB InBev and CRB will work closely together through any such process. CRB’s acquisition of SABMiller’s stake in CR Snow is expected to close in conjunction with AB InBev’s acquisition of SABMiller.

34.	AB INBEV COMPANIES
Listed below are the most important AB InBev companies. A complete list of the company’s investments is available at AB InBev NV, Brouwerijplein 1, B-3000 Leuven, Belgium. The total number of companies consolidated (fully, proportional and equity method) is 485.
LIST OF MOST IMPORTANT FULLY CONSOLIDATED COMPANIES

NAME AND REGISTERED OFFICE OF FULLY CONSOLIDATED COMPANIES	% OF ECONOMIC INTEREST AS AT 31 DECEMBER 2015

ARGENTINA
CERVECERIA Y MALTERIA QUILMES SAICA y G - Charcas 5160 - C1425BOF - Buenos Aires	61.83

BELGIUM
AB INBEV NV – Grote Markt 1 - 1000 - Brussel	Consolidating Company
BRASSERIE DE L'ABBAYE DE LEFFE S.A. - Place de l'Abbaye 1 - 5500 - Dinant	98.54
BROUWERIJ VAN HOEGAARDEN N.V. - Stoopkensstraat 46 - 3320 - Hoegaarden	100.00
COBREW N.V. - Brouwerijplein 1 - 3000 - Leuven	100.00
INBEV BELGIUM N.V. - Industrielaan 21 - 1070 - Brussel	100.00

BOLIVIA
CERVECERIA BOLIVIANA NACIONAL S.A. - Av. Montes 400 and Chuquisaca No. 121, Zona Challapampa - La Paz	53.63

BRAZIL
AMBEV S.A. - Rua Dr Renato Paes de Barros, 1017, 3° andar, Itaim Bibi - CEP 04530-001 - São Paulo	61.98

CANADA
LABATT BREWING COMPANY LIMITED - 207 Queen's Quay West, Suite 299 - M5J 1A7 - Toronto	61.98

CHILE
CERVECERIA CHILE S.A. - Av. Presidente Eduardo Frei Montalva 9600 - 8700000 - Quilicura	61.98

CHINA
ANHEUSER-BUSCH INBEV (WUHAN) BREWING COMPANY LIMITED - Shangshou, Qin Duan Kou, Hanyang Area - 430051 - Wuhan, Hubei Province	97.06
ANHEUSER-BUSCH INBEV (HARBIN) SALES COMPANY LTD. - 20 Youfang Street, Xiangfang District - 150030 - Harbin City, Heilongjiang Province	100.00
ANHEUSER-BUSCH INBEV (ZHOUSHAN) BREWERY CO. LTD. - 1 Linggang Yi Road - Zhou Shan City, Zhejiang Province	100.00
INBEV BAISHA (HUNAN) BREWERY CO. LTD. - 304 Shaozhong Middle Road - 410000 - Changsha City, Hunan Province	100.00
INBEV DOUBLE DEER BREWING GROUP CO. LTD. - 419 Wu Tian Street - Wenzhou City, Zhejiang Province	55.00
INBEV JINLONGQUAN (HUBEI) BREWERY CO. LTD. - 89 Jin Long Quan Avenue - Jingmen City, Hubei Province	60.00
INBEV JINLONGQUAN (XIAOGAN) BREWERY CO. LTD. - 198 Chengzhan Road - Xiaogan City, Hubei Province	60.00
INBEV KK (NINGBO) BREWERY CO LTD. - YinJiang Town, Yin Zhou District - 315000 - Ningbo City, Zhejiang Province	100.00
ANHEUSER-BUSCH INBEV SEDRIN BREWERY CO. LTD. - 660 Gong Ye Road, Hanjiang District - 351111 - Putian City, Fujian Province	100.00
ANHEUSER-BUSCH INBEV (TAIZHOU) BREWERY CO. LTD. - 159 Qi Xia East Road, Chengguan Town, Tiantai County - 317200 - Taizhou Cithy, Zhejiang Province	100.00
ANHEUSER-BUSCH INBEV (NINGBO) BREWERY CO. LTD. - YinJiang Town, Yin Zhou District - 315000 - Ningbo City, Zhejiang Province	100.00
ANHEUSER-BUSCH INBEV (NANJING) BREWERY CO. LTD. - Qiliqiao Pukou District - 211800 - Nanjing City, Jiangsu Province	100.00
Siping Ginsber Draft Beer Co Ltd-XianMaQuan area,TieDong district,ShiPing city, JiLin province,Hebei, China	100.00
ANHEUSER-BUSCH INBEV BIG BOSS (JIANGSU) BREWERY CO. LTD. - 666 Zhaoxia Road - Nantong City, Jiangsu Province	100.00
ANHEUSER-BUSCH INBEV BIG BOSS (YANCHENG) BREWERY CO. LTD. - West of Nanhuan Road, Industry District, Dazhong Town - Dafeng City, Jiangsu Province	100.00
ANHEUSER-BUSCH INBEV BIG BOSS (SUZHOU) BREWERY CO. LTD. - 12, East Traffic Road, Lili Town, Wujiang District - Suzhou City, Jiangsu Province	100.00

COLOMBIA
BOGOTA BEER COMPANY BBC S.A.S. - Avenida Carrera 24 85A-47 - Bogota	61.98

CZECH REPUBLIC
Pivovar Samson a.s. - V parku 2326/18, Chodov, 148 00 Praha 4, Česká republika	100.00

NAME AND REGISTERED OFFICE OF FULLY CONSOLIDATED COMPANIES	% OF ECONOMIC INTEREST AS AT 31 DECEMBER 2015

DOMINICAN REPUBLIC
CERVECERIA NACIONAL DOMINICANA S.A. - Autopista 30 de Mayo Km 61/2, Distrito Nacional - A.P. 1086 - Santo Domingo	34.09

ECUADOR
COMPAÑIA CERVECERA AMBEV ECUADOR S.A. - Km 14.5 Via a Daule S/N y Av. Las Iguanas, Guayaquil	61.98

FRANCE
AB INBEV FRANCE S.A.S. - Immeuble Crystal, 38, Place Vauban - C.P. 59110 - La Madeleine	100.00

GERMANY
BRAUEREI BECK GmbH & CO. KG - Am Deich 18/19 - 28199 - Bremen	100.00
BRAUEREI DIEBELS GmbH & CO.KG - Brauerei-Diebels-Strasse 1 - 47661 - Issum	100.00
BRAUERGILDE HANNOVER AG - Hildesheimer Strasse 132 - 30173 - Hannover	100.00
HAAKE-BECK BRAUEREI GmbH & Co. KG - Am Deich 18/19 - 28199 - Bremen	99.96
HASSERÖDER BRAUEREI GmbH - Auerhahnring 1 - 38855 - Wernigerode	100.00
ANHEUSER-BUSCH INBEV GERMANY HOLDING GmbH - Am Deich 18/19 - 28199 - Bremen	100.00
SPATEN - FRANZISKANER - BRÄU GmbH - Marsstrasse 46 + 48 - 80335 - München	100.00

GRAND DUCHY OF LUXEMBOURG
BRASSERIE DE LUXEMBOURG MOUSEL - DIEKIRCH - 1, Rue de la Brasserie - L-9214 - Diekirch	95.82

INDIA
CROWN BEERS INDIA LIMITED - #8-2-684/A, ROAD NO. 12 - BANJARA HILLS, HYDERABAD 500034 - ANDHRA PRADESH	100.00
SOUTH KOREA
ORIENTAL BREWERY CO., LTD - 151, Hyeondogongdan-ro, Seowon-gu Cheongju-si, Chungcheongbuk-do, South Korea	100.00
MEXICO
GRUPO MODELO S.A.B. DE C.V. - JAVIER BARROS SIERRA N° 555 - PISO 6, TORRE ACUARIO, COLONIA ZEDEC SANTA FE - C.P. 01210 - MEXICO CITY, DISTRITO FEDERAL - ALVARO OBREGON	100.00

PARAGUAY
CERVECERIA PARAGUAYA S.A. - Ruta Villeta km 30 N 3045 - 2660 - Ypané	54.15
PERU
COMPANIA CERVECERA AMBEV PERU S.A.C. - Av. Los Laureles Mza. A Lt. 4 del Centro Poblado Menor Santa Maria de Huachipa - Lurigancho (Chosica) - Lima 15	61.98
RUSSIA
OAO SUN INBEV - 28 Moscovskaya Street, Moscow region - 141600 - Klin	99.95

THE NETHERLANDS
INBEV NEDERLAND N.V. - Ceresstraat 1 - 4811 CA - Breda	100.00
INTERBREW INTERNATIONAL B.V. - Ceresstraat 1 - 4811 CA - Breda	100.00

UKRAINE
SUN INBEV UKRAINE PJSC - 30-V Fizkultury Str., BC "Faringeit" 4th floor - 3068 - Kiev	98.29

US
ANHEUSER-BUSCH COMPANIES, LLC. - One Busch Place - St. Louis, MO 63118	100.00
ANHEUSER-BUSCH INTERNATIONAL, INC. - One Busch Place - St. Louis, MO 63118	100.00
ANHEUSER-BUSCH PACKAGING GROUP, INC. - One Busch Place - St. Louis, MO 63118	100.00

UNITED KINGDOM
BASS BEERS WORLDWIDE LIMITED - Porter Tun House, 500 Capability Green - LU1 3LS - Luton	100.00
INBEV UK LTD - Porter Tun House, 500 Capability Green - LU1 3LS - Luton	100.00

URUGUAY
CERVECERIA Y MALTERIA PAYSANDU S.A. - Cesar Cortinas, 2037 - C.P. 11500 - Montevideo	61.94

VIETNAM
ANHEUSER-BUSCH INBEV VIETNAM BREWERY COMPANY LIMITED/No.2 VSIP II-A, Street no. 28, Vietnam - Singapore II-A Industrial Park, Tan Uyen District, Binh Duong Province, Vietnam	100.00

To the Board of Directors and Shareholders of Anheuser-Busch InBev SA/NV

Report of Independent Registered Public Accounting Firm
In our opinion, based on our audits and the report of other auditors, the accompanying consolidated statements of financial position and the related consolidated statements of income, comprehensive income, changes in equity and cash flows present fairly, in all material respects, the financial position of Anheuser-Busch InBev SA/NV and its subsidiaries at 31 December 2015 and 2014, and the results of their operations and their cash flows for each of the three years in the period ended 31 December 2015 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board and in conformity with International Financial Reporting Standards as adopted by the European Union. The Company's management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the consolidated financial statements of AmBev S.A. and its subsidiaries as of and for the year ended December 31, 2015. Those statements reflect total assets of USD 23,094 million as of 31 December 2015, and total revenues of USD 14,333 million in the year then ended. The consolidated financial statements of AmBev S.A. and its subsidiaries were audited by other auditors whose reports thereon have been furnished to us, and our opinion on the consolidated financial statements expressed herein, insofar as it relates to the amounts included for AmBev S.A. and its subsidiaries is based solely on the reports of the other auditors. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits and the report of other auditors provide a reasonable basis for our opinions.

PwC Bedrijfsrevisoren BCVBA
Represented by

/s/ Koen Hens
Koen Hens
Bedrijfsrevisor Sint-Stevens-Woluwe, 14 March 2016

PwC Bedrijfsrevisoren cvba, burgerlijke vennootschap met handelsvorm - PwC Reviseurs d’Entreprises scrl, société civile à forme commerciale - Financial Assurance Services
Maatschappelijke zetel/Siège social: Woluwe Garden, Woluwedal 18, B-1932 Sint-Stevens-Woluwe
T: +32 (0)2 710 4211, F: +32 (0)2 710 4299, www.pwc.com
BTW/TVA BE 0429.501.944 / RPR Brussel - RPM Bruxelles / ING BE43 3101 3811 9501 - BIC BBRUBEBB /
RBS BE89 7205 4043 3185 - BIC ABNABEBR

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of
Ambev S.A. and Subsidiaries
Sao Paulo, Brazil
We have audited the consolidated balance sheet of Ambev S.A. and subsidiaries (the “Company”) as of December 31, 2015, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Ambev S.A. and subsidiaries as of December 31, 2015, and the results of their operations and their cash flows for the year then ended in conformity with International Financial Reporting Standards – IFRS, as issued by the International Accounting Standards Board – IASB.

/s/ Deloitte Touche Tohmatsu
DELOITTE TOUCHE TOHMATSU
Auditores Independentes
Sao Paulo, Brazil
March 14, 2016